Exhibit 1
PILLAR 3 REPORT SEPTEMBER 2023 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141

II WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT TABLE OF CONTENTS Structure of Pillar 3 Report EXECUTIVE SUMMARY 1 Introduction 4 Risk appetite and risk types 5 Controlling and managing risk 6 Group structure 11 Capital overview 13 Leverage ratio 17 Credit risk management 18 Credit risk exposures 28 Credit risk mitigation 57 Counterparty credit risk 59 Securitisation 60 Market risk 70 Interest rate risk in the banking book 75 Operational risk 77 Equity risk 79 Funding and liquidity risk management 80 Liquidity coverage ratio 81 Net stable funding ratio 82 Remuneration 84 In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise). In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars. References to ‘US$’, ‘USD’ or ‘US dollars’ are to United States dollars, references to ‘NZ$’, ‘NZD’ or ‘NZ dollars’ are to New Zealand dollars and references to GBP are to British Pound Sterling. Refer to Appendix VII for information regarding the rates of exchange between the Australian dollar and other currencies applied by the Group as part of its operating activities as at 30 September 2023, 31 March 2023 and 30 September 2022. Any discrepancies between totals and sums of components in tables contained in this report are due to rounding. In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III. Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only. Westpac Banking Corporation ABN 33 007 457 141 APPENDICES 91 Appendix I - APRA’s capital framework 91 Appendix II – Regulatory capital reconciliation 93 Appendix III – Entities included in regulatory consolidation 100 Appendix IV – Level 3 entities’ assets and liabilities 102 Appendix V – Regulatory expected loss 103 Appendix VI – APS330 quantitative requirements 104 Appendix VII – Exchange rates 107 GLOSSARY 108 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS 112 Acknowledgment of Indigenous Peoples Westpac acknowledges the First Peoples of Australia and recognises their ongoing role as Traditional Owners of the land and waters of this country, and we pay respect to Elders past and present. We extend that respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders, and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tangata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders as partners and custodians of their natural ecosystems under Te Tiriti o Waitangi. WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

1

EXECUTIVE SUMMARY

Key capital ratios

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Level 2 Regulatory capital structure			
Common equity Tier 1 capital after deductions $m	55,885	55,644	53,943
Risk weighted assets $m	451,418	452,946	477,620
Common equity Tier 1 capital ratio %	12.38	12.28	11.29
Additional Tier 1 capital ratio %	2.21	2.20	2.10
Tier 1 capital ratio %	14.59	14.48	13.39
Tier 2 capital %	5.86	5.27	5.01
Total regulatory capital ratio %	20.45	19.75	18.40
APRA leverage ratio %	5.50	5.46	5.61
Level 1 Regulatory capital structure			
Common equity Tier 1 capital after deductions $m	52,273	52,021	50,722
Risk weighted assets $m	414,293	416,254	447,010
Level 1 Common equity Tier 1 capital ratio %	12.62	12.50	11.35

APRA's revised capital framework (Basel III) became effective on 1 January 2023. A summary of the changes can be found in Appendix I. These revisions are reflected in the disclosed capital ratios at 30 September 2023 and 31 March 2023. Prior periods have not been restated with capital reported under APRA's then applicable framework.

Common equity Tier 1 (CET 1) capital ratio movement for Full Year 2023

Westpac's Level 2 CET1 capital ratio at 30 September 2023 was 12.38%, 109 basis points higher than 30 September 2022 primarily due to net profit, less payment of the 2022 final dividend (net of the dividend reinvestment plan) and the 2023 interim dividend. Total risk weighted assets (RWA) decreased from 30 September 2022 by $26.2 billion or 5.5%. Credit RWA decreased by $22.3 billion, mostly from the implementation of APRA's revised capital framework and reduced credit RWA by $23.7 billion, a 62 basis points addition to the CET1 ratio on implementation.

CET1 capital ratio movement for Second Half 2023[1] (%, basis points)


71 bps
(54 bps)
5 bps
(11 bps)
(1 bp)
12.28%
12.38%
Mar-23
Net profit
1H23 dividend
RWA movement
Capital deductions and other items
FX translation impacts
Sep-23

Westpac's Level 2 CET1 capital ratio at 30 September 2023 was 10 basis points higher than 31 March 2023. Movements included:

- Second Half 2023 net profit: 71 basis points increase;
- Payment of the 2023 interim dividend: 54 basis points reduction;
- Total RWAs: 5 basis points increase from a reduction in total RWAs from both lower credit and non-credit RWAs. The decrease in credit RWA was mainly from the impact of data refinements which have offset higher lending and credit quality deterioration. Lower non-credit RWAs include a decrease in market risk and operational risk, offsetting an increase in interest rate risk in the banking book (IRRBB) RWA;
- Capital deductions and other capital movements: reduced the ratio by 11 basis points. The main drivers were higher deductions for capitalised software and expenditure (7 basis points decrease) and other reserve movements (4 basis points decrease); and
- Foreign currency: reduction of 1 basis point from the depreciation of the A$ against the US$ partly offset by the appreciation of the A$ against the NZ$.

1. 1H23 reference refers to First Half 2023.

2 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

EXECUTIVE SUMMARY

Westpac's Level 1 CET1 capital ratio was 12.62% at 30 September 2023, 12 basis points higher than 31 March 2023 with movements in line with Level 2.

Risk Weighted Assets (RWA)

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Risk weighted assets at Level 2			
Credit risk	339,758	340,558	362,098
Market risk	11,538	15,168	9,290
Operational risk	55,175	56,900	59,063
Interest rate risk in the banking book	40,138	34,748	42,782
Other	4,809	5,572	4,387
Total RWA	**451,418**	**452,946**	**477,620**
Total Exposure at Default	**1,173,867**	**1,187,904**	**1,214,041**

Total RWA decreased by 0.34% to $451.4 billion over the half with decreases across all RWA categories other than IRRBB RWA.

Credit RWA decreased by $0.8 billion. Key movements included:

- A $5.6 billion decrease mostly due to data refinements related to Financial Institutions, Business Lending and Property Finance;
- A $2.3 billion increase from deteriorating credit quality largely reflecting an increase in delinquencies in Residential Mortgages and New Zealand, partly offset by a reduction in impaired exposures in Corporate and Business Lending;
- A $2.1 billion increase from higher lending mainly in Corporate lending and Property Finance;
- A $0.3 billion increase from counterparty credit risk and mark-to-market related credit risk primarily due to increases in the mark-to-market value of derivatives from changes in underlying foreign currency rates; and
- A $0.2 billion increase from foreign currency translation impacts from the depreciation of the A$ against the US$ partly offset by the appreciation of the A$ against the NZ$.

Non-credit RWA were $0.7 billion lower. Key movements included:

- Market RWA: $3.6 billion decrease from market risk exposure changes and lower Risks-Not-In-VaR[1];
- Operational RWA: $1.7 billion decrease related to indemnities provided as part of the exit of non-core businesses that have been settled over the half;
- IRRBB RWA: $5.4 billion increase from:
  - $3.2 billion higher regulatory embedded loss; and
  - $2.2 billion increase in the repricing and yield curve outcome from the underlying banking book position.

1. VaR refers to Value at Risk.

3 Exposure at Default Exposure at default (EAD) decreased $14.0 billion over the half. Key movements include: • A $36.5 billion decrease in Sovereign exposures, primarily due to a decrease in holdings of liquid assets reflecting a reduction in cash balances as Term Funding Facility maturities were repaid in the period; • A $19.8 billion increase mainly from higher lending in Residential Mortgages, Securitisation, Corporate lending and Property Finance asset classes; • A $1.5 billion increase in derivative exposures; and • A $1.1 billion increase from foreign currency translation impacts. Additional Tier 1 and Tier 2 During the half the Group issued A$2.9 billion of Tier 2 capital instruments and redeemed A$1.2 billion of Tier 2 instruments. The net impact of these transactions was an increase in total capital of approximately 38 basis points. There were no Additional Tier 1 capital instruments issued or redeemed. On 2 December 2021, APRA announced a requirement for domestic systemically important banks (D-SIBs) including Westpac, to increase total capital requirements by 4.5 percentage points of RWA to meet additional loss absorbing capacity. This includes an interim total capital requirement of 16.75% from 1 January 2024 and a final total capital requirement from 1 January 2026 of 18.25%. The increase in total capital is expected to be met through additional Tier 2 capital1. Leverage ratio The leverage ratio represents the amount of Tier 1 capital relative to exposure2. At 30 September 2023, Westpac’s leverage ratio was 5.50%, up 4 basis points from 31 March 2023 due to decreases in total exposures and higher Tier 1 capital. Liquidity Coverage Ratio (LCR) Westpac’s average LCR for the quarter ended 30 September 2023 was 134% (30 June 2023: 138%) well above the regulatory minimum of 100%. The decrease in the ratio was mainly due to a decrease in holdings of liquid assets reflecting a reduction in cash balances as Term Funding Facility maturities were repaid in the period. Net Stable Funding Ratio (NSFR) Westpac had an NSFR of 115% as at 30 September 2023 (30 June 2023: 118%) and continues to be above the regulatory minimum of 100%. The decrease in the ratio reflects a 3% increase in required stable funding. This has been driven by the first allocation of the Term Funding Facility maturing, as the mortgages backing the facilities are no longer used as collateral. 1. Within Westpac’s funding, this increase in total capital is likely to be offset by a decrease in long-term wholesale funding. 2. As defined under Attachment D of APS110: Capital Adequacy

4 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT INTRODUCTION Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Standardised Measurement Approach (SMA) for operational risk. In accordance with APS330 Public Disclosure, financial institutions that have received the Advanced IRB accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly. This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s capital adequacy as at 30 September 2023. In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for: • Capital instruments under Attachment B of APS330; and • The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually). Capital instruments disclosures are updated when: • A new capital instrument is issued that will form part of regulatory capital; or • A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed. 1. http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

5 RISK APPETITE AND RISK TYPES Westpac’s appetite for risk is informed by our strategic objectives and business plans, regulatory rules and ratios, and the potential for adverse outcomes that may result in material impacts on our customers, our staff, our reputation, our regulatory relationships and/or our financial position including the potential for capital and liquidity ratios to fall below target levels in stressed scenarios. Westpac distinguishes between different types of risk and takes an integrated approach toward identifying, assessing, and managing risks. The annual review of Westpac’s Risk Management Framework, which includes the Risk Management Strategy and Board Risk Appetite Statement, together with the establishment and monitoring of key controls through supporting frameworks and policies all play vital roles. Overview of key risk types • risk culture – the risk that our culture does not promote and reinforce behavioural expectations or structures to identify, understand, discuss and act on risks. Ineffective risk management could lead to poor risk awareness, risk-taking outside of risk appetite that is tolerated and a culture where key learnings are not integrated into Group-wide customer outcomes and impeding continuous improvement; • strategic risk – the risk that Westpac makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the environment; • capital adequacy risk – the risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under both normal or stressed operating environments; • funding and liquidity risk – the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets; • credit risk – the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac; • market risk – the risk of an adverse impact to Westpac’s financial positions as a result of a change in financial market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book, which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates; • operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. The definition excludes strategic risk. While legal risk and regulatory risk arise through inadequate or failed processes, people, and systems or from external events, these are reflected primarily in compliance and conduct risk; • cyber risk – the risk that Westpac or its third parties’ data or technology are inappropriately accessed, manipulated, or damaged from cyber threats or vulnerabilities; • compliance and conduct risk – the risk of failing to abide by compliance obligations required of us or otherwise failing to have behaviours and practices that deliver suitable, fair, and clear outcomes for our customers and that support market integrity; • reputational and sustainability risk − the risk of failing to recognise or address environmental, social or governance (ESG) issues and the risk that an action, inaction, transaction, investment, or event will reduce trust in Westpac’s integrity and competence by clients, counterparties, investors, regulators, employees, or the public; and • financial crime risk – the risk that Westpac fails to prevent financial crime and comply with applicable global financial crime regulatory obligations. We have put in place a risk management framework that seeks to: • achieve Westpac’s purpose of creating better futures together; • deliver fair outcomes for our customers and counterparties that support market integrity; • protect Westpac’s depositors and investors by maintaining a balance sheet with sound credit quality and buffers over regulatory minimums; • manage risk within risk appetite; • are resilient to operational risks and disruptions, and manage the risks arising from service providers; • ensure appropriate reward for risk we take aligned to our purpose, values and behaviours; and • meet our regulatory and statutory obligations. The Board Risk Appetite Statement and Group Risk Management Framework and Strategy are reviewed annually by the Board Risk Committee. This review includes consideration of whether the framework continues to be sound, and that Westpac is operating with due regards to risk appetite. The Board Risk Appetite Statement and Group Risk Management Framework and Strategy were approved by the Board during the 12 months to 30 September 2023.

6 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT CONTROLLING AND MANAGING RISK Roles and responsibilities We have adopted and continue to embed a Three Lines of Defence model which enables all our people to understand their own roles and responsibilities in the active management of risk. First Line First Line under the Three Lines of Defence Model refers to all Divisions and Functions excluding the Risk Division and Group Audit. The First Line proactively identifies, evaluates, owns, monitors, manages and controls the existing and emerging risks in their business. It manages business activities within approved risk appetite and policies. In managing its risk, the First Line establishes and maintains appropriate governance structures, controls resources and self-assessment processes, including issue identification, recording and escalation procedures. Second Line Second Line under the Three Lines of Defence Model refers to the Risk Division. The Second Line is an independent function that develops risk management frameworks, defines guardrails, provides objective review and challenge regarding the effectiveness of risk management within the First Line business, and executes specific risk management activities where functional independence and/or specific risk capability is required. Its approach is risk-based and proportionate to First Line activities. Third Line Group Audit is the Third Line assurance function that provides the Board and Senior Executive with independent and objective evaluation of the adequacy and effectiveness of the Group’s governance, risk management and internal controls. Risk management governance structure as at 30 September 2023 Board • approves the overall risk management framework for managing financial and non-financial risks, as well as Westpac’s Risk Management Framework, Risk Management Strategy and Board Risk Appetite Statement, and monitors the effectiveness of risk management by Westpac; • forms a view of Westpac’s risk culture and oversees the identification of, and steps taken, to address any changes to risk culture; • approves the Internal Capital Adequacy Assessment Process (ICAAP), including reviewing Group stress testing outcomes/scenarios, and approves recovery and exit plans and resolution plans; and • makes its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management.

7 Board Risk Committee (BRiskC) From the perspective of specific types of risk, the BRiskC’s role includes: • credit risk – reviewing and approving Westpac’s Credit Risk Management Framework, Credit Risk Management Strategy, Credit Risk Appetite Statement and material policies and limits supporting Westpac’s Credit Risk Management Framework, approving credit provisioning levels, and monitoring the risk profile, performance, and management of our credit portfolio; • funding and liquidity risk – reviewing and approving Westpac’s Liquidity Risk Management Framework and key policies and limits supporting that framework, including our annual funding strategy, and liquidity targets and limits, reviewing and recommending recovery and exit plans and resolution plans to the Board for approval, and monitoring the liquidity position and requirements; • capital adequacy risk – reviewing and approving Westpac’s Capital Adequacy Risk Management Framework and key policies supporting that framework, reviewing and recommending the ICAAP to the Board for approval including target capital ranges (where appropriate) and reviewing and monitoring capital levels for consistency with the Board Risk Appetite Statement; • market risk – reviewing and approving Westpac’s Market Risk Management Framework and key policies and limits supporting that framework, and reviewing Westpac’s trading and non-trading market risk profiles and their respective exposure against limits; • non-financial risks, including operational risk, compliance and conduct risk, cyber risk, financial crime risk, and reputational and sustainability risk – reviewing and approving the risk class’s Risk Management Framework and key policies supporting those frameworks, and monitoring the performance of risk class, management and controls; and • risk culture – reviewing and approving Westpac’s Risk Culture Framework, forming a view on Westpac’s risk culture and the extent to which it supports our ability to operate consistently within Westpac’s Risk Management Framework and Board Risk Appetite Statement, and overseeing the identification of, and steps taken to address, any desirable changes to risk culture. The Board Risk Committee also: • reviews Westpac’s Group stress testing results, monitors management response and, together with the Board provides recommendations for future scenarios; • provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee; • refers or recommends to the Board and any other Board Committees (as appropriate) any matters that have come to the attention of the Board Risk Committee that are relevant for the Board or the respective Board Committee; and • in its capacity as the Westpac Group’s US Risk Committee, oversees the key risks, risk management framework and policies of Westpac’s US operations. Assists the Board to: • consider and approve Westpac’s overall risk management framework for managing financial and non-financial risks; • oversee risk culture across Westpac; • oversee Westpac’s risk profile and set risk appetite for material risks; • review and approve the Risk Management Framework, Risk Management Strategy and Board Risk Appetite Statement; • make its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management; and • oversee compliance risk management within Westpac. The Committee is also responsible for: • reviewing and monitoring Westpac’s risk profile and controls for consistency with the Board Risk Appetite Statement; • overseeing and recommending recovery and exit plans and resolution plans to the Board for approval; • reviewing and approving the limits and conditions that apply to the delegated credit risk approval authorities; • monitoring changes anticipated for the economic and business environment including consideration of emerging risks and other factors considered relevant to our risk profile and risk appetite; • reviewing and where appropriate approving risks beyond the approval discretion provided to management; and • overseeing material legal and regulatory change relevant to Westpac and the management of material litigation and regulatory investigations and associated remediation activities. Risk management governance structure as at 30 September 2023 (continued)

8 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT CONTROLLING AND MANAGING RISK Board Committees with a Risk Focus Board Audit Committee (BAC) Assists the Board by overseeing the: • integrity of financial statements and financial reporting systems of Westpac and its related bodies corporate; • external audit engagement, including the external auditor’s qualifications, performance, independence and fees; • performance of the internal audit function; and • integrity of the Group’s corporate reporting including Westpac’s financial reporting and compliance with prudential regulatory reporting and professional accounting requirements. Board Remuneration Committee (BRemC) • The Board Remuneration Committee assists the Board to discharge its responsibility by overseeing the design, operation and monitoring of the remuneration framework. • The Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees (as appropriate) with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. • Cross membership of the Board Remuneration Committee and the Board Risk Committee also supports alignment between risk management and remuneration. • Independent input is received from the Chief Risk Officer on risk, compliance and conduct matters that may need to be considered in remuneration outcomes. Executive Team Westpac Executive Team (ET) • executes the Board-approved strategy; • delivers Westpac’s various strategic and performance goals within the approved risk appetite; and • endorse climate change and human rights position statements for approval by the Board. All other position statements on sustainability issues are approved by the CEO. Executive risk committees Westpac Group Executive Risk Committee (RISKCO) • informs the CEO, Chief Risk Officer and other accountable individuals in making risk-related decisions in respect of the Group; • informs attendees in making material decisions in their area of responsibility, with due consideration of Westpac’s risk profile and risk culture; • reviews and provides input on Westpac’s Risk Management Framework and Risk Management Strategy for approval by the Board; • oversees the implementation and performance of the Risk Management Framework and the Risk Management Strategy as well as required controls and actions; • reviews and monitors risk class risk management frameworks and key supporting policies, as required; • reviews and provides input on the Board Risk Appetite Statement for approval by the Board, oversees the implementation of the Board Risk Appetite Statement and monitors Westpac’s risk profile against its risk appetite measures and thresholds; • monitors the Group’s risk culture, its alignment to risk appetite and related actions; • analyses emerging risks and oversees the adequacy of Westpac’s response; and • reviews outcomes of, annual stress testing, material risk models and risk measurement methodologies, including impacts on capital adequacy and the Group’s Recovery Plan. Westpac Group Asset & Liability Committee (ALCO) • facilitates the optimisation of funding and liquidity risk-reward across Westpac; • reviews the level and quality of capital to ensure that it is commensurate with Westpac’s risk profile, business strategy and risk appetite; • oversees the Liquidity Risk Management Framework, Capital Adequacy Risk Management Framework and key supporting policies; • oversees the funding and liquidity risk profile and balance sheet risk profile (including interest rate risk in the banking book); and • identifies emerging funding, liquidity, and interest rate risk in the banking book risks and oversees actions to respond as appropriate. Risk management governance structure as at 30 September 2023 (continued)

9 Executive risk committees (continued) Westpac Group Credit Risk Committee (CREDCO) • reviews and provides input on the Credit Risk Management Framework, Credit Risk Management Strategy, Credit Risk Appetite Statement, and key supporting policies and limits; • oversees Westpac’s credit risk profile against the Board Risk Appetite Statement and thresholds and reviews and monitors Westpac’s credit risks that are outside of risk appetite or approaching tolerance levels; • reviews reporting from the Climate Change Financial Risk Committee on the potential impact on credit exposures from climate-related transition and physical risks; and • analyses emerging credit risks and implications of changes in the regulatory and external environment on the Group credit risk exposures, and reviews business proposals with material credit risk-related impacts. Westpac Group Market Risk Committee (MARCO) • reviews and provides input on the Market Risk Management Framework and key market risk management policies; • reviews and provides input on policies and limits for managing traded and non-traded market risk; and • monitors Westpac’s market risk profile, appetite and exposures. Westpac Group Operational Risk, Compliance and Resilience Committee (ORCR) • reviews and provides input on the Operational Risk Management Framework, the Cyber Risk Management Framework and the Compliance and Conduct Risk Management Framework, and key supporting policies; • oversees Westpac’s operational risk, cyber risk, and conduct and compliance risk profiles; and • analyses emerging operational, cyber, conduct and compliance risks. Westpac Group Remuneration Oversight Committee (ROC) • supports the BRemC and the Board in fulfilling their responsibility to oversee the design, operation and monitoring of the remuneration framework. Model Risk Committee • oversees the Group Model Risk Policy and associated model risk sub-policies; • reviews and monitors the model risk profile and material model risk exposures across Westpac; • reviews and monitors design quality and operating effectiveness of material models; and • reviews material model risk matters raised by other committees, forums and working groups with responsibility for oversight of identified areas of model risk. Stress Testing Committee • reviews and provides input on the Westpac Group Stress Testing Policy, stress testing results and mitigating actions; • reviews and monitors the effectiveness of Westpac’s Group stress-testing framework; and • oversees the generation and selection of Group stress testing scenarios, with reference to emerging risks. Westpac Group Financial Crime Risk Committee • reviews and provides input on Westpac’s Financial Crime risk appetite measures for inclusion in the Board Risk Appetite Statement; • reviews and provides input on the Financial Crime Risk Management Framework, key supporting policies, programs and standards; • reviews regular reporting on Westpac’s aggregate Financial Crime risk exposures, regulatory matters and measures; and • analyses emerging financial crime risks developments and implications of changes in the regulatory and external environment. Risk management governance structure as at 30 September 2023 (continued)

10 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT CONTROLLING AND MANAGING RISK Risk Function Risk Function • promotes a strong risk culture and the ‘Voice of Risk’ across the lines of defence; • owns the design and content of the Risk Management Framework; • defines the structure and coverage of risk appetite; • defines the annual Risk Management Strategy to execute the Risk Management Framework ensuring that the management of risks is in alignment with risk appetite and business strategy; • establishes risk policies, procedures and limits; • measures and reports on risk levels; and • provides oversight of and direction on the management of risks, including Compliance and Conduct and Financial Crime risks. Independent internal review Group Audit • provides independent assurance to the Board, relevant Board Committees and Senior Management on the adequacy and effectiveness of the Group’s governance, risk management and internal controls. Divisional business units and functions Business units and functions • responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies; and • establish and maintain appropriate governance structures, controls, resources and self-assessment processes, including issue identification, recording and escalation procedures. Risk management governance structure as at 30 September 2023 (continued)

11

GROUP STRUCTURE

APRA applies a tiered approach to measuring Westpac's capital adequacy[1] by assessing financial strength at three levels:

- Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single 'Extended Licensed Entity' (ELE) for the purposes of measuring capital adequacy;
- Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and
- Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac's financial strength on a Level 2 basis[2]. Refer to Appendix II for a list of entities included in regulatory consolidation for the purposes of measuring capital adequacy at Level 1 and Level 2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.


Westpac Banking Corporation
Westpac Level 1 subsidiaries
Westpac New Zealand Ltd
Other Westpac Level 2 subsidiaries
Regulatory non-consolidated subsidiaries
Level 1 Consolidation
Level 2 Consolidation
Level 3 Consolidation

Accounting consolidation[3]

The consolidated financial statements incorporate the assets and liabilities of all entities (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the 'Group'. The effects of all transactions between entities in the Group are eliminated on consolidation. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

- insurance;
- acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;
- non-financial (commercial) operations; or
- special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1. APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.
2. Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.
3. Refer to Note 29 of Westpac's 2023 Annual Report for further details.

12 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT GROUP STRUCTURE Subsidiary banking entities Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by, among others, the Reserve Bank of New Zealand (RBNZ) for prudential purposes. WNZL uses both the Advanced IRB and Standardised methodologies for credit risk, and the SMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank PNG Limited, Westpac Europe Limited and Westpac Europe GMBH (banking licence activated in July 2023). For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2. Restrictions and major impediments on the transfer of funds or regulatory capital within the Group Certain subsidiary banking and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. Dividends and capital are repatriated in line with the Group’s policy subject to subsidiary Board approval and local regulations. Minimum capital (‘thin capitalisation’) rules Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings in these entities to comply with these rules. Tax costs associated with repatriation Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated. Intra-group exposure limits Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1 .. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk. Prudential regulation of subsidiary entities On 23 March 2021, RBNZ issued two notices to Westpac New Zealand Limited (WNZL) under section 95 of the Banking (Prudential Supervision) Act 1989 (NZ) requiring WNZL to supply two external reviews to the RBNZ. One review related to risk governance, and the other related to liquidity risk management and culture. These reviews only applied to WNZL and not to Westpac in Australia nor its New Zealand branch. Both reviews were completed during 2021 and 2022, and work arising from the reviews has been delivered to the satisfaction of the WNZL Board. From 31 March 2021, the RBNZ amended WNZL’s conditions of registration, requiring WNZL to discount the value of its liquid assets by approximately 14%. The RBNZ subsequently reduced the overlay quantum to approximately 7% from 15 August 2022; and removed the remaining overlay from 15 September 2023. RBNZ capital review The RBNZ capital adequacy framework became effective from 1 July 2022. The reforms begun being phased in from 1 October 2021, with changes yet to be fully implemented including: • WNZL Tier 1 capital requirement will increase to 16% of RWA by 1 July 2028, of which 13.5% must be CET1 and up to 2.5% may be AT1; • WNZL’s total capital requirement will increase to 18% of RWA by 1 July 2028, of which up to 2% can be Tier 2 capital; and • Eligible Tier 1 capital will comprise common equity and redeemable perpetual preference shares. Existing AT1 capital instruments will be phased out over a seven year transition period. 1. For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

13

CAPITAL OVERVIEW

Capital structure

This table shows Westpac's capital resources on a Level 2 basis under APS111 Capital Adequacy: Measurement of Capital.

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Common equity Tier 1 capital			
Paid up ordinary capital	39,826	39,824	39,666
Treasury shares	(759)	(759)	(712)
Equity based remuneration	1,929	1,907	1,843
Foreign currency translation reserve	(171)	(160)	(537)
Accumulated other comprehensive income	(221)	(38)	28
Non-controlling interests - other	44	44	57
Retained earnings	31,436	30,686	29,063
Less retained earnings in life and general insurance, funds management and securitisation entities	(369)	(343)	(300)
Deferred fees	334	276	300
Total common equity Tier 1 capital	**72,049**	**71,437**	**69,408**
Deductions from common equity Tier 1 capital			
Goodwill (excluding funds management entities)	(7,940)	(7,943)	(7,914)
Deferred tax assets	(2,144)	(2,065)	(1,746)
Goodwill in life and general insurance, funds management and securitisation entities	(149)	(149)	(204)
Capitalised expenditure	(2,375)	(2,250)	(2,148)
Capitalised software	(2,797)	(2,631)	(2,263)
Investments in subsidiaries not consolidated for regulatory purposes	(76)	(201)	(316)
Regulatory expected loss in excess of eligible provisions[1]	-	(2)	(144)
Securitisation	(16)	-	-
Defined benefit superannuation fund surplus	(217)	(67)	(219)
Equity investments	(228)	(209)	(187)
Regulatory adjustments to fair value positions	(222)	(276)	(324)
Total deductions from common equity Tier 1 capital	**(16,164)**	**(15,793)**	**(15,465)**
Total common equity Tier 1 capital after deductions	**55,885**	**55,644**	**53,943**
Additional Tier 1 capital			
Basel III complying instruments	10,037	9,958	10,021
Total Additional Tier 1 capital	**10,037**	**9,958**	**10,021**
Deductions from Additional Tier 1 capital			
Holdings of own and other financial institutions Additional Tier 1 capital instruments	(46)	(25)	(25)
Total deductions from Additional Tier 1 capital	**(46)**	**(25)**	**(25)**
Net Additional Tier 1 regulatory capital	**9,991**	**9,933**	**9,996**
Net Tier 1 regulatory capital	**65,876**	**65,577**	**63,939**
Tier 2 capital			
Basel III complying instruments	25,740	23,160	23,791
Eligible general reserve for credit loss	1,051	1,103	411
Total Tier 2 capital	**26,791**	**24,263**	**24,202**
Deductions from Tier 2 capital			
Holdings of own and other financial institutions Tier 2 capital instruments	(370)	(367)	(243)
Total deductions from Tier 2 capital	**(370)**	**(367)**	**(243)**
Net Tier 2 regulatory capital	**26,421**	**23,896**	**23,959**
Total regulatory capital	**92,297**	**89,473**	**87,898**

1. An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix V.

14 **WESTPAC GROUP** SEPTEMBER 2023 PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital management strategy

Westpac evaluates its approach to capital management through an Internal Capital Adequacy Assessment Process (ICAAP). Key features include:

- The development of a capital management strategy, including consideration of regulatory capital minimums, capital buffers and contingency plans. The current regulatory capital minimums together with the capital conservation buffer (CCB) and countercyclical capital buffer are the Total CET1 requirement. The Total CET1 Requirement for Westpac is at least 10.25%[1] based on an industry minimum CET1 requirement of 4.5% plus a capital conservation buffer of 4.75% and a countercyclical capital buffer of 1.0%[2];
- Consideration of regulatory capital requirements and the perspectives of external stakeholders including rating agencies as well as equity and debt investors; and
- A stress testing framework that challenges the capital measures, coverage and capital requirements including the impact of adverse economic scenarios.

The Board has determined that Westpac will target a CET1 operating capital range of between 11.0% and 11.5%, in normal operating conditions.

Westpac's capital adequacy ratios

%	30 Sept 2023	31 March 2023	30 Sept 2022
The Westpac Group at Level 2			
Common equity Tier 1 capital ratio	12.4	12.3	11.3
Additional Tier 1 capital	2.2	2.2	2.1
Tier 1 capital ratio	**14.6**	**14.5**	**13.4**
Tier 2 capital	5.9	5.3	5.0
Total regulatory capital ratio	**20.5**	**19.8**	**18.4**
The Westpac Group at Level 1			
Common equity Tier 1 capital ratio	12.6	12.5	11.3
Additional Tier 1 capital	2.4	2.4	2.2
Tier 1 capital ratio	**15.0**	**14.9**	**13.6**
Tier 2 capital	6.5	5.8	5.4
Total regulatory capital ratio	**21.5**	**20.7**	**19.0**

Westpac New Zealand Limited's capital adequacy ratios

%	30 Sept 2023	31 March 2023	30 Sept 2022
Westpac New Zealand Limited			
Common equity Tier 1 capital ratio	11.1	11.1	11.0
Additional Tier 1 capital	1.6	1.6	2.0
Tier 1 capital ratio	**12.7**	**12.7**	**13.0**
Tier 2 capital	1.7	1.0	0.9
Total regulatory capital ratio	**14.4**	**13.7**	**13.9**

Westpac New Zealand capital ratios are reported in accordance with RBNZ requirements.

1. Noting that APRA may apply higher CET1 requirements for an individual ADI.
2. APRA has currently set a 1.0% default countercyclical capital buffer for Australian exposures however this may be varied by APRA in the range of 0 to 3.5%. The final countercyclical capital buffer is ADI specific and dependent on a bank's international exposures.

15

This table shows risk weighted assets for each risk type included in the regulatory assessment of Westpac's capital adequacy. Westpac's approach to managing each risk type, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

30 September 2023

$m	IRB Approach[1]	FIRB Approach[2]	Standardised Approach[3]	Total Risk Weighted Assets
Credit risk				
Corporate	24,818	-	656	25,474
Business Lending	23,860	-	223	24,083
Property Finance	30,416	-	-	30,416
Large Corporate	-	20,570	-	20,570
Sovereign	-	2,143	1,805	3,948
Financial Institutions	-	13,457	71	13,528
Residential Mortgages	112,948	-	19,290	132,238
Australian Credit Cards	3,712	-	-	3,712
Other Retail	4,607	-	425	5,032
Small Business	17,040	-	125	17,165
Specialised Lending	3,065	-	466	3,531
Securitisation	7,661	-	-	7,661
New Zealand	44,350	-	2,298	46,648
Mark-to-market related credit risk[4]	-	-	5,752	5,752
Total Credit risk	**272,477**	**36,170**	**31,111**	**339,758**
Market risk				11,538
Operational risk				55,175
Interest rate risk in the banking book				40,138
Other[5]				4,809
Total				**451,418**

1. IRB approaches excluding Foundation IRB (FIRB). Refer page 20 for a summary of approach by asset class.
2. Under FIRB, an ADI must provide its own estimates of probability of default (PD) and maturity and rely on supervisory estimates of loss given default (LGD) and EAD.
3. Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
4. Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
5. Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

16 **WESTPAC GROUP** SEPTEMBER 2023 PILLAR 3 REPORT

CAPITAL OVERVIEW

31 March 2023

$m	IRB Approach[1]	FIRB Approach	Standardised Approach[2]	Total Risk Weighted Assets
Credit risk				
Corporate	24,309	-	1,147	25,456
Business Lending	25,928	-	177	26,105
Property Finance	31,234	-	-	31,234
Large Corporate	-	21,228	-	21,228
Sovereign	-	2,357	1,777	4,134
Financial Institutions	-	15,057	75	15,132
Residential Mortgages	109,164	-	19,651	128,815
Australian Credit Cards	3,957	-	-	3,957
Other Retail	5,304	-	464	5,768
Small Business	18,219	-	170	18,389
Specialised Lending	2,931	-	464	3,395
Securitisation	6,400	-	-	6,400
New Zealand	43,301	-	2,030	45,331
Mark-to-market related credit risk[3]	-	-	5,214	5,214
Total Credit risk	**270,747**	**38,642**	**31,169**	**340,558**
Market risk				15,168
Operational risk				56,900
Interest rate risk in the banking book				34,748
Other[4]				5,572
Total				**452,946**

30 September 2022

$m	IRB Approach	Standardised Approach[2]	Total Risk Weighted Assets
Credit risk			
Corporate	72,688	880	73,568
Business lending	30,541	738	31,279
Sovereign	2,335	1,689	4,024
Bank	4,609	84	4,693
Residential mortgages	149,208	2,885	152,093
Australian credit cards	3,917	-	3,917
Other retail	6,726	717	7,443
Small business	13,991	-	13,991
Specialised lending	57,338	428	57,766
Securitisation	6,947	-	6,947
Mark-to-market related credit risk[3]	-	6,377	6,377
Total credit risk	**348,300**	**13,798**	**362,098**
Market risk			9,290
Operational risk			59,063
Interest rate risk in the banking book			42,782
Other assets[4]			4,387
Total			**477,620**

1. IRB approaches excluding FIRB. Refer page 20 for a summary of approach by asset class.
2. Westpac's standardised risk weighted assets are categorised based on their equivalent IRB categories.
3. Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
4. Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

17

LEVERAGE RATIO

Leverage ratio

The following table summarises Westpac's leverage ratio.

$ billion	30 Sept 2023	30 June 2023	31 March 2023	31 Dec 2022
Net Tier 1 Regulatory Capital	65.9	64.5	65.6	63.4
Total Exposures	1,196.7	1,202.1	1,200.1	1,151.3
Leverage ratio	**5.5%**	**5.4%**	**5.5%**	**5.5%**

Leverage ratio disclosure

$m		30 Sept 2023
On-balance sheet exposures		
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	1,021,436
2	Asset amounts deducted in determining Tier 1 capital	(16,165)
3	**Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)**	**1,005,271**
Derivative exposures		
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	9,877
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	21,785
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	6,833
7	Deductions of receivables assets for cash variation margin provided in derivatives transactions	-
8	Exempted central counterparty (CCP) leg of client-cleared trade exposures	(3,836)
9	Adjusted effective notional amount of written credit derivatives	-
10	Adjusted effective notional offsets and add-on deductions for written credit derivatives	65
11	**Total derivative exposures (sum of rows 4 to 10)**	**34,724**
SFT exposures		
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	43,532
13	Netted amounts of cash payables and cash receivables of gross SFT assets	-
14	Counterparty credit risk exposure for SFT assets	7,886
15	Agent transaction exposures	-
16	**Total SFT exposures (sum of rows 12 to 15)**	**51,418**
Other off-balance sheet exposures		
17	Off-balance sheet exposure at gross notional amount	213,494
18	Adjustments for conversion to credit equivalent amounts	(108,198)
19	**Other off-balance sheet exposures (sum of rows 17 and 18)**	**105,296**
Capital and total exposures		
20	**Net Tier 1 Regulatory Capital**	**65,876**
21	**Total exposures (sum of rows 3, 11, 16 and 19)**	**1,196,709**
Leverage ratio %		
22	**Leverage ratio**	**5.50%**

Summary comparison of total consolidated assets to leverage ratio exposure measure

$m		30 Sept 2023
1	Total consolidated assets disclosed in 2023 financial statements	1,029,774
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory consolidation	(242)
3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure measure	-
4	Adjustments for derivative financial instruments	13,381
5	Adjustment for SFTs (i.e. repos and similar secured lending)	39,364
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures)	105,296
7	Other adjustments	9,136
8	**Leverage ratio exposure**	**1,196,709**

18 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT CREDIT RISK MANAGEMENT Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures. Credit risk management framework and policies Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls. The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features, roles and responsibilities and uses of rating outcomes. Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, we have policies covering risk appetite statements, environmental, social and governance (ESG) risk, credit risks and the delegation of credit approval authorities. At the divisional level, credit policies and standards embed the Group’s framework requirements for application in the businesses. Policies and standards cover the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary. Credit approval limits represent the formal delegation of credit approval authority to responsible individuals throughout the organisation. Structure and organisation The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. The Group Chief Credit Officer is responsible for the effectiveness of credit risk management, including credit approval decisioning beyond business authority level and appointing our most senior authorised credit officers. Authorised credit officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced authorised credit officers. Management is responsible for managing credit risks originated in their business and for managing risk adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies. Approach Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product. Transaction-managed approach For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs. The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are also approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Authorised Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Separate teams are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These teams also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

19

Alignment of Westpac risk grades

The table below shows the current alignment between Westpac's internal CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor's rating	Moody's rating
A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
	Westpac Rating	
E	Watchlist	
F	Special mention	
G	Substandard/default	
H	Doubtful/default	

For Specialised Lending Westpac aligns exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk (APS113).

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the 'program-managed' approach). Program-managed exposure includes all consumer customers. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. For capital estimation and other purposes, risk-based customer segments are created based upon modelled PD, LGD and, where applicable, exposure at default (EAD)[1]. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD. For both transaction-managed and program-managed approaches, PD and LGD assignment is regularly monitored and validated against subsequent customer performance and models and credit processes are recalibrated when required. CRGs, PDs and LGDs are reviewed at least annually.

Alignment of Basel categories to Westpac portfolios

APRA's capital framework includes prudential standards for credit risk capital (APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk). In line with the standard an ADI must categorise banking book exposures into four broad IRB APS113 asset classes (Corporate, Sovereign, Financial Institution and Retail) and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. APS113 cascades these asset classes into further sub-asset classes as per below.

APRA's capital framework resulted in changes to previously reported credit asset classes from 1 January 2023. This included changes to credit RWA calculations from Advanced Internal rating based approach (AIRB) to a foundation IRB approach (FIRB) for some exposure classes. Under FIRB, an ADI must provide its own estimates of PD and maturity and rely on supervisory estimates of LGD and EAD.

1. Under APS113 the credit conversion factors used to calculate EAD are prescribed for all portfolios other than revolving retail.

20 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT CREDIT RISK MANAGEMENT The below table sets out Westpac credit risk asset classes under APRA’s standards. Credit Asset Classes Asset Class definition Corporate The Corporate asset class covers exposures to corporate counterparties with consolidated annual revenue <$750m, but greater than or equal to $75m. Business Lending Business Lending asset class covers exposures to corporate counterparties with consolidated annual revenue <$75m. Property Finance Property Finance asset class covers Income-producing Real Estate (IPRE) exposures risk-weighted according to the AIRB approach. Property finance represents exposures where repayments depend primarily on the cash flows generated by the asset or other real estate assets owned by the borrower. Large Corporate Large Corporate asset class covers exposures to corporate counterparties with consolidated annual revenue greater than $750m. Credit RWA is measured under FIRB. Sovereign Sovereign asset class covers exposures to central and sub-national governments, central banks, and development banks or institutions eligible for zero risk weights. Credit RWA is measured under FIRB. Financial Institutions Financial Institutions asset class covers exposures to financial institution counterparties. Financial institutions include, but are not limited to, banks, securities firms, insurance companies and leveraged funds. Credit RWA is measured under FIRB. Residential Mortgages Residential Mortgages asset class covers exposures, to individuals and not for business purposes, fully or partially secured by residential property. Non-standard mortgages receive 100% standardised risk weight (rather than the internally-modelled Retail IRB approach). Australian Credit Cards Australian Credit Cards asset class covers exposures, to individuals and not for business purposes, which are revolving, unsecured and unconditionally cancellable. Other Retail Other retail asset class covers retail exposures which do not meet the criteria of any other retail asset class. Small Business Small Business asset class covers exposures where the total exposures are <$1.5m, the customer does not hold a complex product and consolidated annual revenues are <$75m. Exposures are managed as part of a portfolio. Specialised Lending Specialised Lending asset class covers exposures subject to the supervisory slotting approach and includes Project and Object finance. Project finance is defined as exposures where revenues generated by a single project, are both the primary source of repayment and security for the loan. Object finance is defined as lending for the acquisition of equipment where the repayment of the loan is dependent on the cash flows generated by the specific assets that have been financed and pledged or assigned to the lender. Securitisation Securitised portfolios are treated separately under APS120 Securitisation. New Zealand RBNZ regulated exposures are calculated using RBNZ rules and disclosed separately under a New Zealand class. Standardised and Securitised portfolios are separately treated under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

21 Alignment of Credit risk approach to Basel categories and exposure types Approach APS asset class Types of exposures Transaction-Managed Portfolios Corporate Sovereign Financial Institutions Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations Program-Managed Portfolios Residential mortgage Qualifying revolving retail Other retail Small-and medium-sized enterprise retail Mortgages Equity access loans Australian credit cards Personal loans Overdrafts Auto and equipment finance Business development loans Business overdrafts Other term products

22 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT CREDIT RISK MANAGEMENT Internal ratings process for transaction-managed portfolios The process for assigning and approving individual customer PDs and facility LGDs involves: • Business’ recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies and with use of internally developed risk grading models where relevant. Each CRG is associated with an estimated PD; • Under controlled circumstances business units can approve model outcomes, where no adjustment or override has been applied to the input data or model produced result; • Authorised credit officers evaluate the recommendations and approve the final CRG and facility LGDs. Authorised credit officers may override line business unit recommendations; • An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and • Authorised credit officers’ decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. For ongoing exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur. No material deviations from the reference definition of default are permitted. Internal ratings process for program-managed portfolios The process for assigning PDs, LGDs and, where applicable, EADs to the program-managed portfolio involves segmenting or categorising the portfolio into a number of pools per product. These pools are created by analysing risk characteristics that have historically predicted that an account is likely to go into default or loss. No material deviations from the reference definition of default are permitted. Internal credit risk ratings system In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below: Provisioning - Credit provisions are held by Westpac to cover expected credit losses in the loan portfolio. Provisioning includes both individual and collective components, including overlays. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows. Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, level of arrears, recent past experience and forward looking macro-economic forecasts. This also includes a consideration of overlays. Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for regulatory capital, including credit capital and capital for other risk types. Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs. Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities. Control mechanisms for the credit risk rating system include: • Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions; • All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy; • Specific credit risk estimates (including PD, LGD and EAD levels) are independently assessed annually and noted at Model Risk Committee (a sub-committee of the Group Executive Risk Committee) for approval by Head of Model Risk; • Group Audit undertake an independent annual technical and operational review of the rating system; and • CREDCO, RISKCO and BRiskC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies. Risk reporting A report on Westpac’s credit risk portfolio is provided to CREDCO, RISKCO and BRiskC quarterly. It includes monitoring of performance against risk appetite. Credit risk and asset quality are also reported to the Board, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

23

Summary credit risk disclosure

30 September 2023

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory expected loss for non-defaulted exposures	Specific Provision for non-performing Exposures	Actual losses for the 12 months ended
Corporate	40,545	24,818	477	151	93	16
Business Lending	42,327	23,860	529	244	296	39
Property Finance	54,736	30,416	320	162	157	4
Large Corporate	41,328	20,570	84	84	-	-
Sovereign	175,377	2,143	3	3	-	-
Financial Institutions	38,426	13,457	66	30	16	9
Residential Mortgages	529,740	112,948	1,166	788	382	32
Australian Credit Cards	13,590	3,712	155	124	31	99
Other Retail	4,848	4,607	193	133	59	122
Small Business	28,232	17,040	509	346	165	57
Specialised Lending	3,981	3,065	25	25	-	-
Securitisation	37,600	7,661	-	-	-	-
Standardised[2]	29,393	28,813	-	-	97	5
New Zealand	133,744	46,648	551	377	120	27
Total	**1,173,867**	**339,758**	**4,078**	**2,467**	**1,416**	**410**

31 March 2023

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory expected loss for non-defaulted exposures	Specific Provision for non-performing Exposures	Actual losses for the 6 months ended
Corporate[2]	37,110	24,309	588	136	147	(26)
Business Lending	40,861	25,928	490	263	235	16
Property Finance	52,697	31,234	288	154	134	2
Large Corporate	40,248	21,228	63	63	-	-
Sovereign	210,868	2,357	2	2	-	-
Financial Institutions	37,687	15,057	71	31	18	5
Residential Mortgages	518,276	109,164	1,057	731	330	11
Australian Credit Cards	13,675	3,957	172	131	37	44
Other Retail	5,586	5,304	234	151	80	53
Small Business	29,559	18,219	576	374	196	31
Specialised Lending	3,746	2,931	26	26	-	-
Securitisation	32,831	6,400	-	-	-	-
Standardised[3]	30,253	29,139	-	-	98	-
New Zealand	134,507	45,331	534	360	118	7
Total	**1,187,904**	**340,558**	**4,101**	**2,422**	**1,393**	**143**

1. Includes regulatory expected losses for defaulted and non-defaulted exposures.
2. Corporate loan losses include the recovery of a previously written off loan of $40m.
3. Includes mark-to-market related credit risk.

24 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK MANAGEMENT

30 September 2022

$m	Exposure at Default	Risk Weighted Assets	Regulatory Expected Loss[1]	Regulatory expected loss for non-defaulted exposures	Specific Provision for non-performing Exposures	Actual losses for the 12 months ended
Corporate	147,497	72,688	900	333	196	384
Business lending	54,390	30,541	626	315	142	84
Sovereign	222,327	2,335	2	2	-	-
Bank	21,348	4,609	6	6	-	-
Residential mortgages	596,833	149,208	1,405	1,011	67	30
Australian credit cards	15,068	3,917	153	120	30	104
Other retail	8,972	6,726	292	194	94	105
Small business	28,129	13,991	448	286	136	37
Specialised Lending	68,552	57,338	858	557	10	1
Securitisation	36,322	6,947	-	-	-	-
Standardised[2]	14,603	13,798	-	-	51	-
Total	**1,214,041**	**362,098**	**4,690**	**2,824**	**726**	**745**

Loan impairment provisions

Expected credit losses (ECL) are estimates of the cashflow shortfalls expected to result from defaults over the relevant timeframe. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Westpac calculates provisions for ECL based on a three-stage approach:

- **Stage 1: 12 months ECL (performing)** - For financial assets where there has been no significant increase in credit risk since origination, a provision for 12-month ECL is recognised.
- **Stage 2: Lifetime ECL (performing)** - For financial assets where there has been a significant increase in credit risk since origination and where the asset is still performing, a provision for lifetime ECL is recognised.

  Determining when a financial asset has experienced a significant increase in credit risk since origination is a critical accounting judgement. The determination of a significant increase in risk is driven by the change in the probability of default (PD) since origination. In determining whether a change in PD represents a significant increase in risk, relative changes in PD and absolute PD thresholds are both considered based on the portfolio of the exposure.
- **Stage 3: Lifetime ECL (non-performing)** - For financial assets that are non-performing a provision for lifetime ECL is recognised. Indicators include a breach of contract with Westpac such as a default on interest or principal payments or a borrower experiencing significant financial difficulties.

Collective and individual assessment - Financial assets that are in Stages 1 and 2 are assessed on a collective basis as are financial assets in Stage 3 below specified exposure thresholds. Those financial assets in Stage 3 above the specified exposure thresholds are assessed on an individual basis.

Overlays - Where appropriate, adjustments are made to modelled outcomes to reflect reasonable and supportable information not already incorporated in the models.

Judgements can change with time as new information becomes available which could result in changes to the provision for ECL.

Expected life - Lifetime ECL represents the expected credit losses that result from default events over the expected life of a financial instrument. In considering lifetime ECL, the remaining contractual life is used for non-retail portfolios. For retail portfolios lifetime ECL is calibrated to historically observed portfolio behaviour.

Forward looking information - The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. In order to capture the asymmetry of the losses expected over the range of plausible future events and economic conditions, Westpac considers three future macroeconomic scenarios i.e. base, upside and downside scenarios.

The macroeconomic variables used in these scenarios, include (but are not limited to) employment to population ratio, real gross domestic product growth rates and residential and commercial property price indices.

The ECL is a weighted average of the credit losses expected under these three scenarios. The scenario weights are based on Westpac's assessment of upside and downside risks taking into account current trends, forward looking conditions and the degree of uncertainty attached to these projections.

Regulatory classification of loan impairment provisions

All individually assessed provisions (IAPs) raised under Australian Accounting Standards (AAS) are classified as specific provisions in accordance with APS220 Credit Risk Management. While, only Collectively Assessed Provisions (CAPs) raised under AAS for non-performing exposures are classified as specific provisions.

1. Includes regulatory expected losses for defaulted and non-defaulted exposures.
2. Includes mark-to-market related credit risk.

25

Expected credit loss provision

This table provides a summary of expected credit loss provisions. For 30 September 2023 and 31 March 2023 Stage 1 and Stage 2 credit losses are included in the provisions held against performing exposures Line item. Stage 3 credit losses are included in the Total Specific Provision line.

30 September 2023	AAS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	351	215	566
for defaulted but not impaired loans	-	850	850
Total Specific Provision[1]	351	1,065	1,416
Provisions held against performing exposures	-	3,525	3,525
Total provisions for ECL	**351**	**4,590**	**4,941**

31 March 2023	AAS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	382	269	651
for defaulted but not impaired loans	-	742	742
Total Specific Provision[1]	382	1,011	1,393
Provisions held against performing exposures	-	3,530	3,530
Total provisions for ECL	**382**	**4,541**	**4,923**

30 September 2022	AAS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions			
for impaired loans	452	274	726
for defaulted but not impaired loans	-	673	673
For Stage 2	-	2,188	2,188
Total Specific Provision[1]	452	3,135	3,587
General Reserve for Credit Loss[1]	-	1,048	1,048
Total provisions for ECL	**452**	**4,183**	**4,635**

1. Provisions classified according to APRA's letter dated 4 July 2017 "Provisions for regulatory purposes and AASB 9 financial instruments".

26 **WESTPAC GROUP** SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK MANAGEMENT

Movement in provisions for impairment[1]

For the 12 months ended 30 September 2023 $m	Performing Stage 1	Stage 2	Non-performing Stage 3	Total
Balance as at 30 September 2022 for Loans and Credit Commitments	**885**	**2,341**	**1,399**	**4,625**
Transfers to Stage 1	1,675	(1,546)	(129)	-
Transfers to Stage 2	(640)	1,119	(479)	-
Transfers to Stage 3	(8)	(496)	504	-
Business activity during the period	269	140	(296)	113
Net remeasurement of provision for ECL	(1,479)	1,239	965	725
Write-offs	-	-	(601)	(601)
Exchange rate and other adjustments	4	11	53	68
Balance as at 30 September 2023 for Loans and Credit Commitments	**706**	**2,808**	**1,416**	**4,930**
Balance as at 30 September 2022 for debt securities	**4**	**6**	**-**	**10**
Provision for ECL on debt securities at amortised cost	-	-	-	-
Provision for ECL on debt securities at FVOCI[1]	1	-	-	1
Total provision as at 30 September 2023	**5**	**6**	**-**	**11**
Total provision for ECL as at 30 September 2023	**711**	**2,814**	**1,416**	**4,941**

For the 6 months ended 31 March 2023 $m	Performing Stage 1	Stage 2	Non-performing Stage 3	Total
Balance as at 30 September 2022 for Loans and Credit Commitments	**885**	**2,341**	**1,399**	**4,625**
Transfers to Stage 1	694	(619)	(75)	-
Transfers to Stage 2	(159)	408	(249)	-
Transfers to Stage 3	(4)	(247)	251	-
Business activity during the period	136	54	(136)	54
Net remeasurement of provision for ECL	(670)	677	456	463
Write-offs	-	-	(271)	(271)
Exchange rate and other adjustments	9	14	18	41
Balance as at 31 March 2023 for Loans and Credit Commitments	**891**	**2,628**	**1,393**	**4,912**
Balance as at 30 September 2022 for debt securities	**4**	**6**	**-**	**10**
Provision for ECL on debt securities at amortised cost	-	-	-	-
Provision for ECL on debt securities at FVOCI[1]	1	-	-	1
Total provision for ECL as at 31 March 2023	**5**	**6**	**-**	**11**
Total provision for ECL as at 31 March 2023	**896**	**2,634**	**1,393**	**4,923**

1. Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

27

For the 12 months ended 30 September 2022 $m	Performing Stage 1	 Stage 2	Non-performing Stage 3	Total
Balance as at 30 September 2021 for Loans and Credit Commitments	**936**	**2,091**	**1,972**	**4,999**
Transfers to Stage 1	912	(792)	(120)	-
Transfers to Stage 2	(235)	1,002	(767)	-
Transfers to Stage 3	(14)	(383)	397	-
Business activity during the period	354	(244)	(340)	(230)
Net remeasurement of provision for ECL	(1,066)	689	1,129	752
Write-offs	-	-	(934)	(934)
Exchange rate and other adjustments	(2)	(22)	62	38
Balance as at 30 September 2022 for Loans and Credit Commitments	**885**	**2,341**	**1,399**	**4,625**
Balance as at 30 September 2021 for debt securities	**3**	**5**	**-**	**8**
Provision for ECL on debt securities at amortised cost	-	3	-	3
Provision for ECL on debt securities at FVOCI[1]	1	(2)	-	(1)
Total provision for ECL as at 30 September 2022	**4**	**6**	**-**	**10**
Total provision for ECL as at 30 September 2022	**889**	**2,347**	**1,399**	**4,635**

Overlays included in provisions for ECL on loans and credit commitments

$m	30 September 2023	31 March 2023	30 September 2022
Modelled provisions for ECL on loans and credit commitments	4,498	3,810	3,925
Overlays	432	720	700
Total provisions for ECL on loans and credit commitments	**4,930**	**4,530**	**4,625**

1. Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

28 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by major type[1]

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

30 September 2023 $m	On balance sheet	Off-balance sheet Non-market related	Market related	Total Exposure at Default	Average 6 months ended
Corporate	27,410	9,835	3,300	40,545	38,676
Business Lending	36,285	5,989	53	42,327	41,833
Property Finance	48,877	5,577	282	54,736	53,779
Large Corporate	22,845	13,686	4,797	41,328	40,356
Sovereign	148,767	297	26,313	175,377	198,239
Financial Institutions	17,001	4,545	16,880	38,426	38,031
Residential Mortgages	464,316	65,424	-	529,740	523,896
Australian Credit Cards	6,170	7,420	-	13,590	13,639
Other Retail	3,886	962	-	4,848	5,232
Small Business	21,200	7,032	-	28,232	29,059
Specialised Lending	2,079	1,803	99	3,981	3,897
Securitisation	29,823	7,723	54	37,600	35,485
Standardised	21,077	5,249	3,067	29,393	29,709
New Zealand	111,491	21,536	717	133,744	132,661
Total	**961,227**	**157,078**	**55,562**	**1,173,867**	**1,184,492**

31 March 2023 $m	On balance sheet	Off-balance sheet Non-market related	Market related	Total Exposure at Default
Corporate	25,900	8,319	2,891	37,110
Business Lending	35,255	5,541	65	40,861
Property Finance	47,275	5,097	325	52,697
Large Corporate	20,818	14,767	4,663	40,248
Sovereign	162,968	188	47,712	210,868
Financial Institutions	17,819	4,106	15,762	37,687
Residential Mortgages	452,592	65,684	-	518,276
Australian Credit Cards	6,149	7,526	-	13,675
Other Retail	4,584	1,002	-	5,586
Small Business	22,280	7,279	-	29,559
Specialised Lending	1,846	1,746	154	3,746
Securitisation	26,254	6,506	71	32,831
Standardised	24,206	3,387	2,660	30,253
New Zealand	112,731	21,302	474	134,507
Total	**960,677**	**152,450**	**74,777**	**1,187,904**

30 September 2022 $m	On balance sheet	Off-balance sheet Non-market related	Market related	Total Exposure at Default	Average 12 months ended
Corporate	67,749	55,616	24,132	147,497	135,654
Business lending	41,223	13,167	-	54,390	53,473
Sovereign	167,403	1,560	53,364	222,327	217,545
Bank	11,081	1,479	8,788	21,348	21,332
Residential mortgages	515,283	81,550	-	596,833	588,235
Australian credit cards	6,128	8,940	-	15,068	15,246
Other retail	6,434	2,538	-	8,972	10,296
Small business	21,428	6,701	-	28,129	29,576
Specialised lending	56,370	11,902	280	68,552	69,429
Securitisation	28,989	7,288	45	36,322	33,524
Standardised	10,929	974	2,700	14,603	15,275
Total	**933,017**	**191,715**	**89,309**	**1,214,041**	**1,189,585**

1. As set out in Appendix I, APRA's capital framework effective 1 January 2023 introduced new credit risk asset classes. This resulted in exposures moving between asset classes. Given this, for 30 September 2023 the average EAD over 6-months has been shown rather than a 12-month average. For 31 March 2023 the average EAD has not been shown.

29

Exposure at Default by measurement method

30 September 2023 $m	IRB Approach	FIRB Approach	Standardised Approach	Total Exposure at Default
Corporate	40,545	-	5,348	45,893
Business Lending	42,327	-	261	42,588
Property Finance	54,736	-	-	54,736
Large Corporate	-	41,328	-	41,328
Sovereign	-	175,377	1,805	177,182
Financial Institutions	-	38,426	71	38,497
Residential Mortgages	529,740	-	19,386	549,126
Australian Credit Cards	13,590	-	-	13,590
Other Retail	4,848	-	1,874	6,722
Small Business	28,232	-	157	28,389
Specialised Lending	3,981	-	491	4,472
Securitisation	37,600	-	-	37,600
New Zealand	115,430	-	18,314	133,744
Total	**871,029**	**255,131**	**47,707**	**1,173,867**

31 March 2023 $m	IRB Approach	FIRB Approach	Standardised Approach	Total Exposure at Default
Corporate	37,110	-	5,905	43,015
Business Lending	40,861	-	205	41,066
Property Finance	52,697	-	-	52,697
Large Corporate	-	40,248	-	40,248
Sovereign	-	210,868	1,777	212,645
Financial Institutions	-	37,687	75	37,762
Residential Mortgages	518,276	-	19,632	537,908
Australian Credit Cards	13,675	-	-	13,675
Other Retail	5,586	-	1,972	7,558
Small Business	29,559	-	213	29,772
Specialised Lending	3,746	-	474	4,220
Securitisation	32,831	-	-	32,831
New Zealand	114,970	-	19,537	134,507
Total	**849,311**	**288,803**	**49,790**	**1,187,904**

30 September 2022 $m	IRB Approach	Standardised Approach	Total Exposure at Default
Corporate	147,497	5,675	153,172
Business lending	54,390	729	55,119
Sovereign	222,327	1,689	224,016
Bank	21,348	96	21,444
Residential mortgages	596,833	4,358	601,191
Australian credit cards	15,068	-	15,068
Other retail	8,972	1,643	10,615
Small business	28,129	-	28,129
Specialised lending	68,552	413	68,965
Securitisation	36,322	-	36,322
Total	**1,199,438**	**14,603**	**1,214,041**

30 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by industry classification

30 September 2023

$m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total exposure at default
Corporate	2,412	826	1,583	2,161	532	3,266	577	3,078	3,505	7,017	4,496	5,971	4,772	-	349	40,545
Business Lending	5,540	10,434	3,314	431	8	3,707	408	87	5,458	4,475	5,962	1,937	141	-	425	42,327
Property Finance	738	-	-	13	-	-	-	53,653	1	129	23	-	-	-	179	54,736
Large Corporate	101	273	1,269	295	2	7,170	3,830	4,375	4,247	4,173	7,775	2,589	5,206	-	23	41,328
Sovereign	-	-	-	115,517	59,620	-	-	-	-	-	-	240	-	-	-	175,377
Financial Institutions	344	74	64	36,839	1	339	-	-	241	180	126	195	14	-	9	38,426
Residential Mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	529,740	-	529,740
Australian Credit Cards	-	-	-	-	-	-	-	-	-	-	-	-	-	13,590	-	13,590
Other Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	4,848	-	4,848
Small Business	741	1,898	3,866	1,461	478	1,719	656	2,957	4,393	3,302	2,972	1,548	328	-	1,913	28,232
Specialised Lending	-	-	-	295	-	334	192	-	83	200	-	1,092	1,785	-	-	3,981
Securitisation	-	-	-	36,619	-	-	-	-	559	-	422	-	-	-	-	37,600
Standardised	105	4	41	4,933	1,882	70	31	483	40	30	333	48	56	21,261	76	29,393
New Zealand	351	9,526	869	16,998	6,719	3,572	229	9,000	1,430	2,790	5,296	1,295	3,290	72,323	56	133,744
Total	**10,332**	**23,035**	**11,006**	**215,562**	**69,242**	**20,177**	**5,923**	**73,633**	**19,957**	**22,296**	**27,405**	**14,915**	**15,592**	**641,762**	**3,030**	**1,173,867**

1. Includes education, health & community services, cultural & recreational services and personal & other services.
2. Includes wholesale trade and retail trade.
3. Includes electricity, gas &water, and communication services.

31 March 2023

$m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total exposure at default
Corporate	2,497	873	1,242	1,447	534	3,311	549	2,805	3,353	5,876	3,872	6,443	4,008	-	300	37,110
Business Lending	5,107	9,939	3,128	451	6	3,608	401	243	5,354	4,442	5,763	1,797	123	-	499	40,861
Property Finance	589	-	-	-	-	-	-	51,907	1	1	20	-	-	-	179	52,697
Large Corporate	101	392	1,150	413	4	7,266	3,929	4,153	4,246	3,110	7,429	3,035	4,999	-	21	40,248
Sovereign	-	-	-	149,376	61,492	-	-	-	-	-	-	-	-	-	-	210,868
Financial Institutions	311	83	68	36,399	-	66	19	2	251	200	131	124	17	-	16	37,687
Residential Mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	518,276	-	518,276
Australian Credit Cards	-	-	-	-	-	-	-	-	-	-	-	-	-	13,675	-	13,675
Other Retail	-	-	-	-	-	-	-	-	-	-	-	-	-	5,586	-	5,586
Small Business	783	1,984	3,762	1,591	588	1,662	615	3,138	4,568	3,635	3,007	1,532	330	-	2,364	29,559
Specialised Lending	-	-	-	-	-	298	317	-	56	462	-	1,163	1,450	-	-	3,746
Securitisation	-	-	-	31,841	-	-	-	-	424	-	566	-	-	-	-	32,831
Standardised	1	-	10	5,712	-	2	-	21	30	111	7	-	-	19,669	4,690	30,253
New Zealand	367	9,834	913	17,352	6,658	3,614	223	9,034	1,612	2,746	4,982	1,690	3,285	72,081	116	134,507
Total	**9,756**	**23,105**	**10,273**	**244,582**	**69,282**	**19,827**	**6,053**	**71,303**	**19,895**	**20,583**	**25,777**	**15,784**	**14,212**	**629,287**	**8,185**	**1,187,904**

1. Includes education, health & community services, cultural & recreational services and personal & other services.
2. Includes wholesale trade and retail trade.
3. Includes electricity, gas & water, and communication services.

31

32 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

30 September 2022

$m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total exposure at default
Corporate	2,905	10,589	3,405	28,398	351	18,067	6,242	8,804	10,784	13,893	18,253	12,593	12,607	-	606	147,497
Business lending	5,854	10,915	4,201	1,768	7	4,999	494	1,014	6,801	6,162	7,754	2,387	368	-	1,666	54,390
Sovereign	-	1	-	152,838	68,266	70	-	539	245	214	-	154	-	-	-	222,327
Bank	-	-	-	21,224	23	-	-	-	101	-	-	-	-	-	-	21,348
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	596,833	-	596,833
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	15,068	-	15,068
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	8,972	-	8,972
Small business	748	1,975	3,469	1,252	705	1,530	545	2,150	4,211	3,664	2,815	1,484	322	-	3,259	28,129
Specialised lending	566	14	29	14	-	1	724	63,021	101	526	32	1,265	1,505	-	754	68,552
Securitisation	-	-	-	35,076	-	-	-	-	806	-	440	-	-	-	-	36,322
Standardised	110	1	182	5,069	1,689	151	39	413	149	35	535	104	59	6,001	66	14,603
Total	**10,183**	**23,495**	**11,286**	**245,639**	**71,041**	**24,818**	**8,044**	**75,941**	**23,198**	**24,494**	**29,829**	**17,987**	**14,861**	**626,874**	**6,351**	**1,214,041**

1. Includes education, health & community services, cultural & recreational services and personal & other services.
2. Includes wholesale trade and retail trade.
3. Includes electricity, gas &water, and communication services.

33

Exposure at Default by geography[1]

30 September 2023 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	38,864	254	266	462	699	-	40,545
Business Lending	42,327	-	-	-	-	-	42,327
Property Finance	54,735	1	-	-	-	-	54,736
Large Corporate	35,517	431	1,387	1,532	2,461	-	41,328
Sovereign	159,827	3,607	10,830	696	417	-	175,377
Financial Institutions	29,042	103	4,611	110	4,560	-	38,426
Residential Mortgages	529,640	-	-	100	-	-	529,740
Australian Credit Cards	13,590	-	-	-	-	-	13,590
Other Retail	4,848	-	-	-	-	-	4,848
Small Business	28,231	-	-	1	-	-	28,232
Specialised Lending	3,980	-	1	-	-	-	3,981
Securitisation	37,600	-	-	-	-	-	37,600
Standardised	25,788	-	-	4	-	3,601	29,393
New Zealand	-	133,744	-	-	-	-	133,744
Total	**1,003,989**	**138,140**	**17,095**	**2,905**	**8,137**	**3,601**	**1,173,867**

31 March 2023 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	35,422	315	266	525	582	-	37,110
Business Lending	40,861	-	-	-	-	-	40,861
Property Finance	52,695	2	-	-	-	-	52,697
Large Corporate	34,198	436	1,524	1,896	2,194	-	40,248
Sovereign	190,563	3,858	15,467	671	309	-	210,868
Financial Institutions	28,857	102	4,845	121	3,762	-	37,687
Residential Mortgages	518,156	-	-	120	-	-	518,276
Australian Credit Cards	13,675	-	-	-	-	-	13,675
Other Retail	5,586	-	-	-	-	-	5,586
Small Business	29,558	-	-	1	-	-	29,559
Specialised Lending	3,506	5	-	-	235	-	3,746
Securitisation	32,831	-	-	-	-	-	32,831
Standardised	26,710	-	-	6	-	3,537	30,253
New Zealand	-	134,507	-	-	-	-	134,507
Total	**1,012,618**	**139,225**	**22,102**	**3,340**	**7,082**	**3,537**	**1,187,904**

30 September 2022 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	98,283	22,938	10,222	4,678	11,376	-	147,497
Business lending	49,950	4,440	-	-	-	-	54,390
Sovereign	191,542	18,933	10,522	870	460	-	222,327
Bank	19,788	1,105	10	298	147	-	21,348
Residential mortgages	532,458	64,226	-	149	-	-	596,833
Australian credit cards	15,068	-	-	-	-	-	15,068
Other retail	6,460	2,512	-	-	-	-	8,972
Small business	26,093	2,035	-	1	-	-	28,129
Specialised lending	61,087	7,465	-	-	-	-	68,552
Securitisation	31,730	4,592	-	-	-	-	36,322
Standardised	11,277	-	-	-	-	3,326	14,603
Total	**1,043,736**	**128,246**	**20,754**	**5,996**	**11,983**	**3,326**	**1,214,041**

1. Geographic segmentation of exposures is based on the location of the office in which these items were booked.

34 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by residual contractual maturity

30 September 2023 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	3,087	6,217	16,937	9,204	5,100	40,545
Business Lending	2,527	9,391	18,459	4,487	7,463	42,327
Property Finance	193	16,254	25,349	5,527	7,413	54,736
Large Corporate	4,300	6,339	19,207	9,703	1,779	41,328
Sovereign	434	102,118	38,962	14,239	19,624	175,377
Financial Institutions	2,841	5,752	25,876	2,690	1,267	38,426
Residential Mortgages	24,522	1,255	3,138	768	500,057	529,740
Australian Credit Cards	13,588	-	-	-	2	13,590
Other Retail	175	177	1,235	1,165	2,096	4,848
Small Business	4,270	2,608	7,401	5,953	8,000	28,232
Specialised Lending	-	355	1,121	935	1,570	3,981
Securitisation	-	6,637	10,737	2,253	17,973	37,600
Standardised	1,397	2,676	6,813	405	18,102	29,393
New Zealand	5,354	26,258	20,144	8,147	73,841	133,744
Total	**62,688**	**186,037**	**195,379**	**65,476**	**664,287**	**1,173,867**

31 March 2023 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	3,189	4,829	15,016	9,270	4,806	37,110
Business Lending	2,473	8,958	17,470	4,813	7,147	40,861
Property Finance	207	14,537	24,677	7,029	6,247	52,697
Large Corporate	4,406	6,034	19,246	9,029	1,533	40,248
Sovereign	469	111,183	59,069	14,256	25,891	210,868
Financial Institutions	3,281	5,786	24,379	3,238	1,003	37,687
Residential Mortgages	26,217	1,606	3,648	784	486,021	518,276
Australian Credit Cards	13,675	-	-	-	-	13,675
Other Retail	184	206	1,421	1,526	2,249	5,586
Small Business	4,490	2,525	7,451	6,113	8,980	29,559
Specialised Lending	1	338	821	1,155	1,431	3,746
Securitisation	-	10,132	7,022	3,065	12,612	32,831
Standardised	1,467	2,608	6,976	449	18,753	30,253
New Zealand	5,554	27,198	20,503	8,191	73,061	134,507
Total	**65,613**	**195,940**	**207,699**	**68,918**	**649,734**	**1,187,904**

30 September 2022 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	13,078	24,945	76,523	26,790	6,161	147,497
Business lending	4,458	12,882	24,137	5,998	6,915	54,390
Sovereign	1,304	115,909	69,268	13,010	22,836	222,327
Bank	3,186	3,384	13,845	776	157	21,348
Residential mortgages	29,080	5,422	10,469	2,652	549,210	596,833
Australian credit cards	15,068	-	-	-	-	15,068
Other retail	2,535	290	3,133	1,999	1,015	8,972
Small business	4,241	2,781	7,872	6,451	6,784	28,129
Specialised lending	322	19,318	37,024	8,620	3,268	68,552
Securitisation	-	8,502	10,254	4,346	13,220	36,322
Standardised	1,443	1,257	7,029	297	4,577	14,603
Total	**74,715**	**194,690**	**259,554**	**70,939**	**614,143**	**1,214,041**

35

Non-performing and past due loans by portfolio

30 September 2023 $m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Corporate	27	100	127	93	16
Business Lending	823	190	1,013	296	39
Property Finance	716	36	752	157	4
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	51	8	59	16	9
Residential Mortgages	4,117	238	4,355	382	32
Australian Credit Cards	-	84	84	31	99
Other Retail	-	123	123	59	122
Small Business	667	320	987	165	57
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	345	124	469	97	5
New Zealand	661	79	740	120	27
Total	**7,407**	**1,302**	**8,709**	**1,416**	**410**

31 March 2023 $m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 6 month ended
Corporate	78	164	242	147	(26)
Business Lending	890	164	1,054	235	16
Property Finance	719	23	742	134	2
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	50	15	65	18	5
Residential Mortgages	3,397	232	3,629	330	11
Australian Credit Cards	-	100	100	37	44
Other Retail	-	160	160	80	53
Small Business	692	429	1,121	196	31
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	309	137	446	98	-
New Zealand	574	97	671	118	7
Total	**6,709**	**1,521**	**8,230**	**1,393**	**143**

36 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

30 September 2022 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Corporate	150	292	196	384
Business lending	1,175	274	142	84
Sovereign	-	-	-	-
Bank	-	-	-	-
Residential mortgages	3,576	248	67	30
Australian credit cards	-	60	30	104
Other retail	-	182	94	105
Small business	557	326	136	37
Specialised lending	549	29	10	1
Securitisation	-	-	-	-
Standardised	72	103	51	-
Total	**6,079**	**1,514**	**726**	**745**

Non-performing and past due loans by industry classification

30 September 2023 $m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Accommodation, cafes & restaurants	148	40	188	48	10
Agriculture, forestry & fishing	347	43	390	73	(30)
Construction	194	75	269	63	9
Finance & insurance	76	28	104	28	10
Government administration & defence	-	-	-	-	-
Manufacturing	183	104	287	109	51
Mining	11	7	18	3	1
Property	864	66	930	184	13
Property services & business services	212	102	314	87	21
Services[2]	152	82	234	66	11
Trade[3]	222	125	347	91	29
Transport & storage	56	22	78	15	4
Utilities[4]	7	4	11	2	-
Retail lending	4,898	540	5,438	604	275
Other	37	64	101	43	6
Total	**7,407**	**1,302**	**8,709**	**1,416**	**410**

1. Includes items past 90 days not impaired.
2. Includes education, health & community services, cultural & recreational services and personal & other services.
3. Includes wholesale trade and retail trade.
4. Includes electricity, gas &water, and communication services.

37

31 March 2023 $m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 6 month ended
Accommodation, cafes & restaurants	208	61	269	63	7
Agriculture, forestry & fishing	263	59	322	51	(34)
Construction	185	96	281	63	6
Finance & insurance	94	39	133	33	5
Government administration & defence	-	-	-	-	-
Manufacturing	172	112	284	109	1
Mining	12	8	20	4	-
Property	892	61	953	158	7
Property services & business services	226	125	351	93	14
Services[1]	174	92	266	72	8
Trade[2]	295	170	465	113	9
Transport & storage	63	33	96	18	1
Utilities[3]	8	5	13	2	-
Retail lending	4,059	583	4,642	570	116
Other	58	77	135	44	3
Total	**6,709**	**1,521**	**8,230**	**1,393**	**143**

30 September 2022 $m	Defaulted not impaired[4]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Accommodation, cafes & restaurants	273	57	25	5
Agriculture, forestry & fishing	243	55	21	7
Construction	145	88	41	10
Finance & insurance	86	40	23	8
Government administration & defence	-	-	-	-
Manufacturing	126	186	113	89
Mining	14	9	3	3
Property	801	57	18	28
Property services & business services	202	150	91	17
Services[1]	181	101	59	310
Trade[2]	298	172	83	19
Transport & storage	55	37	13	7
Utilities[3]	6	4	1	1
Retail lending	3,636	503	198	239
Other	13	55	37	2
Total	**6,079**	**1,514**	**726**	**745**

1. Includes education, health & community services, cultural & recreational services and personal & other services.
2. Includes wholesale trade and retail trade.
3. Includes electricity, gas &water, and communication services.
4. Includes items past 90 days not impaired.

38 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Non-performing and past due loans by geography[1]

30 September 2023 $m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 12 months ended
Australia	6,705	1,111	7,816	1,221	379
New Zealand	661	79	740	120	27
Americas	-	-	-	-	-
Asia	-	34	34	32	-
Europe	-	-	-	-	-
Pacific	41	78	119	43	4
Total	**7,407**	**1,302**	**8,709**	**1,416**	**410**

31 March 2023 $m	Non Performing Exposures - Not Impaired	Non Performing Exposures - Impaired	Total Non Performing Exposures	Specific provisions for Non Performing Exposures	Actual Losses for the 6 month ended
Australia	6,078	1,295	7,373	1,205	136
New Zealand	574	98	672	118	7
Americas	-	-	-	-	-
Asia	-	33	33	20	-
Europe	-	-	-	-	-
Pacific	57	95	152	50	-
Total	**6,709**	**1,521**	**8,230**	**1,393**	**143**

30 September 2022 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Actual Losses for the 12 months ended
Australia	5,609	1,302	609	685
New Zealand	425	77	34	60
Americas	-	-	-	-
Asia	-	34	32	-
Europe	-	-	-	-
Pacific	45	101	51	-
Total	**6,079**	**1,514**	**726**	**745**

1. Geographic segmentation of exposures is based on the location of the office in which these items were booked.
2. Includes items past 90 days not impaired.

39

Portfolios subject to IRB approaches (AIRB)

In the tables below Westpac's transaction-managed exposures are classified by the external credit rating. Each external credit rating aligns to one or more internally assigned credit risk grades, as outlined in the 'Credit Risk Management' section of this report. Westpac's internal rating scale has more risk grades than does the external rating scale, and as a result, average PD can vary from portfolio to portfolio for the same external grade. Westpac's program-managed exposures are classified by PD band and the average PD within a band can, likewise, vary from portfolio to portfolio.

For both non-defaulted and defaulted exposures, regulatory expected loss is defined at facility level. For non-defaulted exposures, regulatory expected loss is the product of PD, LGD and EAD while for defaulted exposures, this is the best estimates of loss. Total regulatory expected loss as shown in the table below is the sum of both non-defaulted and defaulted regulatory expected loss and given the difference in methodology, regulatory expected loss reported is not equal to the product of the corresponding reported average PD, average LGD and aggregate EAD.

From 31 March 2023, the tables below reflect the asset class definitions set out on page 20.

Corporate portfolio by external credit rating

30 September 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	108	103	150	0.05%	50%	-	23	15%
AA	1,495	1,275	2,159	0.05%	50%	1	406	19%
A	4,416	2,672	5,570	0.07%	41%	2	1,315	24%
BBB	11,652	7,095	15,401	0.27%	38%	16	7,179	47%
BB	12,005	6,441	15,852	1.22%	38%	71	13,596	86%
B	194	94	248	4.78%	45%	5	394	159%
Other	479	542	805	17.58%	44%	56	1,713	213%
Subtotal	30,349	18,222	40,185	0.98%	39%	151	24,626	61%
Default	127	30	360	100.00%	49%	326	192	53%
Total	**30,476**	**18,252**	**40,545**	**1.86%**	**39%**	**477**	**24,818**	**61%**

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	100	104	142	0.00%	50%	-	20	14%
AA	1,430	1,256	2,120	0.05%	47%	-	384	18%
A	3,250	2,236	4,243	0.07%	44%	1	1,147	27%
BBB	11,013	6,559	14,308	0.34%	41%	17	7,259	51%
BB	11,999	6,036	15,017	1.19%	39%	70	13,404	89%
B	113	69	149	4.70%	47%	3	233	156%
Other	334	405	560	19.11%	45%	45	1,233	220%
Subtotal	28,239	16,665	36,539	0.94%	41%	136	23,680	65%
Default	241	115	571	100.00%	48%	452	629	110%
Total	**28,480**	**16,780**	**37,110**	**2.47%**	**41%**	**588**	**24,309**	**66%**

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	1,695	9	1,703	0.01%	59%	-	179	11%
AA	5,425	2,074	7,485	0.03%	47%	1	1,009	13%
A	27,763	11,937	39,465	0.07%	51%	14	10,254	26%
BBB	36,926	24,660	60,667	0.22%	48%	63	29,743	49%
BB	26,680	9,188	35,339	1.05%	37%	138	27,071	77%
B	619	45	654	4.78%	42%	13	908	139%
Other	1,011	302	1,305	19.45%	42%	104	2,810	215%
Subtotal	100,119	48,215	146,618	0.56%	46%	333	71,974	49%
Default	407	115	879	N/A	70%	567	714	81%
Total	**100,526**	**48,330**	**147,497**	**1.15%**	**46%**	**900**	**72,688**	**49%**

1. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
2. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

40 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Business lending portfolio by external credit ratings

30 September 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.00%	0%	-	-	0%
AA	-	-	-	0.00%	0%	-	-	0%
A	-	20	8	0.08%	27%	-	1	11%
BBB	3,674	2,705	4,951	0.45%	29%	7	1,684	34%
BB	29,764	9,315	34,280	1.36%	28%	130	18,895	55%
B	714	114	778	4.81%	29%	11	635	82%
Other	1,233	214	1,356	23.19%	30%	96	2,082	153%
Subtotal	35,385	12,368	41,373	2.03%	28%	244	23,297	56%
Default	953	107	954	100.00%	27%	285	563	59%
Total	**36,338**	**12,475**	**42,327**	**4.24%**	**28%**	**529**	**23,860**	**56%**

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.00%	0%	-	-	0%
AA	-	-	-	0.00%	0%	-	-	0%
A	-	22	10	0.00%	30%	-	2	20%
BBB	3,208	2,407	4,227	0.54%	30%	8	1,604	38%
BB	29,360	9,743	33,799	1.50%	30%	160	20,935	62%
B	652	117	703	4.84%	31%	11	605	86%
Other	1,045	220	1,143	22.92%	32%	84	1,791	157%
Subtotal	34,265	12,509	39,882	2.07%	31%	263	24,937	63%
Default	976	137	979	100.00%	27%	227	991	101%
Total	**35,241**	**12,646**	**40,861**	**4.42%**	**30%**	**490**	**25,928**	**63%**

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.00%	0%	-	-	0%
AA	-	-	-	0.00%	0%	-	-	0%
A	147	50	197	0.08%	43%	-	43	22%
BBB	2,890	1,501	4,392	0.23%	30%	3	1,138	26%
BB	35,858	9,890	45,727	1.39%	29%	182	25,157	55%
B	804	114	919	4.78%	29%	13	707	77%
Other	1,445	222	1,668	22.74%	31%	117	2,427	146%
Subtotal	41,144	11,777	52,903	2.02%	29%	315	29,472	56%
Default	1,381	105	1,487	N/A	24%	311	1,069	72%
Total	**42,525**	**11,882**	**54,390**	**4.70%**	**29%**	**626**	**30,541**	**56%**

1. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
2. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

41

Property finance portfolio by external credit ratings[1]

Property finance (income-producing real estate under APS113) represents exposures where repayments depend primarily on the cash flows generated by the asset or other real estate assets owned by the borrower.

30 September 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.00%	0%	-	-	0%
AA	-	-	-	0.00%	0%	-	-	0%
A	1,455	591	1,695	0.09%	43%	1	741	44%
BBB	11,538	2,676	13,064	0.24%	17%	5	3,642	28%
BB	33,741	5,636	37,489	1.27%	22%	105	23,533	63%
B	864	40	885	4.78%	22%	10	852	96%
Other	816	69	858	20.84%	23%	41	1,475	172%
Subtotal	48,414	9,012	53,991	1.36%	21%	162	30,243	56%
Default	745	49	745	100.00%	19%	158	173	23%
Total	**49,159**	**9,061**	**54,736**	**2.70%**	**21%**	**320**	**30,416**	**56%**

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.00%	0%	-	-	-
AA	-	-	-	0.00%	0%	-	-	0%
A	1,470	708	1,754	0.11%	43%	1	771	44%
BBB	11,248	2,548	12,529	0.24%	18%	5	3,975	32%
BB	33,257	5,497	36,733	1.31%	23%	115	24,704	67%
B	392	27	406	4.68%	24%	5	410	101%
Other	489	62	531	20.15%	26%	28	989	186%
Subtotal	46,856	8,842	51,953	1.23%	23%	154	30,849	59%
Default	744	45	744	100.00%	21%	134	385	52%
Total	**47,600**	**8,887**	**52,697**	**2.63%**	**23%**	**288**	**31,234**	**59%**

1. Property Finance is a separate asset class and subject to the AIRB approach to calculate RWAs. Property Finance was previously categorised as specialised lending and subject to supervisory risk weights in the IRB approach. As Property Finance was a new asset class, 30 September 2022 comparatives have not been included.
2. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

42 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Residential mortgages portfolio by PD band[1,2]

30 September 2023 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	72,233	41,325	112,350	0.06%	13%	8	6,368	6%
0.10 to 0.25	106,671	14,695	120,152	0.16%	14%	27	10,067	8%
0.25 to 1.0	221,712	11,338	232,352	0.45%	16%	163	43,357	19%
1.0 to 2.5	29,636	672	30,214	1.20%	16%	59	11,510	38%
2.5 to 10.0	22,472	1,149	23,055	7.78%	15%	280	24,663	107%
10.0 to 99.99	7,220	24	7,245	21.54%	16%	251	9,963	138%
Subtotal	459,944	69,203	525,368	0.95%	15%	788	105,928	20%
Default	4,372	28	4,372	100.00%	20%	378	7,020	161%
Total	**464,316**	**69,231**	**529,740**	**1.77%**	**15%**	**1,166**	**112,948**	**21%**

31 March 2023 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	68,121	42,265	109,324	0.05%	13%	8	6,199	6%
0.10 to 0.25	108,341	15,201	122,339	0.16%	14%	28	10,327	8%
0.25 to 1.0	214,998	11,043	225,545	0.44%	16%	159	42,080	19%
1.0 to 2.5	27,824	669	28,427	1.21%	17%	57	10,919	38%
2.5 to 10.0	21,926	1,327	22,632	7.73%	16%	273	24,250	107%
10.0 to 99.99	6,332	26	6,362	19.82%	16%	206	8,813	139%
Subtotal	447,542	70,531	514,629	0.90%	15%	731	102,588	20%
Default	3,629	28	3,647	100.00%	20%	326	6,576	180%
Total	**451,171**	**70,559**	**518,276**	**1.59%**	**15%**	**1,057**	**109,164**	**21%**

30 September 2022 $m	Outstandings[3]	Committed Undrawn[4]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	139,831	45,839	184,024	0.07%	20%	28	12,446	7%
0.10 to 0.25	27,842	9,372	36,510	0.24%	20%	18	5,641	15%
0.25 to 1.0	285,338	30,499	311,768	0.52%	20%	322	78,447	25%
1.0 to 2.5	34,699	3,384	37,178	1.45%	21%	111	18,546	50%
2.5 to 10.0	12,192	574	12,492	4.84%	20%	122	12,062	97%
10.0 to 99.99	10,840	198	11,020	18.62%	20%	410	15,965	145%
Subtotal	510,742	89,866	592,992	0.85%	20%	1,011	143,107	24%
Default	3,829	29	3,841	N/A	20%	394	6,101	159%
Total	**514,571**	**89,895**	**596,833**	**1.49%**	**20%**	**1,405**	**149,208**	**25%**

1. As at 30 September 2023 Residential Mortgages risk weighted assets under the IRB approach totalled $132,238 million. The standardised approach equivalent was $209,292 million.
2. The above table reflects that at 30 September 2022 Westpac applied a floor of 25% to its residential mortgage risk weights. This floor was removed under APRA's capital framework commencing 1 January 2023.
3. Outstandings are balances that were drawn down as at the reporting date.
4. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

43

Australian credit cards portfolio by PD band[1,2]

30 September 2023 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,245	5,913	4,267	0.08%	81%	3	182	4%
0.10 to 0.25	1,512	4,603	4,047	0.17%	84%	6	345	9%
0.25 to 1.0	1,400	2,155	2,621	0.55%	85%	12	582	22%
1.0 to 2.5	871	581	1,223	1.64%	85%	17	632	52%
2.5 to 10.0	737	405	954	3.58%	84%	29	844	88%
10.0 to 99.99	342	160	415	17.36%	80%	57	901	217%
Subtotal	6,107	13,817	13,527	1.11%	83%	124	3,486	26%
Default	63	21	63	100.00%	75%	31	226	358%
Total	**6,170**	**13,838**	**13,590**	**1.57%**	**83%**	**155**	**3,712**	**27%**

31 March 2023 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,231	6,106	4,345	0.07%	80%	3	185	4%
0.10 to 0.25	1,450	4,610	3,981	0.18%	84%	6	338	8%
0.25 to 1.0	1,375	2,130	2,581	0.54%	85%	12	575	22%
1.0 to 2.5	901	593	1,260	1.67%	85%	18	652	52%
2.5 to 10.0	754	439	984	3.56%	84%	29	871	89%
10.0 to 99.99	365	188	451	17.29%	81%	63	983	218%
Subtotal	6,076	14,066	13,602	1.16%	83%	131	3,604	26%
Default	73	28	73	100.00%	74%	41	353	484%
Total	**6,149**	**14,094**	**13,675**	**1.69%**	**83%**	**172**	**3,957**	**29%**

30 September 2022 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,835	9,242	7,626	0.05%	79%	3	197	3%
0.10 to 0.25	1,124	3,136	2,911	0.16%	82%	4	225	8%
0.25 to 1.0	1,010	1,017	1,667	0.46%	83%	7	310	19%
1.0 to 2.5	1,025	716	1,536	1.55%	82%	19	699	46%
2.5 to 10.0	825	297	1,001	4.40%	82%	36	932	93%
10.0 to 99.99	237	63	255	25.68%	79%	51	1,061	416%
Subtotal	6,056	14,471	14,996	1.00%	81%	120	3,424	23%
Default	72	16	72	N/A	80%	33	493	685%
Total	**6,128**	**14,487**	**15,068**	**1.47%**	**81%**	**153**	**3,917**	**26%**

1. The above table reflects that at 30 September 2022 Westpac applied a floor of 26% to its Australian Credit Cards risk weights.
2. Outstandings are balances that were drawn down as at the reporting date.
3. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

44 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Small business portfolio by PD band

30 September 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	-	-	-	0.00%	0%	-	-	0%
0.10 to 0.25	-	-	-	0.00%	0%	-	-	0%
0.25 to 1.0	1,339	2,455	3,822	0.58%	37%	8	1,235	32%
1.0 to 2.5	13,684	3,802	17,482	1.48%	35%	92	8,334	48%
2.5 to 10.0	3,861	508	4,369	4.86%	35%	73	3,018	69%
10.0 to 99.99	1,465	240	1,707	28.16%	35%	173	1,850	108%
Subtotal	20,349	7,005	27,380	3.56%	35%	346	14,437	53%
Default	851	94	852	100.00%	39%	163	2,603	306%
Total	**21,200**	**7,099**	**28,232**	**6.47%**	**35%**	**509**	**17,040**	**60%**

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	-	-	-	0.00%	0%	-	-	0%
0.10 to 0.25	-	-	-	0.00%	0%	-	-	0%
0.25 to 1.0	1,145	2,292	3,474	0.60%	37%	8	1,144	33%
1.0 to 2.5	14,408	4,022	18,651	1.47%	35%	98	8,938	48%
2.5 to 10.0	4,054	547	4,672	4.88%	36%	81	3,055	65%
10.0 to 99.99	1,538	209	1,767	28.92%	36%	187	1,923	109%
Subtotal	21,145	7,070	28,564	3.62%	36%	374	15,060	53%
Default	988	103	995	100.00%	39%	202	3,159	317%
Total	**22,133**	**7,173**	**29,559**	**6.87%**	**36%**	**576**	**18,219**	**62%**

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	201	371	404	0.07%	53%	-	46	11%
0.10 to 0.25	125	198	317	0.19%	21%	-	27	9%
0.25 to 1.0	4,955	3,444	8,327	0.46%	29%	11	1,785	21%
1.0 to 2.5	12,752	1,605	14,374	1.60%	38%	85	7,243	50%
2.5 to 10.0	2,249	287	2,537	5.10%	35%	47	1,722	68%
10.0 to 99.99	1,311	81	1,395	28.26%	37%	143	1,545	111%
Subtotal	21,593	5,986	27,354	2.90%	35%	286	12,368	45%
Default	763	65	775	N/A	32%	162	1,623	209%
Total	**22,356**	**6,051**	**28,129**	**5.57%**	**35%**	**448**	**13,991**	**50%**

1. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
2. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

45

Other retail portfolio by PD band

30 September 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1	4	2	0.07%	79%	-	-	17%
0.10 to 0.25	67	135	199	0.22%	71%	-	67	34%
0.25 to 1.0	1,356	454	1,811	0.62%	62%	7	967	53%
1.0 to 2.5	987	303	1,291	1.57%	76%	15	1,263	98%
2.5 to 10.0	1,019	58	1,087	4.79%	77%	41	1,347	124%
10.0 to 99.99	321	12	339	28.73%	71%	70	598	176%
Subtotal	3,751	966	4,729	3.84%	70%	133	4,242	90%
Default	120	4	119	100.00%	72%	60	365	305%
Total	**3,871**	**970**	**4,848**	**6.21%**	**70%**	**193**	**4,607**	**95%**

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1	3	2	0.00%	100%	-	-	-
0.10 to 0.25	80	141	218	0.00%	70%	-	72	33%
0.25 to 1.0	1,724	466	2,190	0.64%	61%	8	1,154	53%
1.0 to 2.5	1,121	314	1,436	1.53%	74%	17	1,375	96%
2.5 to 10.0	1,098	62	1,169	4.79%	76%	43	1,427	122%
10.0 to 99.99	389	20	416	28.37%	69%	83	715	172%
Subtotal	4,413	1,006	5,431	3.87%	68%	151	4,743	87%
Default	155	5	155	100.00%	72%	83	561	362%
Total	**4,568**	**1,011**	**5,586**	**6.53%**	**69%**	**234**	**5,304**	**95%**

30 September 2022 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	214	792	696	0.05%	47%	-	52	7%
0.10 to 0.25	336	1,110	1,052	0.20%	59%	2	264	25%
0.25 to 1.0	2,274	824	2,949	0.64%	60%	12	1,490	51%
1.0 to 2.5	1,528	674	2,036	1.64%	70%	25	1,796	88%
2.5 to 10.0	1,381	185	1,531	4.85%	74%	59	1,773	116%
10.0 to 99.99	493	29	534	24.56%	70%	96	840	157%
Subtotal	6,226	3,614	8,798	2.96%	64%	194	6,215	71%
Default	172	10	174	N/A	70%	98	511	294%
Total	**6,398**	**3,624**	**8,972**	**4.84%**	**64%**	**292**	**6,726**	**75%**

1. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
2. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

46 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Portfolios subject to supervisory risk-weights in the IRB approach[1]

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital 'slotting' approach applies. Specialised lending relates to Project Finance and Object Finance. The 'Credit Risk Management' section of this report describes the alignment of Westpac risk grades to both external rating equivalents and regulatory capital 'slots'.

30 September 2023 $m	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	2,909	11	2,036
Good	90%	817	7	736
Satisfactory	115%	255	7	293
Weak	250%	-	-	-
Default	N/A	-	-	-
Total		**3,981**	**25**	**3,065**

31 March 2023 $m	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	2,596	10	1,817
Good	90%	837	7	753
Satisfactory	115%	312	9	359
Weak	250%	1	-	2
Default	N/A	-	-	-
Total		**3,746**	**26**	**2,931**

30 September 2022 $m	Risk Weight	Exposure at Default	Regulatory Expected Loss	Risk Weighted Assets
Strong	70%	30,512	122	21,360
Good	90%	32,274	259	29,151
Satisfactory	115%	4,539	127	5,260
Weak	250%	627	50	1,567
Default	N/A	600	300	-
Total		**68,552**	**858**	**57,338**

1. Westpac previously categorised Property Finance and Project Finance (including Object Finance) credit risk exposures under Specialised Lending. The revised capital framework has resulted in Property Finance being recategorised as a separate exposure class using the AIRB approach to calculate RWAs (refer to page 92).

47

Portfolios subject to FIRB[1]

This table sets out portfolios subject to FIRB. Under FIRB, an ADI must provide its own estimates of PD and maturity and rely on supervisory estimates of LGD and EAD. This includes all Sovereign, Financial Institutions and Large Corporate exposures.

Sovereign exposures by external credit rating[1]

30 September 2023 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	110,926	6	110,928	0.01%	7%	1	782	1%
AA	63,146	213	63,328	0.02%	5%	1	1,038	2%
A	778	145	844	0.04%	47%	-	158	19%
BBB	222	61	246	0.19%	50%	-	116	47%
BB	4	3	7	1.51%	54%	-	8	114%
B	4	46	22	4.78%	51%	1	36	164%
Other	-	3	2	23.74%	39%	-	5	250%
Subtotal	175,080	477	175,377	0.01%	7%	3	2,143	1%
Default	-	-	-	-	-	-	-	-
Total	**175,080**	**477**	**175,377**	**0.01%**	**7%**	**3**	**2,143**	**1%**

31 March 2023 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	142,152	42	142,169	0.01%	5%	1	780	1%
AA	67,986	207	68,172	0.02%	5%	1	1,409	2%
A	388	94	430	0.00%	43%	-	102	24%
BBB	84	1	84	0.00%	51%	-	47	56%
BB	8	4	11	0.00%	55%	-	13	118%
B	-	-	-	-	-	-	1	-
Other	-	3	2	0.00%	50%	-	5	250%
Subtotal	210,618	351	210,868	0.01%	5%	2	2,357	1%
Default	-	-	-	0.00%	-	-	-	-
Total	**210,618**	**351**	**210,868**	**0.01%**	**5%**	**2**	**2,357**	**1%**

30 September 2022 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	159,202	311	159,587	0.01%	6%	1	1,040	1%
AA	60,550	698	61,544	0.02%	6%	1	1,091	2%
A	722	301	1,025	0.05%	33%	-	161	16%
BBB	138	12	150	0.17%	29%	-	25	17%
BB	5	13	18	2.10%	35%	-	15	83%
B	-	-	-	-	-	-	-	-
Other	1	2	3	12.11%	18%	-	3	100%
Subtotal	220,618	1,337	222,327	0.01%	6%	2	2,335	1%
Default	-	-	-	N/A	-	-	-	-
Total	**220,618**	**1,337**	**222,327**	**0.01%**	**6%**	**2**	**2,335**	**1%**

1. Prior period comparatives for 30 September 2022 have not been included for Financial Institutions and Large Corporate exposures as these represented a new asset class under APRA's capital framework as set out in Appendix I. For Sovereign exposures, RWA was previously calculated using AIRB.
2. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
3. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Financial institution exposures by external credit rating

30 September 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	2,428	-	2,428	0.05%	50%	1	716	29%
AA	10,141	442	10,383	0.05%	50%	3	2,529	24%
A	16,560	3,559	18,486	0.06%	50%	6	4,648	25%
BBB	2,461	3,466	4,416	0.20%	51%	4	2,598	59%
BB	2,128	673	2,521	1.08%	44%	10	2,752	109%
B	23	18	38	4.73%	39%	1	66	174%
Other	53	28	68	22.46%	37%	5	148	218%
Subtotal	33,794	8,186	38,340	0.18%	50%	30	13,457	35%
Default	86	3	86	100.00%	42%	36	-	0%
Total	**33,880**	**8,189**	**38,426**	**0.41%**	**50%**	**66**	**13,457**	**35%**

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	3,029	-	3,029	0.07%	50%	1	1,486	49%
AA	8,868	482	9,127	0.05%	50%	2	3,279	36%
A	16,596	4,045	18,740	0.06%	51%	6	5,019	27%
BBB	2,800	2,544	4,125	0.19%	52%	4	2,523	61%
BB	2,113	642	2,484	1.13%	47%	12	2,553	103%
B	27	15	41	4.88%	46%	1	69	168%
Other	53	5	56	23.21%	38%	5	128	229%
Subtotal	33,486	7,733	37,602	0.18%	50%	31	15,057	40%
Default	85	3	85	100.00%	47%	40	-	0%
Total	**33,571**	**7,736**	**37,687**	**0.41%**	**50%**	**71**	**15,057**	**40%**

1. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
2. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

49

Large corporate exposures by external credit rating

30 September 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.05%	0%	-	-	0%
AA	1,286	292	1,405	0.05%	33%	-	244	17%
A	9,270	7,392	12,767	0.07%	50%	5	3,785	30%
BBB	14,201	17,966	22,460	0.21%	50%	25	11,499	51%
BB	2,620	3,077	4,236	0.94%	46%	19	3,892	92%
B	31	25	52	4.78%	53%	1	91	175%
Other	233	329	407	16.76%	50%	34	1,059	260%
Subtotal	27,641	29,081	41,327	0.41%	49%	84	20,570	50%
Default	1	-	1	100.00%	28%	-	-	0%
Total	**27,642**	**29,081**	**41,328**	**0.41%**	**49%**	**84**	**20,570**	**50%**

31 March 2023 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	0.00%	0%	-	-	0%
AA	174	261	281	0.00%	50%	-	66	23%
A	8,056	9,177	12,328	0.07%	55%	5	3,947	32%
BBB	14,096	18,316	22,683	0.22%	52%	26	12,152	54%
BB	2,960	3,740	4,838	1.01%	48%	24	4,786	99%
B	37	26	54	5.56%	59%	2	107	198%
Other	19	88	64	17.19%	52%	6	170	266%
Subtotal	25,342	31,608	40,248	0.31%	52%	63	21,228	53%
Default	-	-	-	0.00%	0%	-	-	0%
Total	**25,342**	**31,608**	**40,248**	**0.31%**	**52%**	**63**	**21,228**	**53%**

1. Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
2. Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

50 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach for the calculation of RWA. This includes certain mortgages that are prescribed a standardised risk weight including interest-only mortgages greater than five years and mortgages held by self-managed super funds. Other exposures subject to the standardised approach include Westpac Pacific, Asian retail exposures, margin lending and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure[1] is also included in the standardised approach.

30 September 2023 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	-	-
2%	2,983	60
4%	1,739	70
20%	1,811	362
35%	-	-
50%	393	196
65%	210	137
75%	155	116
85%	269	229
90%	437	393
100%	20,828	20,828
120%	11	13
150%	388	584
1250%	-	-
Default fund contributions[1]	169	73
Mark-to-market related credit risk	-	5,752
Total	**29,393**	**28,813**

31 March 2023 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	-	-
2%	2,559	51
4%	-	-
20%	4,571	914
35%	-	-
50%	414	207
65%	208	135
75%	201	151
85%	201	171
90%	412	371
100%	20,736	20,736
120%	15	18
150%	681	1,021
1250%	-	-
Default fund contributions[1]	255	150
Mark-to-market related credit risk	-	5,214
Total	**30,253**	**29,139**

1. Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

51

30 September 2022 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	1,762	-
2%	3,051	61
20%	1,159	232
35%	361	126
50%	1,174	587
75%	2,652	1,989
100%	4,240	4,239
150%	54	82
Default fund contributions[1]	150	105
Mark-to-market related credit risk	-	6,377
Total	**14,603**	**13,798**

New Zealand portfolio

This table presents a summary of the New Zealand asset class. When an overseas banking subsidiary is regulated by the RBNZ, RWA and Expected Losses (EL) are calculated using the RBNZ rules[2]. The table below summarises Westpac's New Zealand regulated RWA credit exposures (including securitisations) using RBNZ asset classes used to determine RWA.

30 September 2023 $m	Total Exposure at Default	Total Risk Weighted Assets	Regulatory Expected Loss
Residential Mortgages	69,751	17,353	176
Other Retail	2,572	1,223	41
Small Business	1,977	688	11
Corporate/Business Lending	41,130	25,085	323
Standardised	18,314	2,299	-
Total	**133,744**	**46,648**	**551**

31 March 2023 $m	Total Exposure at Default	Total Risk Weighted Assets	Regulatory Expected Loss
Residential Mortgages	69,440	16,804	166
Other Retail	2,642	1,287	49
Small Business	2,053	711	12
Corporate/Business Lending	40,835	24,499	307
Standardised	19,537	2,030	-
Total	**134,507**	**45,331**	**534**

1. Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.
2. The scaling factor and floor applied to New Zealand exposures is calculated using APRA requirements rather than the RBNZ requirements.

52 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Credit Quality

Actual losses

30 Sept 2023 $m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[1]	Recoveries	Actual Losses for the 12 months ended[2]
Corporate	4	-	53	(41)	16
Business Lending	13	-	29	(3)	39
Property Finance	6	-	-	(2)	4
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	1	-	8	-	9
Residential Mortgages	6	5	33	(12)	32
Australian Credit Cards	160	-	-	(61)	99
Other Retail	177	4	-	(59)	122
Small Business	40	-	24	(7)	57
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	2	-	3	-	5
New Zealand	22	-	11	(6)	27
Total	**431**	**9**	**161**	**(191)**	**410**

31 March 2023 $m	Write-offs direct	Legal and recovery costs	Write-offs from provisions[1]	Recoveries	Actual Losses for the 6 months ended[2]
Corporate	2	-	12	(40)	(26)
Business Lending	7	-	11	(2)	16
Property Finance	3	-	-	(1)	2
Large Corporate	-	-	-	-	-
Sovereign	-	-	-	-	-
Financial Institutions	-	-	5	-	5
Residential Mortgages	2	2	13	(6)	11
Australian Credit Cards	82	-	-	(38)	44
Other Retail	83	2	-	(32)	53
Small Business	25	-	11	(5)	31
Specialised Lending	-	-	-	-	-
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
New Zealand	10	-	1	(4)	7
Total	**214**	**4**	**53**	**(128)**	**143**

1. Write-offs from individually assessed provisions.
2. Loan losses included the recovery of a previously written off loan of $40m within the Corporate asset class.

53 30 Sept 2022 Actual Losses Legal and Write-offs for the Write-offs recovery from 12 months $m direct costs provisions1 Recoveries ended Corporate 1 - 383 - 384 Business lending 45 - 56 (17) 84 Sovereign - - - - - Bank - - - - - Residential mortgages 7 - 25 (2) 30 Australian credit cards 176 - - (72) 104 Other retail 195 8 - (98) 105 Small business 13 1 23 - 37 Specialised lending - - 1 - 1 Securitisation - - - - - Standardised - - - - - Total 437 9 488 (189) 745 1. Write-offs from individually assessed provisions.

54 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the establishment of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period.

Predicted parameters are reviewed annually utilising observed outcomes from prior periods as a key input.

In response to the capital framework performance, information set out in the table below, attached to cohorts of obligors subject to the asset classes and estimates, has been aligned to most comparable classes on a best endeavour basis. Performance information associated with cohorts of obligors subject to the asset classes requires sufficient passage of time to be observed and will start being included in the long-run averages from March 2024 reporting onwards. In the below table these are therefore not disclosed for 30 September 2023.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio for the period since IRB accreditation and reported as the predicted default rate. The actual default rate reflects the fraction of obligors who start the year not in default but default during the one-year period. The observed annual default rates are averaged over the period since IRB accreditation.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two-year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD up to one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

30 Sept 2023	Regulatory Expected	Default rate		Loss Given Default		Observed EAD variance to
$m	Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	477	2.27%	0.90%	42%	23%	(22%)
Business lending	529	2.26%	1.65%	35%	14%	(13%)
Property Finance[3]	320	N/A	N/A	N/A	N/A	N/A
Large corporate[3]	84	N/A	N/A	N/A	N/A	N/A
Sovereign	3	0.25%	0.00%	-	-	0.00%
Financial institution[3]	66	0.43%	0.10%	-	-	0.00%
Residential mortgages	1,166	0.77%	0.60%	20%	1%	(1%)
Australian credit cards	155	1.58%	1.47%	75%	57%	(2%)
Other retail	193	4.62%	3.46%	69%	40%	(7%)
Small business	509	3.93%	2.93%	37%	6%	(10%)
Specialised lending[4]	25	N/A	2.22%	N/A	14%	(11%)
Securitisation[4]	-	N/A	N/A	N/A	N/A	N/A
New Zealand[5]	0	N/A	N/A	N/A	N/A	N/A
Standardised[4]	551	N/A	N/A	N/A	N/A	N/A
Total	**4,078**					

1. Includes regulatory expected losses for defaulted and non-defaulted exposures.
2. A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.
3. These are new asset classes under the capital framework. 'Financial institution' includes exposures subject to 'Bank' under the previous framework. Performance information of exposures reported under Large Corporate and Property Finance requires sufficient passage of time to be observed and thus is currently shown as N/A.
4. Predicted parameters are not available for specialised lending, securitisation or standardised exposures as risk weights for these portfolios do not rely on credit estimates and are shown as N/A in the tables above.
5. Historical Default Rate, Loss Given Default and Observed-to-Predicted EAD are included in the asset classes above, consistent with the historical classification of New Zealand exposures.

55

Regulatory loss estimates and actual losses (continued)

31 March 2023 $m	Regulatory Expected Loss[1]	Default rate Predicted	Default rate Observed	Loss Given Default Predicted	Loss Given Default Observed	Observed EAD variance to Predicted[2]
Corporate	588	2.27%	0.91%	45%	24%	(22%)
Business lending	490	2.26%	1.67%	34%	15%	(13%)
Property Finance[3]	288	N/A	N/A	N/A	N/A	N/A
Large corporate[3]	63	N/A	N/A	N/A	N/A	N/A
Sovereign	2	0.25%	0.00%	0.00%	0.00%	0.00%
Financial institution[3]	71	0.43%	0.10%	0.00%	0.00%	0.00%
Residential mortgages	1,057	0.76%	0.61%	20%	1%	(1%)
Australian credit cards	172	1.61%	1.49%	75%	57%	(2%)
Other retail	234	4.65%	3.48%	69%	40%	(7%)
Small business	576	3.93%	2.92%	37%	6%	(10%)
Specialised lending[4]	26	N/A	2.26%	N/A	14%	(12%)
Securitisation[4]	-	N/A	N/A	N/A	N/A	N/A
New Zealand[5]	534	N/A	N/A	N/A	N/A	N/A
Standardised[4]	-	N/A	N/A	N/A	N/A	N/A
Total	**4,101**					

30 Sept 2022 $m	Regulatory Expected Loss[1]	Default rate Predicted	Default rate Observed	Loss Given Default Predicted	Loss Given Default Observed	Observed EAD variance to Predicted[2]
Corporate	900	2.30%	0.88%	46%	25%	(22%)
Business lending	626	2.26%	1.62%	35%	17%	(14%)
Sovereign	2	0.25%	0.00%	0.00%	0.00%	0.00%
Bank	6	0.42%	0.11%	0.00%	0.00%	0.00%
Residential mortgages	1,405	0.74%	0.62%	20%	1%	(1%)
Australian credit cards	153	1.63%	1.52%	74%	58%	(2%)
Other retail	292	4.69%	3.53%	68%	40%	(7%)
Small business	448	3.92%	2.91%	38%	7%	(9%)
Specialised lending	858	N/A	2.14%	N/A	17%	(11%)
Securitisation	-	N/A	N/A	N/A	N/A	N/A
Standardised	-	N/A	N/A	N/A	N/A	N/A
Total	**4,690**					

1. Includes regulatory expected losses for defaulted and non-defaulted exposures.
2. A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.
3. These are new asset classes under the capital framework. 'Financial institution' includes exposures subject to 'Bank' under the previous framework. Performance information of exposures reported under Large Corporate and Property Finance requires sufficient passage of time to be observed and thus is currently shown as N/A.
4. Predicted parameters are not available for specialised lending, securitisation or standardised exposures as risk weights for these portfolios do not rely on credit estimates and are shown as N/A in the tables above.
5. Historical Default Rate, Loss Given Default and Observed-to-Predicted EAD are included in the asset classes above, consistent with the historical classification of New Zealand exposures.

56 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT CREDIT RISK MITIGATION This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for the Corporate, Sovereign and Bank asset classes. Approach Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. Minimum standards for recognising credit risk mitigation are set out in Westpac’s credit rules and policies. All proposals for recognising risk mitigation require approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn. The amount of credit risk mitigation recognised is the face value of the mitigation instrument, adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation. For regulatory capital purposes: • exposures secured by eligible financial collateral, either cash or certain government or semi-government securities, or where protection is bought via credit linked notes, provided proceeds are invested in eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1; • exposures mitigated by eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is rated A-/A3 or better. The Group Chief Credit Officer has the authority to approve exceptions to the A-/A3 minimum; and • exposures mitigated by guarantees, letters of credit, credit default swaps or similar instruments, which are not eligible for double default treatment are treated under the substitution approach. When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure. Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties. Netting Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted. Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure. Collateral valuation and management Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades. 1. Excludes collateralised derivative transactions.

57

CREDIT RISK MITIGATION

Total exposure covered by collateral, credit derivatives and guarantees[1]

This table sets out Westpac's exposure to credit risk arising from derivative and treasury products. Corporate exposures before credit mitigation reduced over Full Year 2023 mainly due to APRA's capital framework commencing 1 January 2023. Key factors included introduction of a new Large Corporate and Financial Institutions asset classes which absorbed Corporate asset class exposure, a change in the annual revenue threshold between Corporate and Business asset classes resulting in a portion of Corporate exposures shifting to Business, and revised Credit Conversion Factors for off balance sheet exposures reducing Corporate exposures. The increase in Second Half 2023 is broadly consistent with volume growth in the asset class.

30 Sept 2023 $m	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Covered by Credit Derivatives
Corporate	40,642	(97)	40,545	617	97	90	-
Large Corporate	41,339	(11)	41,328	2,686	1,419	-	-
Sovereign	175,870	(493)	175,377	1,005	493	240	-
Financial Institutions	40,954	(2,528)	38,426	7,362	3,375	402	-
Standardised	29,393	-	29,393	-	-	-	-
Total	**328,198**	**(3,129)**	**325,069**	**11,670**	**5,384**	**732**	**-**

31 March 2023 $m	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Covered by Credit Derivatives
Corporate	37,405	(295)	37,110	1,056	295	92	-
Large Corporate	40,248	-	40,248	2,926	1,522	-	-
Sovereign	211,270	(402)	210,868	777	402	17	-
Financial Institutions	40,192	(2,505)	37,687	6,802	3,103	394	-
Standardised	30,253	-	30,253	-	-	-	-
Total	**359,368**	**(3,202)**	**356,166**	**11,561**	**5,322**	**503**	**-**

30 Sept 2022 $m	Total before mitigation	Impact of credit mitigation[1]	Total after mitigation	Total exposure for which some credit risk is mitigated	Eligible Financial Collateral	Credit Risk Mitigants Covered by Guarantees	Covered by Credit Derivatives
Corporate	149,324	(1,827)	147,497	8,595	2,224	974	210
Sovereign	223,013	(686)	222,327	1,708	685	68	-
Bank	24,151	(2,803)	21,348	9,438	2,803	-	-
Standardised	14,603	-	14,603	2,499	-	-	-
Total	**411,091**	**(5,316)**	**405,775**	**22,240**	**5,712**	**1,042**	**210**

1. Impact of credit mitigation under the substitution approach.

58 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT COUNTERPARTY CREDIT RISK Approach Westpac’s process for managing counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac quantifies this risk through a daily simulation of future market price and rate shocks and converts the effect of these shocks on the mark-to-market value of Westpac’s positions to a credit exposure using Westpac’s Derivative Risk Equivalent (DRE) methodology. Exposures are loaded into Westpac’s credit limit management system where they are checked against pre-settlement risk limits that are set at the counterparty level. Limit excesses are reported to credit managers and actioned within strict timeframes. Structure and organisation The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products. Market related credit risk There are two components to the regulatory capital requirements for credit risk arising from derivative products: • capital to absorb losses arising from the default of derivative counterparties; and • capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments (CVA) and this risk is sometimes labelled as CVA risk. Westpac refers to this requirement as mark-to-market related credit risk. Risk mitigation Mitigation is achieved in a number of ways: • the limit system monitors for excesses of the pre-defined limits, with any excesses being notified to authorised credit officers; • Westpac has netting agreements with counterparties to allow the exposure across a portfolio of trades with the same counterparty to be netted; • Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met or exceeded. Westpac exchanges Initial Margin with eligible counterparties for eligible products as protection against potential future exposure to changes in market value; • Westpac has initial margin agreements with qualifying counterparties subject to relevant international regulations. The exchange of initial margin for eligible products covers the potential future exposure that could arise from changes in the market value of derivative transactions over the close-out period in the event of a counterparty default; • credit derivatives are used to mitigate credit exposure against certain counterparties; and • regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts. Counterparty derivative exposures and limits The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure. Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business. Wrong-way risk exposures Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation. Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty. Consequences of a downgrade in Westpac’s credit rating A downgrade in Westpac’s credit rating can have an impact on Westpac’s collateral agreements. Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $nil, while for a two notch downgrade, postings would be $24 million1 .. 1. Credit rating downgrade postings are cumulative.

59

COUNTERPARTY CREDIT RISK

Counterparty credit risk summary

The counterparty credit risk exposures below exclude New Zealand exposures at 30 September 2023 and 31 March 2023. These exposures are separately included in the New Zealand credit exposure line item.

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Gross positive fair value	21,461	20,598	42,189
Netting and collateral benefits	(14,599)	(14,946)	(29,541)
including cash collateral held	1,236	(155)	284
Replacement cost	**6,862**	**5,652**	**12,647**
Potential future exposure	11,938	12,130	11,374
Impact of scaling factor of 1.4 and incurred credit value adjustment	7,381	6,921	9,385
Net derivatives credit exposure under standardised approach to counterparty credit risk	**26,181**	**24,703**	**33,406**
Exposure type			
Interest rate contracts	4,736	6,391	5,989
Foreign exchange contracts	20,746	17,539	26,860
Equity contracts	-	-	-
Credit derivatives	14	13	9
Commodity contracts	685	760	548
Other	-	-	-
Total	**26,181**	**24,703**	**33,406**

Credit derivative transactions that create exposures to counterparty credit risk

30 Sept 2023	Westpac Portfolio		Intermediation activities	
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	1	13	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	**1**	**13**	**-**	**-**

31 March 2023	Westpac Portfolio		Intermediation activities	
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	2	11	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	**2**	**11**	**-**	**-**

30 Sept 2022	Westpac Portfolio		Intermediation activities	
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	7	2	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	**7**	**2**	**-**	**-**

60 **WESTPAC GROUP** SEPTEMBER 2023 PILLAR 3 REPORT

SECURITISATION

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

- traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and
- synthetic transactions, where the ownership of the underlying asset pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac's involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets. All securitisation activity must follow Westpac's credit policies and approval processes.

Securitisation of Westpac originated assets - Securitisation is used by Westpac to manage funding and liquidity and may also be used for capital management. It allows Westpac the ability to use a pool of assets to increase Westpac's wholesale funding capacity. Westpac may provide arm's length facilities and services to the securitisation vehicles. These typically include the provision of financing, redraw facilities and derivative contracts.

Westpac has entered into self securitisation transactions for funding and liquidity purposes. These are the same as traditional securitisations, except that Westpac is the holder of all classes of notes issued (other than where senior notes have been pledged as eligible collateral with the RBA). The senior notes qualify as eligible collateral with the RBA, and are pledged against the Term Funding Facility provided by the RBA and used to meet APRA's contingent liquidity requirements[1].

These 'self securitisations' do not change risk weighted assets[2]. No securitisation transactions for Westpac originated assets are classified as resecuritisation exposures which are deemed to mean a securitisation exposure in which at least one of the underlying exposures in the pool is a securitisation exposure.

Securitisation in the management of Westpac's credit portfolio - Westpac does not use securitisation to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities.

Provision of securitisation services, including funding and arranging asset backed bond issues – Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include the provision of warehouse[3] and term funding of securitised assets; and arranging and/or lead managing asset backed bond issues. Westpac may also invest in securitised bonds issues and will receive an interest margin for securities held.

Securitisation facilities provided by Westpac may include resecuritisation exposures. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac's role in the securitisation process

Securitisation activity	Role played by Westpac	
Securitisation of Westpac originated assets	• Arranger • Asset originator • Bond distributor • Facility provider	• Note holder • Trust manager • Swap provider • Servicer
Provision of securitisation services including funding and arranging asset backed bond issues	• Arranger • Bond distributor • Warehouse financing • Investor - purchaser of securitisation exposures	• Liquidity facility provider • Swap provider • Market maker and broker for distributed bonds

1. APS210 updated contingent liquidity guidance requires from 1 March 2022, self securitisations to cover 30% of AUD net cash outflows.
2. The credit exposures of the underlying loans are measured in accordance with APS112 and APS113.
3. Lending facilities provided to securitisation vehicles which enable accumulation of originator assets until a sufficiently large pool is available for issuance of securities in a term securitisation.

61 Key Objectives Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity and liquidity management. Provision of securitisation services including funding and arranging asset backed bond issues - Westpac receives market-based fees in return for its services as servicer, swap provider, arranger, facility provider and bond distribution fees on warehouse and term funding facilities. Westpac also purchases securitisation exposures in order to earn income. Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin and bid-offer spread on the transactions. Structure and organisation Securitisation of Westpac originated assets - WestpacTreasury operations are responsible for all Westpac originated securitisation activity including funding and liquidity management. Provision of securitisation services including funding and arranging asset backed bond issues - These services are provided by Westpac Institutional Bank and include the provision of securitisation services including arranger, bond distributor, warehouse financing, liquidity facility provider, swap provider, market-making and broking of asset-backed bonds. Risk reporting Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac. Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries. Market risk exposure - Exposures arising from transactions with counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework. Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets. Risk mitigation Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities. Provision of securitisation services including funding and arranging asset backed bond issues - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 57 and 58). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 59) and market risk management (see pages 70 to 74) policies and processes).

62 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT SECURITISATION Regulatory capital approaches The regulatory capital treatment of all securitisation exposures is measured in accordance with APS120 other than the securitisation exposures of an overseas banking subsidiary that is prudentially regulated by a prescribed New Zealand authority. For these exposures, Westpac must calculate risk-weighted assets using the Reserve Bank of New Zealand’s prudential rules as in force from time to time. These exposures are separately included in the New Zealand credit exposure line item. Westpac must still make deductions from CET1 capital that are required to be deducted under APS120. APS120 also specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk. Under APS120 the approaches employed include the External Rating Based Approach (ERBA) and the Supervisory Formula Approach (SFA). Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness. The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. The Internal Assessment Approach (IAA) is not permitted under APS120. Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied1. In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges. Provision of securitisation services including funding - Westpac uses the ERBA and the SFA methodology when determining regulatory capital requirements for warehouse and term funding client facilities. The External Credit Assessment Institutions that can be used by Westpac for securitisations are Standard & Poor’s, Moody’s and Fitch. Westpac’s accounting policies for securitisation activities Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes. Provision of securitisation services including funding and arranging asset backed bond issues - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans. For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement. All other investments in securitisation exposures will be classified and measured at fair value through Other Comprehensive Income (FVOCI) (within the debt securities at FVOCI reserve). 1. Including the requirements to achieve capital relief.

63

Banking book summary of assets securitised by Westpac[1]

This table shows outstanding banking book securitisation assets and assets intended to be securitised[1] for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS112 and APS113.

Total outstanding securitisations at 30 September 2023 were $132.6 billion, a reduction of $8.4 billion from 31 March 2023. The movement over the half is due to a reduction in the size of internal securitisation programmes, resulting from reduced requirements following the phase-out of the Reserve Bank of Australia's (RBA) Committed Liquidity Facility on 1 January 2023 and the maturing drawdowns of the Term Funding Facility since June 2023.

$m	Total outstanding securitised by ADI		Assets Intended to be securitised	Non performing Exposures - Not Impaired	Non performing Exposures - Impaired	Total Non performing Exposures	Past due assets	Westpac recognised losses
	Traditional Securitisation[2]	Synthetic Securitisation						
30 Sept 2023								
Residential mortgages	132,630	-	-	1,009	56	1,065	949	-
Credit cards	-	-	-	-	-	-	-	-
Auto and equipment finance	-	-	-	-	-	-	-	-
Business lending	-	-	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Total	**132,630**	**-**	**-**	**1,009**	**56**	**1,065**	**949**	**-**

$m	Total outstanding securitised by ADI		Assets Intended to be securitised	Non performing Exposures - Not Impaired	Non performing Exposures - Impaired	Total Non performing Exposures	Past due assets	Westpac recognised losses
	Traditional Securitisation[2]	Synthetic Securitisation						
31 March 2023								
Residential mortgages	140,870	-	-	902	45	947	814	-
Credit cards	-	-	-	-	-	-	-	-
Auto and equipment finance	199	-	-	2	6	8	-	-
Business lending	-	-	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Total	**141,069**	**-**	**-**	**904**	**51**	**955**	**814**	**-**

$m	Total outstanding securitised by ADI		Assets intended to be securitised	Impaired loans	Past due assets	Westpac recognised losses
	Traditional Securitisation[2]	Synthetic Securitisation				
30 Sept 2022						
Residential mortgages	144,529	-	-	41	829	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	347	-	-	9	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	**144,876**	**-**	**-**	**50**	**829**	**-**

1. Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
2 Includes self-securitisation assets of $127,884 million as at 30 September 2023 ($135,877 million as at 31 March 2023 and $139,117 million as at 30 September 2022).

64 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT SECURITISATION Banking book summary of total Westpac sponsored third party assets securitised This table represents banking book third party assets where Westpac acts as a sponsor. Westpac would be considered as a sponsor if it manages or advises the securitisation program, places securities into the market or provides liquidity and/or credit enhancement. $m 30 Sept 2023 31 March 2023 30 Sept 202 Residential mortgages 149 120 131 Credit cards - - - Auto and equipment finance - - - Business lending - - - Investments in ABS - - - Other - - - Total 149 120 131 Banking book summary of securitisation activity by asset type This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period. For the 12 months ended Recognised 30 Sept 2023 Amount gain or loss $m securitised on sale Residential mortgages 26,201 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 26,201 - For the 6 months ended Recognised 31 March 2023 Amount gain or loss $m securitised on sale Residential mortgages 14,236 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 14,236 - For the 12 months ended Recognised 30 Sept 2022 Amount gain or loss $m securitised on sale Residential mortgages 46,995 - Credit cards - - Auto and equipment finance - - Business lending - - Investments in ABS - - Other - - Total 46,995 -

65

Banking book summary of on and off-balance sheet securitisation by exposure type

As set out in the table on page 27, the table below for 30 September 2023 and on pages 63 to 64 excludes New Zealand exposures. Under the capital framework these exposures are separately included in the New Zealand credit exposure line item.

	On balance sheet			Total
$m	Securitisation retained	Securitisation purchased	Off-balance sheet	Exposure at Default
30 Sept 2023				
Securities	-	7,520	-	7,520
Liquidity facilities	-	-	329	329
Funding facilities	6,800	-	767	7,567
Underwriting facilities	-	-	-	-
Lending facilities	1,870	-	220	2,090
Warehouse facilities	13,632	-	6,462	20,094
Total	**22,302**	**7,520**	**7,778**	**37,600**

	On balance sheet			Total
$m	Securitisation retained	Securitisation purchased	Off-balance sheet	Exposure at Default
31 March 2023				
Securities	-	7,135	-	7,135
Liquidity facilities	-	-	292	292
Funding facilities	3,634	-	431	4,064
Underwriting facilities	-	-	-	-
Lending facilities	1,953	-	125	2,078
Warehouse facilities	13,534	-	5,729	19,263
Total	**19,120**	**7,135**	**6,577**	**32,831**

	On balance sheet			Total
$m	Securitisation retained	Securitisation purchased	Off-balance sheet	Exposure at Default
30 Sept 2022				
Securities	-	7,054	35	7,089
Liquidity facilities	-	-	250	250
Funding facilities	4,816	-	912	5,728
Underwriting facilities	-	-	-	-
Lending facilities	2,442	-	308	2,750
Warehouse facilities	14,678	-	5,827	20,505
Total	**21,936**	**7,054**	**7,332**	**36,322**

66 **WESTPAC GROUP** SEPTEMBER 2023 PILLAR 3 REPORT

SECURITISATION

Banking book securitisation exposure at default by risk weight band

	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
30 Sept 2023						
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	31,440	-	31,440	5,530	-	5,530
Greater than 20 - 30%	3,213	-	3,213	746	-	746
Greater than 30 - 50%	2,540	-	2,540	1,123	-	1,123
Greater than 50 - 75%	356	-	356	217	-	217
Greater than 75 - 100%	38	-	38	35	-	35
Greater than 100 - 250%	9	-	9	10	-	10
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	4	-	4	-	-	-
Total	**37,600**	**-**	**37,600**	**7,661**	**-**	**7,661**

	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
31 March 2023						
Less than or equal to 10%	8	-	8		-	
Greater than 10 - 20%	28,802	-	28,802	4,983	-	4,983
Greater than 20 - 30%	1,605	-	1,605	371	-	371
Greater than 30 - 50%	1,963	-	1,963	760	-	760
Greater than 50 - 75%	415	-	415	248	-	248
Greater than 75 - 100%	22	-	22	21	-	21
Greater than 100 - 250%	15	-	15	16	-	16
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	1	-	1	-	-	-
Total	**32,831**		**32,831**	**6,400**	**-**	**6,400**

	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
30 Sept 2022						
Less than or equal to 10%	12	-	12		-	
Greater than 10 - 20%	32,122	-	32,122	5,485	-	5,485
Greater than 20 - 30%	1,687	-	1,687	391	-	391
Greater than 30 - 50%	1,654	-	1,654	599	-	599
Greater than 50 - 75%	826	-	826	453	-	453
Greater than 75 - 100%	9	-	9	8	-	8
Greater than 100 - 250%	10	-	10	11	-	11
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	1	-	1	-	-	-
Total	**36,321**		**36,321**	**6,947**	**-**	**6,947**

67 Securitisation exposure deducted from capital As at 30 September 2023 securitisation exposures deducted from capital was $16.0 million (nil at 31 March 2023) of which $4.1 million related to banking book securitisation exposures for Westpac sponsored third party assets securitised and $11.9 million related to the securitisation of Westpac originated assets. There is no trading book capital deduction for 30 September 2023 (nil at 31 March 2023). Banking book securitisation subject to early amortisation treatment There is no securitisation exposure in the banking book that is subject to early amortisation treatment as at 30 September 2023 (nil as at 31 March 2023). Banking book resecuritisation exposure subject to credit risk mitigation (CRM) As at 30 September 2023 resecuritisation exposures subject to CRM was nil (nil at 31 March 2023). Banking book resecuritisation exposure to guarantors Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments as at 30 September 2023 (nil as at 31 March 2023). Trading book summary of assets securitised by Westpac As at 30 September 2023 there was $0.2 million in outstanding securitisation exposures for Westpac originated assets held in the trading book ($0.3 million as at 31 March 2023). Trading book summary of total Westpac sponsored third party assets securitised There are no third party assets held in the trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 30 September 2023 (nil as at 31 March 2023). Trading book summary of securitisation activity by asset type There was $0.2 million of residential mortgage originated securitisation activity in the trading book for the 12 months to 30 September 2023 ($0.3 million for the 6 months to 31 March 2023). Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk As at 30 September 2023 there $0.2 million of Westpac originated outstanding securitisation exposure held in the trading book subject to APS116 Capital Adequacy: Market Risk ($0.3 million as at 31 March 2023).

68 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

SECURITISATION

Trading book summary of on and off-balance sheet securitisation by exposure type[1]

$m	On balance sheet Securitisation retained	Securitisation purchased	Off-balance sheet	Total Exposure at Default
30 Sept 2023				
Securities	-	447	-	447
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	49	49
Other derivatives	-	-	5	5
Total	**-**	**447**	**54**	**501**

$m	On balance sheet Securitisation retained	Securitisation purchased	Off-balance sheet	Total Exposure at Default
31 March 2023				
Securities	-	610	-	610
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	65	65
Other derivatives	-	-	6	6
Total		**610**	**71**	**681**

$m	On balance sheet Securitisation retained	Securitisation purchased	Off-balance sheet	Total Exposure at Default
30 Sept 2022				
Securities	-	473	-	473
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	32	32
Other derivatives	-	-	13	13
Total	**-**	**473**	**45**	**518**

Trading book securitisation exposure subject to internal models approach (IMA) for specific risk

There is no trading book securitisation exposure subject to IMA for specific risk for 30 September 2023 (nil at 31 March 2023).

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no trading book securitisation exposure subject to APS120 specific risk for 30 September 2023 (nil at 31 March 2023).

1. EAD associated with trading book securitisation is not included in the EAD by major type on page 28. Trading book securitisation exposure is captured and risk weighted under APS116.

69 Trading book capital requirements for securitisation exposures subject to IMA for specific risk by risk classification There is no trading book capital requirement for securitisation subject to IMA for specific risk for 30 September 2023 (nil at 31 March 2023). Trading book capital requirements for securitisation regulatory capital approaches by risk weight band There is no trading book capital requirement for securitisation subject to regulatory capital approaches for 30 September 2023 (nil at 31 March 2023). Trading book securitisation subject to early amortisation treatment There is no securitisation exposure in the trading book that is subject to early amortisation treatment for 30 September 2023 (nil at 31 March 2023). Trading book resecuritisation exposure subject to CRM Westpac has no resecuritisation exposure subject to CRM at 30 September 2023 (nil at 31 March 2023). Trading book resecuritisation by guarantor creditworthiness Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2023 (nil at 31 March 2023).

70 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT MARKET RISK Westpac’s exposure to traded market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the internal model approach and the standard method, details of which are provided below. Approach Financial Markets trading business supports customers through activities including market making and distribution of capital markets products. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk. Treasury’s trading activity includes the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manages banking book risk which is discussed in the IRRBB section. Trading activities are managed within a BRiskC approved market risk framework that incorporates BRiskC approved value at risk (VaR) and stressed value at risk (SVaR) limits. Market risk is managed using VaR, SVaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon Westpac’s risk appetite and business strategies, in addition to the consideration of market liquidity and concentration risk. Trades are fair valued daily using rates that have been captured from an independent market data source that has been approved by the Revaluation Committee (RC). Where there is no source of independent rates, data will either be derived using a methodology approved by the RC or sourced from dealer contributions. Rates that are dealer-sourced or have limited independent sources are reviewed at least on a monthly basis. The RC meets monthly to review the results of independent price verification performed by the Finance valuation function. In addition, valuation adjustments may be made as deductions from CET1 Capital for exposures which are not captured through the fair valuation framework. VaR and SVaR limits Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated to a 99% confidence level using the most recent 12 months of historical market data. SVaR is an additional VaR measure which uses 12 months of historical market data that includes a period of significant financial stress. VaR and SVaR take account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables. The BRiskC approved market risk VaR and SVaR limits for trading activities include separate VaR and SVaR sub-limits for the trading activities of Financial Markets and Treasury. Back-testing Daily back-testing of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data. Stress testing Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. A stress test escalation framework is approved by the Head of Market Risk, Liquidity and Capital Risk. Profit and loss notification framework The BRiskC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total. Risk reporting Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Market Risk and Treasury Risk teams, who monitor market risk exposures against VaR, SVaR and structural limits. Daily VaR and SVaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window and a SVaR window, where these VaR measures are calculated over a 10-day time horizon to a 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure. Westpac currently holds an industry-wide capital overlay which was introduced from 31 December 2021 and relates to APRA’s revised risks-not-in-VaR framework. This overlay will be applied until the Group’s revised framework is approved by APRA.

71 Structural foreign exchange rate risk Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital. Risk mitigation Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management. The following controls allow monitoring by management: • trading authorities and responsibilities are clearly delineated at all levels; • a structured system of limits and reporting of risk exposures, including stress testing; • surveillance of dealing room conduct; • all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch; • models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed; • duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and • legal personnel review documentation for compliance with relevant laws and regulations. In addition, Group Audit independently reviews compliance with policies, procedures and limits. Market risk regulatory capital and risk weighted assets The Internal model approach uses VaR and SVaR, while the Standard approach is used for interest rate specific risk. 30 Sept 31 March 30 Sept $m 2023 2023 2022 Internal model approach 808 1,112 661 Standard approach 115 101 82 Total capital required 923 1,213 743 Risk weighted assets 11,538 15,168 9,290

72 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

MARKET RISK

VaR by risk type

$m	High	For the 6 months ended Low	Average	Period end
30 Sept 2023				
Interest rate risk	21.8	7.8	12.8	11.3
Foreign exchange risk	3.8	1.1	2.3	3.0
Equity risk	0.1	0.0	0.0	0.0
Commodity risk	1.8	0.9	1.5	1.5
Other market risks	9.4	6.8	8.0	7.9
Diversification benefit	N/A	N/A	(7.1)	(6.5)
Net market risk[1]	**31.8**	**10.4**	**17.4**	**17.2**

$m	High	For the 6 months ended Low	Average	Period end
31 March 2023				
Interest rate risk	15.0	7.0	9.0	9.0
Foreign exchange risk	14.0	1.0	6.0	1.0
Equity risk	-	-	-	-
Commodity risk	4.0	2.0	2.0	2.0
Other market risks	8.0	3.0	4.0	8.0
Diversification benefit	N/A	N/A	(9.0)	(7.0)
Net market risk[1]	**19.0**	**9.0**	**13.0**	**12.0**

$m	High	For the 6 months ended Low	Average	Period end
30 Sept 2022				
Interest rate risk	20.2	6.2	10.1	8.4
Foreign exchange risk	8.3	0.7	3.5	5.7
Equity risk	0.1	-	-	-
Commodity risk	4.0	2.0	2.8	3.3
Other market risks	5.3	2.6	3.7	3.8
Diversification benefit	N/A	N/A	(7.9)	(10.6)
Net market risk[1]	**21.2**	**8.1**	**12.2**	**10.7**

1. VaR and SVaR measures shown here use a 1 day time horizon. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

73 Stressed VaR by risk type For the 6 months ended $m High Low Average Period end 30 Sept 2023 Interest rate risk 152.8 48.4 79.0 60.1 Foreign exchange risk 10.2 1.0 3.8 3.9 Equity risk 0.2 0.0 0.0 0.0 Commodity risk 3.6 1.2 1.8 1.9 Other market risks 18.0 12.7 15.7 16.7 Diversification benefit N/A N/A (15.8) (28.8) Net market risk1 157.8 53.8 84.4 53.8 For the 6 months ended $m High Low Average Period end 31 March 2023 Interest rate risk 95.0 36.0 59.0 60.0 Foreign exchange risk 45.0 1.0 15.0 3.0 Equity risk - - - - Commodity risk 3.0 2.0 3.0 2.0 Other market risks 14.0 10.0 12.0 14.0 Diversification benefit N/A N/A (23.0) (13.0) Net market risk1 86.0 42.0 66.0 66.0 For the 6 months ended $m High Low Average Period end 30 Sept 2022 Interest rate risk 55.6 25.8 39.9 40.1 Foreign exchange risk 19.4 1.1 8.1 10.6 Equity risk 0.1 - - - Commodity risk 3.5 2.4 2.8 2.7 Other market risks 17.4 9.7 13.7 11.2 Diversification benefit N/A N/A (19.8) (22.7) Net market risk1 74.4 30.9 44.7 41.9 1. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

74 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT MARKET RISK Back-testing results The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 30 September 2023. (50) (40) (30) (20) (10) - 10 20 30 40 50 - 10 20 30 40 50 Actual Profit and Loss ($m) Daily Value at Risk ($m) Traded Risk: Actual Profit and Loss vs. Var 01-Apr-2023 to 29-Sep-2023 Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation.

75 INTEREST RATE RISK IN THE BANKING BOOK (IRRBB) Introduction The Group’s objective is to manage interest rate risk to achieve reasonable earnings stability over time. IRRBB arises from changes in market interest rates that adversely impact the Group’s earnings (net interest income (NII)) or the economic value of the balance sheet. The banking book activities that give rise to this risk include customer lending and deposit taking, balance sheet funding and liquidity management, and capital management. Management IRRBB is managed and governed under the Group’s Market Risk Management Framework which is approved by the BRiskC. This framework is supported by a comprehensive IRRBB measurement system for the quantification of these risks and the potential impact from changes in market interest rates. Key aspects of this framework include: • risk appetite metrics set by the Board which incorporate limits for changes in NII and economic value; • centralisation of the management of the Group’s interest rate risk profile into Treasury via the Funds Transfer Pricing policy and systems; • day to day management of these risks by Treasury in line with approved limits. This includes the development and execution of the interest rate risk strategy for the Group’s choice of its investment term of capital (ITOC); • policies and procedures that support the proactive risk management of IRRBB exposures and the management and performance of models used to capture and measure IRRBB risk; • regular reporting of IRRBB metrics to senior management and the Board; and • independent oversight from the Market Risk and Model Risk functions in line with the Group’s Three Lines of Defense framework. Measurement Westpac has received approval from APRA to use its internal model for the calculation of regulatory capital for IRRBB, under APS117 Capital Adequacy: Interest Rate Risk in the Banking Book. Westpac measures and monitors IRRBB outcomes using the following principal metrics: • Value at Risk (VaR) – potential loss in economic value from adverse market rate movements while maintaining the portfolio for a defined period. Westpac calculates VaR for both internal monitoring and regulatory capital purposes. The regulatory capital VaR measure uses 6 years of historical data with a scaled 1 year holding period and 99% confidence interval. For internal limit monitoring purposes, 1 year of historical data is used with a 1 day holding period and 99% confidence interval; • Interest rate and credit spread sensitivities – the estimate of a change in economic value of the banking book due to a 1 basis point move in interest rates and credit spreads. Structural risk limits are in place to manage these sensitivities; • Embedded Gains or Losses (EGL) – EGL is included in the IRRBB capital requirement and is the economic gain or loss implied by a static balance sheet, being the difference between the book value and current economic value of banking book items accounted for on an accrual basis. Sensitivity metrics are in place to monitor the potential risk of loss in economic value from embedded losses; • NII-at-risk (NaR) – NaR is measured using a net interest income sensitivity model. The NaR model combines the underlying statement of financial position data with assumptions about runoff and new business and expected repricing behaviour. This simulates a series of potential NII outcomes over one-to-three-year time horizons subject to 100 and 200 basis point shifts up and down from the current market interest rates in Australia and New Zealand. A NaR limit is in place to monitor this exposure; and • Scenario analysis and Stress Testing – the potential loss in earnings and economic value from large parallel and non-parallel yield curve shocks. Behavioural assumptions are incorporated in the measurement of IRRBB where appropriate, such as for products that do not have a contractually defined repricing date (e.g., non-maturity deposits) or where there is potential for variation between contractual and actual repricing dates (e.g. prepayments). Risk reporting The IRRBB measurement comprises the systems, data and models used to measure IRRBB and forms part of the Group’s IRRBB management framework. It includes the capture of retail and other business transactions through the transfer pricing system and the relevant balance sheet management activities of Treasury. The IRRBB measurement system provides regular reporting of the key IRRBB metrics described above, with Treasury Risk performing independent monitoring daily of market risk exposures against VaR, structural risk limits and stress testing. Regulatory capital, NaR and EGL sensitivity are monitored on a monthly basis with IRRBB management reports produced for the senior management forums of ALCO, MARCO, RISKCO and BRiskC to provide transparency of compliance with risk appetite and limits and interest rate risk strategy outcomes.

76 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

INTEREST RATE RISK IN THE BANKING BOOK (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac's exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow and fair value hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

Change in economic value of a sudden upward and downward movement in interest rates[1]

The table below represents the change in economic value of a sudden upward or downward movement in interest rates based on a 200 basis point parallel shift. The sensitivity to upward or downward movements in interest rates has changed significantly over the year as the net interest rate exposure managed by the bank has adjusted with changes in the interest rate environment.

$m	200bp parallel increase	200bp parallel decrease
30 Sept 2023		
AUD	147.0	(146.5)
NZD	6.3	(5.9)
USD	(3.6)	4.9
Total	**149.7**	**(147.5)**

$m	200bp parallel increase	200bp parallel decrease
31 March 2023		
AUD	40.1	(41.7)
NZD	(21.3)	22.1
USD	(4.3)	4.9
Total	**14.5**	**(14.7)**

$m	200bp parallel increase	200bp parallel decrease
30 Sept 2022		
AUD	(7.6)	2.3
NZD	(16.3)	16.9
USD	(6.4)	6.8
Total	**(30.3)**	**26.0**

IRRBB regulatory capital and RWA

This table presents IRRRB regulatory capital and RWA. IRRBB RWA increased $5.4 billion mainly due to a higher regulatory embedded loss from higher interest rates and ongoing model changes which still require regulatory approval[2].

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Total capital required	3,211	2,780	3,423
Risk weighted assets	40,138	34,748	42,782

1. Based on measures used for internal management reporting purposes.
2. APRA has approved Westpac's IRRBB EGL model, however Westpac has applied an overlay pending recalibration of the model.

77 OPERATIONAL RISK Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Approach Westpac is subject to APS 115 Capital Adequacy: Standardised Measurement Approach to Operational Risk. Westpac’s Operational Risk Management Framework describes the Group’s approach to managing operational risk. Westpac’s Operational Risk Management Framework This Framework implements the nine components in Westpac’s Risk Management Framework. These components are listed below: Business Strategy - Operational Risk Management is an integral part of the Group’s business strategy, planning and management. Both internal and external factors are considered as part of this. Risk Identification – This requires the business to analyse their internal and external business environment and identify areas that either have the potential to prevent achieving current or prospective business objectives or been identified as previous sources of Operational Risk. The Group monitors various internal and external data sources for complete, accurate and timely identification of Operational Risks. The Risk and Control Assessment process, Value Chain Risk Management and Key Indicators are key tools used following risk identification. Risk Appetite – The Board Risk Appetite Statement defines the type and degree of risks that the Group is prepared to accept in pursuit of its strategic objectives and business plans. This includes qualitative and quantitative risk appetite settings for Operational Risks. First Line is responsible for ensuring it operates within the Board approved Risk Appetite Statement with review and challenge by Second Line Operational Risk. Stress and Scenario Analysis – Scenario Analysis is used to provide a forward looking-view of severe but plausible loss events and facilitate a structured and consistent approach for assessing those events in view of the Group’s objectives and operations. It forms part of the Group’s Capital Stress Testing and ICAAP. People and Infrastructure –The Group aims to have sufficient people in defined roles and responsibilities with appropriate expertise to exercise those responsibilities for the management of Operational Risk. Thus, developing capability and awareness is key to the Group. Control Definition and Effectiveness – The Group defines, manages, and continually enhances its control environment to mitigate Operational Risks. Frameworks and policies are used to mitigate risks and manage within acceptable levels. Monitoring and Reporting – Operational Risk monitoring and reporting provides comprehensive and timely information to Board, Risk Committees and Senior Management to support the effective management of Operational Risk. There is a consistent and periodic reporting process in place. Operational Risk Measurement plays a key role in active risk management. This includes measurement of loss data, forward looking scenarios, and Group’s Operational Risk capital adequacy.

78 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

OPERATIONAL RISK

Actions and Response – Issue and Action Management is important for identifying systemic problems and ensuring adequate action is undertaken to address the identified control gap/weaknesses.

The Group's Incident Management process allows for consistent identification, recording, escalation and rectification of incidents and related losses in a transparent and practical way. This assists the Group to comply with all legal and regulatory obligations and licensing conditions (including reporting material regulatory breaches to regulatory authorities).

Governance and Management Control – The Board Risk Committee, Group Executive Risk Committee, Operational Risk, Compliance and Resilience Committee, Divisional Risk and Compliance Committees support the management and oversight of Operational Risk for the Group.

SMA capital overview

Westpac applies the SMA to operational risk capital as required by Prudential Standard APS 115 Capital Adequacy: Standardised Measurement Approach to Operational Risk. Westpac is required to calculate operational risk capital annually based on annual audited financial statements. The SMA based operational risk calculation was updated as part of the 31 December 2022 Pillar 3 report.

Operational Risk regulatory capital and risk weighted assets

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Model based capital	3,414	3,552	3,725
Culture, Governance & Accountability Review overlay	500	500	500
Risk governance overlay[1]	500	500	500
Total capital required	**4,414**	**4,552**	**4,725**
Risk weighted assets	**55,175**	**56,900**	**59,063**

1. This overlay was applied in response to the magnitude and nature of issues that were the subject of the AUSTRAC proceedings. This overlay has been applied from 31 December 2019.

79

EQUITY RISK

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Portfolio and transactional limits for Westpac's direct equity investments are governed by various supporting policies and delegated approval limits. Where appropriate, the BRiskC (under delegation from the Westpac Board) will consider and approve risks beyond Management's approval authority.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically as required (in most cases annually).

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Hybrid equity underwriting and equity warehousing risk – As a financial intermediary Westpac underwrites listed and unlisted hybrid equity securities.

Investment securities – Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities – Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique such as the use of recent arms-length transactions, discounted cash flow analysis, option pricing models or other valuation techniques commonly used by market participants to price similar instruments.

Where an investment is held for long term strategic purposes, it is accounted for at fair value through profit and loss, unless the Group makes an irrevocable election to measure them at fair value through other comprehensive income. Where the Group has significant influence, but not control, over the financial and operating policy decisions of the investee, the investment is equity accounted for and recognised as a share in associates.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

- A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the overall VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and
- Investment exposures are reported annually to MARCO.

Gains/losses

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Cumulative realised gains (losses)	3	-	-
Total unrealised gains (losses) through profit & loss	(2)	(30)	1
Total unrealised gains (losses) through equity	-	-	-
Total latent revaluation gains (losses)	-	-	-

Book value of equity exposures

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Listed equity exposures (publicly traded)	-	-	-
Unlisted equity exposures (privately traded)	228	209	187
Total book value of equity exposures	**228**	**209**	**187**

80 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT FUNDING AND LIQUIDITY RISK MANAGEMENT Funding and liquidity risk is the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Approach Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy. Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of ALCO and Treasury Risk. Liquidity Risk Management Framework The Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. Key components of Westpac’s approach to liquidity risk management are listed below. Funding strategy Treasury undertakes an annual funding review that outlines Westpac’s funding strategy over a three year period which is approved by the BRiskC. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates. Westpac monitors the composition and stability of its funding so that it remains within its funding risk appetite. This includes compliance with both the LCR and NSFR. Liquid asset holdings Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stressed conditions. Liquidity modelling In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac’s wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently. In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning. Liquidity transfer pricing Westpac has a liquidity transfer pricing framework which allocates liquidity costs across Westpac. Contingency planning Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board. Liquidity reporting Daily liquidity risk reports are reviewed by Treasury and Treasury Risk. Liquidity reports are presented to ALCO monthly and to the Board quarterly. Committed Liquidity Facility The Committed Liquidity Facility was fully phased-out by 1 January 2023.

81

LIQUIDITY COVERAGE RATIO

Liquidity Coverage Ratio

Westpac's average LCR for the quarter was 134% (30 June 2023: 138%) and continues to be above the regulatory minimum of 100%. The decrease in the ratio compared to the quarter ended 30 June 2023 was mainly due to a decrease in holdings of liquid assets reflecting a reduction in cash balances as Term Funding Facility maturities in the period were repaid.

Liquid assets included in the LCR comprise High Quality Liquid Assets (HQLA) and additional qualifying RBNZ securities.

Westpac's portfolio of HQLA averaged $177.6 billion over the quarter[1] (30 June 2023: $184.1 billion).

Funding is sourced from retail, small business, corporate and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

	30 Sept 2023		30 June 2023	
$m	Total unweighted value (average)	Total weighted value (average)	Total unweighted value (average)	Total weighted value (average)
Liquid assets, of which:				
1 High-quality liquid assets (HQLA)		177,611		184,088
2 Alternative liquid assets (ALA)		-		-
3 Reserve Bank of New Zealand (RBNZ) securities		4,271		4,533
Cash Outflows				
4 Retail deposits and deposits from small business customers, of which:	**329,247**	**29,304**	**323,225**	**28,759**
5 Stable deposits	159,374	7,969	156,437	7,822
6 Less stable deposits	169,873	21,335	166,788	20,937
7 Unsecured wholesale funding, of which:	**170,569**	**76,953**	**168,609**	**78,425**
8 Operational deposits (all counterparties) and deposits in networks for cooperative banks	74,815	18,631	71,852	17,893
9 Non-operational deposits (all counterparties)	84,505	47,073	83,643	47,418
10 Unsecured debt	11,249	11,249	13,114	13,114
11 Secured wholesale funding		3,891		2,816
12 Additional requirements, of which:	**215,038**	**30,463**	**212,234**	**29,016**
13 Outflows related to derivatives exposures and other collateral requirements	12,462	12,462	11,536	11,536
14 Outflows related to loss of funding on debt products	136	136	241	241
15 Credit and liquidity facilities	202,440	17,865	200,457	17,239
16 Other contractual funding obligations	7,606	4,515	8,536	5,754
17 Other contingent funding obligations	46,727	4,082	49,642	4,287
18 Total cash outflows		**149,208**		**149,057**
Cash inflows				
19 Secured lending (e.g. reverse repos)	7,876	-	6,434	-
20 Inflows from fully performing exposures	9,400	5,020	9,268	4,936
21 Other cash inflows	7,988	7,988	7,552	7,552
22 Total cash inflows	**25,264**	**13,008**	**23,254**	**12,488**
23 Total liquid assets		**181,882**		**188,621**
24 Total net cash outflows		**136,200**		**136,569**
24.1 Net cash outflows overlay		-		-
25 Liquidity Coverage Ratio (%)		**134%**		**138%**
Number of data points used		65		62

1. Calculated as a simple average of the daily observations over the quarter.

82 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

NET STABLE FUNDING RATIO

Net Stable Funding Ratio (NSFR) disclosure

The NSFR is a structural measure which requires that a bank has sufficient Available Stable Funding (ASF) to cover its Required Stable Funding (RSF) over a one-year horizon. Westpac's NSFR as at 30 September 2023 was 115%[1] (30 June 2023, 118%). Westpac maintains a buffer over the regulatory minimum of 100%.

30 Sept 2023	Unweighted value by residual maturity				
$m	No maturity	< 6 months	6 months to < 1yr	> 1 year	Weighted value
Available Stable Funding (ASF) Item					
1 Capital	**72,174**	**-**	**1,423**	**34,147**	**107,744**
2 Regulatory capital	72,174	-	1,423	34,147	107,744
3 Other capital instruments	-	-	-	-	-
4 Retail deposits and deposits from small business customers	**319,018**	**89,614**	**670**	**187**	**377,890**
5 Stable deposits	159,056	27,571	7	4	177,306
6 Less stable deposits	159,962	62,043	663	183	200,584
7 Wholesale funding	**138,837**	**174,352**	**45,683**	**109,001**	**222,208**
8 Operational deposits	73,474	-	-	-	36,736
9 Other wholesale funding	65,363	174,352	45,683	109,001	185,472
10 Liabilities with matching interdependent assets	-	-	-	-	-
11 Other liabilities	**-**	**23,781**	**-**	**51**	**51**
12 NSFR derivative liabilities		7,562			
13 All other liabilities and equity not included in the above categories		16,219	-	51	51
14 Total ASF					**707,893**
Required Stable Funding (RSF) Item					
15a) Total NSFR (High quality liquid assets - HQLA)					3,132
15b) Alternative Liquid Assets (ALA)					1,188
15c) Reserve Bank of New Zealand (RBNZ) securities					573
16 Deposits held at other financial institutions for operational purposes	-	-	-	-	-
17 Performing loans and securities	**1,708**	**48,699**	**46,619**	**685,145**	**561,261**
18 Performing loans to financial institutions secured by Level 1 HQLA	1,634	10,419	-	-	2,676
19 Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	74	2,311	6,022	25,909	29,341
20 Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	**-**	**27,541**	**32,747**	**131,567**	**141,690**
21 With a risk weight of less than or equal to 35% under APS 112	-	5	7	1,430	935
22 Performing residential mortgages, of which:	-	6,337	6,060	511,210	371,625
23 With a risk weight equal to 35% under APS 112	-	6,006	5,762	412,796	287,216
24 Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	2,090	1,791	16,460	15,929
25 Assets with matching interdependent liabilities	-	-	-	-	-
26 Other assets:	**8,841**	**22,818**	**230**	**25,226**	**38,916**
27 Physical traded commodities, including gold	448				448
28 Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)		2,184			1,856
29 NSFR derivative assets		5,278			-
30 NSFR derivative liabilities before deduction of variation margin posted		12,110			2,422
31 All other assets not included in the above categories	8,393	3,246	230	25,226	34,190
32 Off-balance sheet items		197,769			10,271
33 Total RSF					**615,341**
34 Net Stable Funding Ratio (%)					**115%**

1. Calculated as total ASF divided by total RSF as at end of the quarter.

83

30 June 2023	Unweighted value by residual maturity				
$m	No maturity	< 6 months	6 months to < 1yr	> 1 year	Weighted value
Available Stable Funding (ASF) Item					
1 Capital	**71,055**	**-**	**-**	**35,900**	**106,955**
2 Regulatory capital	71,055	-	-	35,900	106,955
3 Other capital instruments	-	-	-	-	-
4 Retail deposits and deposits from small business customers	**311,367**	**88,708**	**620**	**151**	**369,850**
5 Stable deposits	153,474	27,960	6	3	172,372
6 Less stable deposits	157,893	60,748	614	148	197,478
7 Wholesale funding	**146,831**	**170,803**	**54,264**	**108,226**	**226,580**
8 Operational deposits	80,823	-	-	-	40,412
9 Other wholesale funding	66,008	170,803	54,264	108,226	186,168
10 Liabilities with matching interdependent assets	-	-	-	-	-
11 Other liabilities	**-**	**22,893**	**-**	**60**	**60**
12 NSFR derivative liabilities		7,608			
13 All other liabilities and equity not included in the above categories		15,285	-	60	60
14 Total ASF					**703,445**
Required Stable Funding (RSF) Item					
15a) Total NSFR (High quality liquid assets - HQLA)					3,063
15b) Alternative Liquid Assets (ALA)					2,578
15c) Reserve Bank of New Zealand (RBNZ) securities					607
16 Deposits held at other financial institutions for operational purposes	-	-	-	-	-
17 Performing loans and securities	**1,311**	**50,728**	**41,569**	**656,940**	**540,514**
18 Performing loans to financial institutions secured by Level 1 HQLA	1,215	9,785	-	-	2,194
19 Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	96	3,320	5,056	22,130	25,251
20 Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	**-**	**29,331**	**26,676**	**132,748**	**140,627**
21 With a risk weight of less than or equal to 35% under APS 112	-	5	8	1,058	694
22 Performing residential mortgages, of which:	-	6,801	7,014	486,577	357,124
23 With a risk weight equal to 35% under APS 112	-	6,442	6,651	388,089	272,538
24 Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	1,491	2,823	15,486	15,318
25 Assets with matching interdependent liabilities	-	-	-	-	-
26 Other assets:	**8,713**	**22,926**	**317**	**27,029**	**40,947**
27 Physical traded commodities, including gold	313				313
28 Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)		2,421			2,058
29 NSFR derivative assets		5,895			-
30 NSFR derivative liabilities before deduction of variation margin posted		11,274			2,255
31 All other assets not included in the above categories	8,400	3,336	317	27,029	36,321
32 Off-balance sheet items		199,344			10,316
33 Total RSF					**598,026**
34 Net Stable Funding Ratio (%)					**118%**

84 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT REMUNERATION Employees subject to the remuneration disclosure requirements under APS 330 Attachment G are: • Senior managers: There are 22 employees identified by the Westpac Group Fit & Proper Policy as responsible persons. These employees include the most senior executives of Westpac and other senior employees with particular management responsibilities as set out under paragraph 25 of APRA Prudential Standard CPS 520 Fit and Proper; and • Material risk takers: In addition to the senior managers, there are 18 employees who have been assessed as performing activities that have a material potential impact on the risk profile, performance and long term soundness of Westpac as an Authorised Deposit-taking Institution. These are employees with senior accountability and authority who can influence key risks. Qualitative disclosures Westpac Group Remuneration Policy The Group remuneration policy sets out the design and management of remuneration arrangements across Westpac. The policy is supported by an established governance structure, plans and frameworks. The policy supports our compliance with legal and regulatory requirements. The policy applies to all legal entities, business units, employees and contractors of Westpac and its related bodies corporate and connected entities. The Board Remuneration Committee reviews the policy on a regular basis and their latest review was completed for 2023 in September 2022. The Committee made changes to address the requirements of and comply with APRA’s Prudential Standard CPS 511 Remuneration (CPS 511). The key changes included updating remuneration adjustment provisions and updating the set of individuals whose remuneration is subject to Board and Board Remuneration Committee oversight.

85 Reward strategy and 2023 framework Our remuneration strategy is designed to attract and retain talented employees. We reward them for achieving high performance and delivering superior long-term results for our customers and shareholders. Senior managers and material risk takers are rewarded based on a total reward framework which is designed to: • Promote our purpose, values and behaviours; • Align with our strategy and create sustainable shareholder value; • Offer market competitive and equitable pay; • Reward financial and non-financial performance, including customer outcomes and risk excellence; and • Reinforce our risk and conduct expectations. For senior managers and material risk takers at or above the General Manager level, the total reward framework has three components: fixed remuneration, Short Term Variable Reward (STVR) and Long Term Variable Reward (LTVR) as outlined in the table below. The total reward framework is benchmarked against the financial services industry and large corporates in Australia as appropriate. Variable reward Fixed Remuneration STVR LTVR Purpose Provide market competitive remuneration reflecting role scope and accountabilities. Reward for delivering financial and non-financial annual objectives. Reward for creating shareholder value over the long term. Delivery Cash salary and superannuation STVR is awarded in cash and restricted shares1 based on an assessment of performance over the preceding year. Performance is assessed using a scorecard comprising: • a values and behaviours assessment against Westpac’s values; • financial and non-financial measures that support the effective execution of Westpac’s strategy; and • a modifier to allow adjustment upwards or downwards (including to zero), for risk and reputation and people management considerations and any other matters as determined by the Board. Restricted shares vest subject to service conditions and adjustment. Vesting timeframes reflect the scope and nature of an individual’s role and responsibility. The maximum STVR opportunity for these employees is capped. LTVR comprises: • for Group Executives, performance share rights which vest after four years subject to the achievement of a relative Total Shareholder Return (TSR) performance hurdle, service conditions and adjustment; and • for General Managers, restricted shares or share rights without performance hurdles which vest after four years, subject to service conditions and adjustment. Employees may receive an annual award of Westpac ordinary shares up to the value of $1,000 under the Employee Share Plan. Employees who received an equity award during the year, for example, as deferred STVR or LTVR, are not eligible to receive an Employee Share Plan award for that year. Fixed remuneration Fixed remuneration is set with reference to market benchmarks in the financial services industry and large corporates in Australia as appropriate. It takes into account the size, responsibilities and complexity of the role, as well as the skills and experience of the employee. 1. Deferred STVR is awarded in unhurdled share rights to some employees outside Australia.

86 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT REMUNERATION Variable reward The target mix of fixed and variable reward varies across employees and groups of employees. Factors that can influence the mix include the role type, regulatory requirement of the role, level of responsibility of the individual, market benchmarks and performance. Variable reward is discretionary and no employee has a contractual right to receive variable reward. Our variable reward incorporates effective management of financial and non-financial risks, may be subject to deferral and allows for adjustment downward if appropriate for adverse risk, compliance and conduct outcomes or upward to recognise exceptional outcomes. Short Term Variable Reward • Performance is assessed against financial and non-financial measures that support the effective execution of Westpac’s strategy. • STVR is awarded in cash and, if STVR is above the deferral thresholds, or by design for the CEO, Group Executives and General Managers, a portion of the STVR is allocated as restricted shares or unhurdled share rights. Information on deferral arrangements is set out in the table below. Long Term Variable Reward • The CEO and Group Executives receive annual LTVR awards in the form of performance share rights which vest after four years subject to the achievement of a performance hurdle, service conditions and adjustment. • The CEO and Group Executives only receive value from their LTVR awards where vesting occurs. • A performance share right is a right to an ordinary Westpac share in the future. A performance share right does not attract the payment of dividends. • Senior managers and material risk takers at the General Manager level receive annual LTVR awards in the form of restricted shares or unhurdled share rights. The size of the award is set considering a range of factors including market competitiveness and the nature of the role. Employees are required to meet minimum behaviour and risk management gate openers. Deferral All employees who receive an STVR award above a threshold have a portion of the award deferred. Deferral arrangements depend on the value of the award and the level and type of role. The table below sets out the variable reward deferral arrangements for senior managers and material risk takers. STVR deferral periods are set within the context of the market, and the overall Group risk profile. The STVR deferral period for employees in Westpac Institutional Bank and Treasury is longer than the rest of the Group given the nature of the business. STVR is deferred into equity in the form of restricted Westpac ordinary shares (for most employees) or Westpac share rights (for some employees outside Australia). By deferring a portion of the STVR as restricted equity, STVR awards are aligned with the shareholder interests and act as a retention mechanism. All subject to remuneration adjustments for risk, compliance and conduct matters. Role Type Deferral Arrangement1 CEO and Group Executives • 50% of any STVR is deferred equally over two years General Managers • 40% of any STVR is deferred equally over two years General Managers in Westpac Institutional Bank – Financial Markets and Treasury • 40% of any STVR is deferred for four years • 50% deferral for portion of allocation above $500,000, vesting in full after four years Westpac Institutional Bank and Treasury employees • 25% deferral where STVR allocation is $150,000 or greater, vesting equally over three years • 50% deferral for portion of allocation above $500,000, vesting equally over three years • 70% deferral for portion of allocation above $2,000,000, vesting equally over three years Other employees • 25% deferral where STVR allocation is $150,000 or greater, vesting equally over two years • 50% deferral for portion of allocation above $500,000, vesting equally over two years • 70% deferral for portion of allocation above $2,000,000, vesting equally over two years 1. Thresholds amounts shown in dollars apply to Australia and New Zealand in local currency.

87 Remuneration governance Board The Board has overall accountability for the remuneration framework and its application. As set out in the Board Charter, without limiting its role, the Board approves (following recommendation from the Board Remuneration Committee): • the Group remuneration policy; • the size of the annual Group variable reward pool; • performance measures and remuneration outcomes for the CEO; • remuneration arrangements and outcomes for accountable persons, specified roles and any other person the Board determines; and • equity-based plans. The Board has the discretion to defer, adjust or withdraw aggregate and individual variable reward. Further detail is contained in the Board and Committee Charters which are available on Westpac’s website: https://www. westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ Board Remuneration Committee The Board Remuneration Committee assists the Board to discharge its responsibility by overseeing the design, operation and monitoring of the remuneration framework. Members of the Board Remuneration Committee are independent Non-executive Directors. The Board and the Board Remuneration Committee have free and unfettered access to internal and external personnel in carrying out their respective duties. There were ten Board Remuneration Committee meetings held during the financial year ended 30 September 2023. The 2023 Board Remuneration Committee Chair fee inclusive of superannuation is $60,000. The fee inclusive of superannuation for Board Remuneration Committee members is $29,000. Further detail is contained in the Board Remuneration Committee Charter which is available on Westpac’s website: https://www.westpac.com.au/about-westpac/westpac-group/corporate-governance/constitution-board/ Other Board Committees The Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees (as appropriate) with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. Cross membership of the Board Remuneration Committee and the Board Risk Committee also supports alignment between risk management and remuneration. Independent input is received from the Chief Risk Officer on risk, compliance and conduct matters that may need to be considered in remuneration outcomes. Management remuneration oversight The Board and the Board Remuneration Committee receive support from, but not limited to, the Group Remuneration Oversight Committee and Divisional remuneration oversight committees.

88 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT REMUNERATION Remuneration consultants The Board or the Board Remuneration Committee may engage an independent remuneration consultant to directly provide specialist information on remuneration for key management personnel. The Chair of the Board Remuneration Committee oversees the engagement and associated costs. Use of remuneration consultants: In 2023, the Board engaged Ernst & Young to provide specialist information on executive remuneration. Work undertaken by Ernst & Young during 2023 included the provision of information relating to the review of the executive remuneration framework, benchmarking of CEO and Group Executive remuneration and benchmarking of superannuation practices for Non-executive Directors. In 2023, no remuneration recommendations, as prescribed under the Corporations Act 2001 (Cth) (Corporations Act), were made by Board advisors. Work undertaken by Ernst & Young during 2023 included the provision of information relating to the review of the executive remuneration framework and benchmarking of Non-executive Director, CEO and Group Executive remuneration. Independence of risk and financial control employees The remuneration structure for risk and financial control employees is designed to support independence and avoid conflicts of interest. The remuneration mix for risk and financial control employees generally consists of a higher proportion of fixed pay to variable reward. Performance measures for variable reward are a balanced scorecard with focus on areas relevant to their role and remuneration is determined independently, or with independent input, of the division they oversee or control. Remuneration adjustments The Board has discretion to adjust current year STVR. The Board may also adjust unvested deferred STVR downwards, including to zero, in specified circumstances including serious misconduct, if serious circumstances or new information come to light which mean that in the Board’s view all or part of the award was not appropriate, or where required by law or prudential standards. The Board will typically apply that adjustment against the STVR for the current performance period. Where that adjustment to current year STVR is insufficient or unavailable, the Board may apply the adjustment to unvested deferred variable reward. Clawback may also apply to variable reward, to the extent legally permissible and practicable. Variable reward pool The Board determines the size of the variable reward pool each year. This is based on the Group’s performance as assessed against set criteria, total variable reward opportunity across the eligible employee population and a discretionary risk-based overlay. Non-financial measures are reflected in both the set performance criteria and the risk overlay.

89 STVR Scorecards STVR awards are determined with reference to an assessment of performance. For 2023, the performance of the CEO, Group Executives and General Managers was assessed against a scorecard comprised of three components. • Values and behaviours assessment: demonstration of behaviours in line with Westpac’s values of ‘Helpful, Ethical, Leading Change, Performing and Simple’. • Focus areas: performance is assessed against a balance of financial and non-financial measures that support the effective execution of Westpac’s strategy. • Modifier: allows adjustment upwards or downwards (including to zero), for risk and reputation, people management considerations and any other matters as determined by the Board. The table below sets out the focus areas of the Group STVR scorecard for 2023 which forms part of the CEO’s scorecard. Individual measures will differ for each senior manager. Key priority Weighting Examples of measures Financial performance 40% • Deliver financial performance relative to plan and peers (core earnings, net profit after tax, return on tangible equity) • Maintain a strong balance sheet Risk management 30% • Deliver our Customer Outcomes and Risk Excellence (CORE) program outcomes and critical risk priorities Serving customers 10% • Lift customer advocacy • Improve service speed of key products • Transform using digital and data Strategic execution 10% • Progress on target of being a zero emission bank by 2025 and by 2030 for customers • Profitably grow mortgages at major bank system • Profitably grow target business segments • Progress on our payments strategy including progress on the digital platform build People 10% • Build a high performance culture above global high performing norms • Enhance executive bench strength and succession through targeted development The Group’s priorities are set out in the Group STVR scorecard, which translates into the CEO’s scorecard. Common elements appear in senior manager and material risk taker scorecards together with individual objectives reflecting divisional measures. For 2023, the performance measures and weightings within the CEO scorecard were updated from the ‘Fix, Simplify, Perform’ priorities used in 2022 to align remuneration outcomes with the refreshed strategy and externally orientated purpose of ‘Creating Better Futures Together’. Priority areas for 2023 include financial performance, risk management, serving customers, strategic execution and people.

90 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

REMUNERATION

Quantitative Disclosures

The tables below provide information in line with the quantitative requirements of APS 330 including Table 22A.

- 22 of 22 senior managers and 18 of 18 material risk takers received variable reward in respect of 2023. 28 of 28 senior managers and 7 of 7 material risk takers received variable reward in respect of 2022.
- For 2023, two senior managers received payments totalling $1,339,575 and one material risker taker received payment totalling $542,988 reflecting annual incentives foregone from their previous employers on appointment to Westpac.
- For 2023, one senior manager received payments totalling $1,187,215 on their termination from Westpac representing contractual requirements. No termination payments were made to material risk takers.
- No guaranteed bonuses were awarded to senior managers or material risk takers in 2023.

Deferred remuneration

	30 Sept 2023				30 Sept 2022			
$'000	Total amount outstanding[1]	Paid out in financial year	Explicit reductions[2]	Implicit reductions[3]	Total amount outstanding[1]	Paid out in financial year	Explicit reductions[2]	Implicit reductions[3]
Senior managers	82,881	4,204	(5,150)	-	80,161	4,577	(8,931)	(17,250)
Material risk takers	18,455	5,542	-	-	9,058	3,272	-	(1,949)

Total value of remuneration awards for senior managers and material risk takers[4]

	30 Sept 2023				30 Sept 2022			
	Senior Managers		Material risk takers		Senior Managers		Material risk takers	
$'000	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred
Fixed remuneration								
Cash based[5]	21,678	-	11,478	-	23,238	-	5,169	-
Shares and share-linked instruments	-	-	-	-	-	-	-	-
Other[6]	810	-	782	-	881	-	303	-
Variable remuneration								
Cash based[7]	7,794	-	9,953	-	7,346	-	4,807	-
Shares and share-linked instruments[8]	-	17,354	-	9,049	-	17,602	-	5,254
Other	-	-	-	-	-	-	-	-

1. Value of unvested holdings at 30 September. All outstanding deferred remuneration is subject to either explicit or implicit adjustments.
2. The 2023 explicit adjustment reflects testing of the Return on Equity (ROE) and TSR hurdles on 1 October 2022, noting that the ROE hurdle reached the end of its performance period on 30 September 2021 and was subject to an additional one year holding lock through to 30 September 2022. Explicit adjustments may also include malus, clawback or similar reversals or downward revaluations of awards.
3. Implicit adjustments include reductions in the value of shares or performance units during the year.
4. Prepared in accordance with APS330 Table 22A and accounting standard AASB 2, consistent with the process for the Annual Report.
5. Cash based fixed remuneration is the total cost of salary, salary sacrificed benefits (including motor vehicles, parking, etc. and any associated fringe benefits tax) and an accrual for annual leave entitlements.
6. Other fixed remuneration relates to post-employment benefits. Senior managers and material risk takers are provided with Group life and salary continuance insurance cover provided at no cost to the individual. Superannuation benefits have been calculated consistent with AASB 119.
7. Cash based variable reward reflects annual cash performance awards accrued but not yet paid in respect of the year ended 30 September.
8. The value of restricted shares (or share rights where relevant) is amortised over the performance year the award was earned and the applicable vesting period. The amount shown is the amortisation relating to 2023 and the 2022 comparison.

91 APPENDIX I | APRA’S CAPITAL FRAMEWORK APRA’s capital framework (Basel III) became effective on 1 January 2023 and included updated prudential standards for capital adequacy and credit risk capital. The objectives of the capital framework are to provide flexibility for banks to operate in all environments including in times of stress, enhance risk sensitivity and improve comparability with international standards. Revisions on 1 January 2023 include: • Capital requirements: Total CET1 Requirement for D-SIBs (including Westpac), is 10.25% (noting that APRA may apply higher CET1 requirements for an individual ADI). This comprises: – Minimum CET1 of 4.5%; – Capital conservation buffer (CCB) of 4.75%; and – Countercyclical capital buffer of 1.0%. • Calculation of Credit RWA: Several changes with the most significant including: – Asset classifications used to determine RWA; – Greater use of internal modelling within property finance and mortgages which reduced risk weightings; – Higher capital requirements for higher risk segments such as interest only and investor mortgages; – Revised credit conversion factors (CCFs) for the calculation of off-balance sheet exposures which has reduced exposure at default. CCFs are percentage values used to convert an off-balance sheet exposure into an on-balance sheet equivalent; and – New Zealand RWA largely determined by the RBNZ requirements which increased RWA compared to prior periods. • Introduction of a capital floor which limits the capital benefit available to advanced banks to no more than 72.5% of the RWA outcomes available under the standardised approach; and • Introduction of a minimum leverage ratio of 3.5% and amendments of the leverage exposure calculation. • Implementation of the capital framework reduced credit RWA by $23.7 billion. Key drivers were: – Property Finance: Internal modelling has reduced the risk weight of property finance. These exposures were formerly calculated using the IRB slotting approach; – Residential Mortgages: Revisions to mortgage models reduced RWA, although additional capital was required for higher risk segments, including standardised risk weights for some exposures; and – Off-balance sheet exposures: EAD has reduced mainly related to changes in CCFs for non-retail exposures. Changes to credit risk capital APRA’s capital framework included updated prudential standards for credit risk capital (APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk). In line with the revised standard an ADI must categorise banking book exposures into four broad IRB APS113 asset classes (Corporate, Sovereign, Financial Institution and Retail) and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. APS113 cascades these asset classes into further sub-asset classes as per below. APRA’s capital framework results in changes to previously reported credit asset classes. This includes changes to credit RWA calculations from AIRB to a foundation IRB approach (FIRB) for some exposure classes. Under FIRB, an ADI must provide its own estimates of PD and maturity and rely on supervisory estimates of LGD and EAD.

92 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT APPENDIX I | APRA’S CAPITAL FRAMEWORK The table below summarises Westpac’s credit risk asset classes under APRA’s capital framework. Credit Asset Classes Previously Reported Credit Asset Classes Corporate Corporate Business Lending Business Lending Small Business Property Finance Specialised Lending Large Corporate Corporate Sovereign Sovereign Financial Institutions Corporate Business Lending Bank Residential Mortgages Residential Mortgages Australian Credit Cards Australian Credit Cards Other Retail Other Retail Small Business Small Business Business Lending Specialised Lending Specialised Lending Securitisation Securitisation New Zealand Corporate Business Lending Sovereign Banks Residential mortgages Other retail Small business Specialised lending Securitisation

93

APPENDIX II | REGULATORY CAPITAL RECONCILIATION

Balance Sheet Reconciliation

30 Sept 2023 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template
Assets				
Cash and balances with central banks	102,522	(2)	102,520	
Collateral paid	4,535	-	4,535	
Due from subsidiaries	-	74	74	
Trading securities and financial assets measured at fair value through income statement (FVIS)	30,507	(40)	30,467	
Derivative financial instruments	21,343	-	21,343	
Investment securities	75,326	(239)	75,087	
Loans	773,254	-	773,254	
Other financial assets	6,219	(148)	6,071	
Current tax assets	5	-	5	
Life insurance assets	-	-	-	
Investments in associates	33	(11)	22	
Property and equipment	2,245	-	2,245	
Deferred tax assets	2,095	49	2,144	Table a
Intangible assets	10,886	-	10,886	Table b
Investments in life & general insurance, funds management & securitisation entities	-	76	76	Table c
Other assets	804	(1)	803	
Assets held for sale	-	-	-	
Total assets	**1,029,774**	**(242)**	**1,029,532**	
Liabilities				
Collateral received	3,525	-	3,525	
Due to subsidiaries	-	413	413	
Deposits and other borrowings	688,168	-	688,168	
Other financial liabilities	44,870	(32)	44,838	
Derivative financial instruments	24,647	-	24,647	
Debt issues	156,573	-	156,573	
Current tax liabilities	780	(2)	778	
Life insurance liabilities	-	-	-	
Provisions	2,777	(2)	2,775	
Deferred tax liabilities	-	-	-	
Loan capital	33,176	-	33,176	Table d and e
Other liabilities	2,719	-	2,719	
Liabilities held for sale	-	-	-	
Total liabilities	**957,235**	**377**	**957,612**	
Equity				
Ordinary share capital	39,826	-	39,826	Row 1
Treasury shares and RSP treasury shares	(702)	(57)	(759)	Table f
Reserves	1,935	(193)	1,742	Table g
Retained Profits	31,436	(369)	31,067	Row 2
Non-controlling interests	44	-	44	
Total equity	**72,539**	**(619)**	**71,920**

94 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

APPENDIX II | REGULATORY CAPITAL RECONCILIATION

$m	30 Sept 2023	Capital Disclosure Template Reference
Table a		
Deferred Tax Assets		
Total Deferred Tax Assets per Group Balance Sheet	2,095	
Add: Net Deferred Tax Assets included in other regulatory adjustments or associated with reserves ineligible for inclusion in regulatory capital	49	
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	2,144	
Deferred tax asset adjustment before applying prescribed thresholds	2,144	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(2,144)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	**-**	**Row 21 / 25**

$m	30 Sept 2023	Capital Disclosure Template Reference
Table b		
Goodwill and other intangible assets		
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	10,886	
Less: Capitalised Software Disclosed Under Intangibles	(2,797)	Row 9
Total per Capital Disclosure Template - Goodwill	**8,089**	**Row 8**

$m	30 Sept 2023	Capital Disclosure Template Reference
Table c		
Equity Investments		
Equity Investments in non-consolidated subsidiaries	76	
Total Significant Investment in financial entities	76	Row 73
Non-significant Investment in financial entities	152	Row 72
Total Investments in financial institutions	228	Row 26d
Investment in commercial entities	76	Row 26g
Total Equity Investments before applying prescribed threshold	304	
Less: Amounts below prescribed threshold	(304)	
Total per Capital Disclosure Template - Equity Investments	**-**	**Row 18/ 19/ 23**

$m	30 Sept 2023	Capital Disclosure Template Reference
Table d		
Additional Tier 1 Capital		
Total Loan Capital per Level 2 Regulatory Balance Sheet	33,176	
Less: Tier 2 Capital Instruments Reported Below	(23,370)	
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	46	
Less: Fair Value Adjustment[2]	185	
Total per Capital Disclosure Template - Tier 1 Capital	**10,037**	**Row 36**
Additional Tier 1 Capital included in Regulatory Capital		
Westpac Capital Notes 5	1,690	
Westpac Capital Notes 6	1,423	
SEC Registered Capital Securities	1,942	
Westpac Capital Notes 7	1,723	
Westpac Capital Notes 8	1,750	
Westpac Capital Notes 9	1,509	
Total Basel III complying instruments	**10,037**	**Row 30**
Total Basel III non complying instruments	**-**	**Row 33**
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	**10,037**	**Row 36**

1. Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.
2. For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

95

$m	30 Sept 2023	Capital Disclosure Template Reference
Table e		
Tier 2 Capital		
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	23,370	
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	66	
Less: Fair Value Adjustment[2]	3,395	
Less: Loan capital not recognised for APRA purposes	(1,091)	
Less: Basel III transitional adjustment	-	Row 56c
Provisions	1,051	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	**26,791**	**Row 51**
Tier 2 Capital included in Regulatory Capital		
USD100 million Westpac Subordinated Notes	154	
JPY20,000 million Westpac Subordinated Notes	207	
JPY10,200 million Westpac Subordinated Notes	106	
JPY10,000 million Westpac Subordinated Notes	104	
AUD1,500 million Westpac Subordinated Notes	1,498	
USD1,500 million Westpac Subordinated Notes	2,315	
AUD1,000 million Westpac Subordinated Notes	1,000	
AUD350 million Westpac Subordinated Notes	350	
AUD185 million Westpac Subordinated Notes	184	
AUD130 million Westpac Subordinated Notes	130	
AUD300 million Westpac Subordinated Notes	299	
AUD1,100 million Westpac Subordinated Notes	1,098	
USD1,000 million Westpac Subordinated Notes	1,538	
USD1,250 million Westpac Subordinated Notes	1,928	
USD1,000 million Westpac Subordinated Notes	1,537	
USD1,500 million Westpac Subordinated Notes	2,317	
USD1,000 million Westpac Subordinated Notes	1,537	
USD1,500 million Westpac Subordinated Notes	2,312	
AUD1,250 million Westpac Subordinated Notes	1,249	
EUR1,000 million Westpac Subordinated Notes	1,633	
USD1,000 million Westpac Subordinated Notes	1,540	
USD1,250 million Westpac Subordinated Notes	1,926	
JPY26,000 million Westpac Subordinated Notes	269	
SGD450 million Westpac Subordinated Notes	509	
Total Basel III complying instruments	**25,740**	**Row 46**
Total Basel III non complying instruments	**-**	
Less: Basel III transitional adjustment	**-**	**Row 85**
Total Basel III non complying instruments after transitional adjustment	**-**	**Row 47**
Provisions	**1,051**	**Row 50 / 76**
Total per Capital Disclosure Template - Tier 2 Capital Instruments	**26,791**	**Row 51**
Table f		
Treasury Shares and RSP Treasury Shares		
Total treasury shares per Level 2 Regulatory Balance Sheet	(759)	
Less: Treasury Shares not included for Level 2 Regulatory Capital	-	
Total per Capital Disclosure Template - Treasury Shares	**(759)**	**Row 26a**
Table g		
Accumulated Other Comprehensive Income (and other reserves)		
Total reserves per Level 2 Regulatory Balance Sheet	1,742	
Less: Share Based Payment Reserve not included within capital	(53)	
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income (and other reserves)	**1,689**	**Row 3**

1. Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.
2. For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

96 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

APPENDIX II | REGULATORY CAPITAL RECONCILIATION

The capital disclosure template below represents the post 1 January 2018 Basel III template.

$m	30 Sept 2023	Table Reference
Common Equity Tier 1 capital: instruments and reserves		
1 Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	39,826	
2 Retained earnings	31,067	
3 Accumulated other comprehensive income (and other reserves)	1,689	Table g
4 Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-	
5 Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	44	
6 Common Equity Tier 1 capital before regulatory adjustments	72,626	
Common Equity Tier 1 capital: regulatory adjustments		
7 Prudential valuation adjustments	-	
8 Goodwill (net of related tax liability)	(8,089)	Table b
9 Other intangibles other than mortgage servicing rights (net of related tax liability)	(2,797)	Table b
10 Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-	
11 Cash-flow hedge reserve	(152)	
12 Shortfall of provisions to expected losses	-	
13 Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-	
14 Gains and losses due to changes in own credit risk on fair valued liabilities	(222)	
15 Defined benefit superannuation fund net assets	(217)	
16 Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-	
17 Reciprocal cross-holdings in common equity	-	
18 Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19 Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20 Mortgage service rights (amount above 10% threshold)	-	
21 Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22 Amount exceeding the 15% threshold	-	
23 of which: significant investments in the ordinary shares of financial entities	-	Table c
24 of which: mortgage servicing rights	-	
25 of which: deferred tax assets arising from temporary differences	-	Table a
26 National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(5,264)	
26a of which: treasury shares	(759)	Table f
26b of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-	
26c of which: deferred fee income	334	
26d of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(228)	Table c
26e of which: deferred tax assets not reported in rows 10, 21 and 25	(2,144)	Table a
26f of which: capitalised expenses	(2,375)	
26g of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(76)	Table c
26h of which: covered bonds in excess of asset cover in pools	-	
26i of which: undercapitalisation of a non-consolidated subsidiary	-	
26j of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(16)	
27 Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-	
28 Total regulatory adjustments to Common Equity Tier 1	**(16,741)**	
29 Common Equity Tier 1 Capital (CET1)	**55,885**

97

$m	30 Sept 2023	Table Reference
Additional Tier 1 Capital: instruments		
30 Directly issued qualifying Additional Tier 1 instruments	10,037	Table d
31 of which: classified as equity under applicable accounting standards	-	
32 of which: classified as liabilities under applicable accounting standards	10,037	Table d
33 Directly issued capital instruments subject to phase out from Additional Tier 1	-	
34 Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-	
35 of which: instruments issued by subsidiaries subject to phase out	-	
36 Additional Tier 1 Capital before regulatory adjustments	**10,037**	**Table d**
Additional Tier 1 Capital: regulatory adjustments		
37 Investments in own Additional Tier 1 instruments	(25)	
38 Reciprocal cross-holdings in Additional Tier 1 instruments	-	
39 Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	
40 Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	(21)	
41 National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-	
41a of which: holdings of capital instruments in group members by other group members on behalf of third parties	-	
41b of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-	
41c of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-	
42 Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-	
43 Total regulatory adjustments to Additional Tier 1 capital	**(46)**	
44 Additional Tier 1 capital (AT1)	**9,991**	**Table d**
45 Tier 1 Capital (T1=CET1+AT1)	**65,876**	
Tier 2 Capital: instruments and provisions		
46 Directly issued qualifying Tier 2 instruments	25,740	Table e
47 Directly issued capital instruments subject to phase out from Tier 2	-	Table e
48 Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-	
49 of which: instruments issued by subsidiaries subject to phase out	-	
50 Provisions	1,051	Table e
51 Tier 2 Capital before regulatory adjustments	**26,791**	**Table e**
Tier 2 Capital: regulatory adjustments		
52 Investments in own Tier 2 instruments	(100)	
53 Reciprocal cross-holdings in Tier 2 instruments	-	
54 Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	
55 Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	-	
56 National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(270)	
56a of which: holdings of capital instruments in group members by other group members on behalf of third parties	-	
56b of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(270)	
56c of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-	
57 Total regulatory adjustments to Tier 2 capital	**(370)**	
58 Tier 2 capital (T2)	**26,421**	
59 Total capital (TC=T1+T2)	**92,297**	
60 Total risk-weighted assets based on APRA standards	**451,418**

98 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

APPENDIX II | REGULATORY CAPITAL RECONCILIATION

$m	30 Sept 2023	Table Reference
Capital ratios and buffers		
61 Common Equity Tier 1 (as a percentage of risk-weighted assets)	12.38%	
62 Tier 1 (as a percentage of risk-weighted assets)	14.59%	
63 Total capital (as a percentage of risk-weighted assets)	20.45%	
64 Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 3.75% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)1	10.09%	
65 of which: capital conservation buffer requirement	3.75%	
66 of which: ADI-specific countercyclical buffer requirements	0.84%	
67 of which: G-SIB buffer requirement (not applicable)	N/A	
68 Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	12.38%	
National minima (if different from Basel III)		
69 National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	N/A	
70 National Tier 1 minimum ratio (if different from Basel III minimum)	N/A	
71 National total capital minimum ratio (if different from Basel III minimum)	N/A	
Amount below thresholds for deductions (not risk-weighted)		
72 Non-significant investments in the capital of other financial entities	152	Table c
73 Significant investments in the ordinary shares of financial entities	76	Table c
74 Mortgage servicing rights (net of related tax liability)	-	
75 Deferred tax assets arising from temporary differences (net of related tax liability)	2,144	Table a
Applicable caps on the inclusion of provisions in Tier 2		
76 Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	89	Table e
77 Cap on inclusion of provisions in Tier 2 under standardised approach	389	
78 Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	962	Table e
79 Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	1,852	
Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)		
80 Current cap on CET1 instruments subject to phase out arrangements	N/A	
81 Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities)	N/A	
82 Current cap on AT1 instruments subject to phase out arrangements	N/A	
83 Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	N/A	
84 Current cap on T2 instruments subject to phase out arrangements	N/A	
85 Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	N/A	Table e

1. Includes 1% Domestic Systemically Important Bank (D-SIB) requirement.

99

Capital Floor

APRA's capital framework incorporates a capital floor which limits the capital benefit available to advanced banks to no more than 72.5 per cent of the RWA outcomes available under the standardised approach. There was no capital floor adjustment as at 30 September 2023 as shown below.

$m Risk-weighted assets under the standardised approach	30 Sept 2023	31 March 2023
Credit risk	509,749	499,267
Market risk	11,538	15,168
Operational risk	55,175	56,900
Interest rate risk in the banking book	-	-
Other risk	4,809	5,572
Total	**581,271**	**576,907**
Risk-weighted assets under the IRB Approach		
Credit risk	339,758	340,558
Market risk	11,538	15,168
Operational risk	55,175	56,900
Interest rate risk in the banking book	40,138	34,748
Other risk	4,809	5,572
Total	**451,418**	**452,946**
Capital floor at 72.5%	**421,421**	**418,258**
Capital floor adjustment	**-**	**-**

Countercyclical buffer (CCyB)

This table sets out the ADI specific countercyclical capital buffer. The countercyclical capital buffer is an additional amount of capital that APRA can require banks to hold or release at certain points in the economic and financial cycle. As part of the capital framework, APRA has set a 1.0% default countercyclical capital buffer. The following table provides a geographic breakdown of RWA associated with private sector credit exposures that are used to calculate the countercyclical capital buffer requirement.

30 Sept 2023	Jurisdictional buffer%	Risk Weighted Assets ($m)	ADI-specific buffer%
Australia	1.00%	285,843	0.8269%
United Kingdom	2.00%	1,282	0.0074%
Netherlands	1.00%	655	0.0019%
France	0.50%	346	0.0005%
Hong Kong SAR	1.00%	115	0.0003%
Germany	0.75%	84	0.0002%
Ireland	0.50%	43	0.0001%
Denmark	2.50%	20	0.0001%
Luxembourg	0.50%	12	0.0000%
Sweden	2.00%	10	0.0001%
Norway	2.50%	6	0.0000%
Other	0.00%	57,242	0.0000%
Total	**N/A**	**345,658**	**0.8376%**

100 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

APPENDIX III | ENTITIES INCLUDED IN REGULATORY CONSOLIDATION

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI's 'Extended Licensed Entity' (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation
1925 (Commercial) Pty Limited
1925 (Industrial) Pty Limited
Bill Acceptance Corporation Pty Limited
Capital Finance Australia Limited
CBA Pty Limited
Challenge Pty Limited
Mortgage Management Pty Limited
Partnership Pacific Pty Limited
Sallmoor Pty Limited
Sixty Martin Place (Holdings) Pty Limited
St.George Business Finance Pty Limited
St.George Finance Holdings Limited
St.George Security Holdings Pty Limited
Value Nominees Pty Limited
Westpac Administration 2 Pty Limited
Westpac Administration Pty Limited
Westpac Investment Vehicle Pty Limited
Westpac Leasing Nominees-Vic.-Pty Limited
Westpac Properties Pty Limited
Westpac Securitisation Holdings Pty Limited

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited
Altitude Administration Pty Limited
Altitude Rewards Pty Limited
Aotearoa Financial Services Limited
BT (Queensland) Pty Limited
BT Financial Group Holdings Pty Ltd
BT Financial Group (NZ) Limited
BT Financial Group Pty Limited
BT Securities Limited
Crusade Trust No.2P of 2008
Danaby Pty Limited
General Credits Pty Limited
Net Nominees Limited
Number 120 Limited
Qvalent Pty Limited
RAMS Financial Group Pty Limited
RMS Warehouse Trust 2007-1
Series 2008-1M WST Trust
Series 2014-1 WST Trust
Series 2014-2 WST Trust
Series 2015-1 WST Trust
Series 2019-1 WST Trust
Series 2020-1 WST Trust
Series 2021-1 WST Trust
Series 2022-1P WST Trust
Series 2023-1P WST Trust
St.George Finance Limited
St.George Motor Finance Limited
The Home Mortgage Company Limited
Westpac (NZ) Investments Limited
Westpac Administration 3 Pty Limited
Westpac Administration 4 Pty Limited

101

Level 2 Entities (continued)

- Westpac Altitude Rewards Trust
- Westpac Americas Inc.
- Westpac Bank-PNG-Limited
- Westpac Capital Markets Holding Corp.
- Westpac Capital Markets LLC
- Westpac Capital-NZ-Limited
- Westpac Cash PIE Fund
- Westpac Covered Bond Trust
- Westpac Equity Holdings Pty Limited
- Westpac Equity Investments NZ Limited
- Westpac Europe GmbH
- Westpac Europe Limited
- Westpac Financial Services Group Pty Limited
- Westpac Financial Services Group-NZ-Limited
- Westpac Group Investment-NZ-Limited
- Westpac Holdings-NZ-Limited
- Westpac Investment Capital Corporation
- Westpac Investment Vehicle No.2 Pty Limited
- Westpac New Zealand Group Limited
- Westpac New Zealand Limited
- Westpac Notice Saver PIE Fund
- Westpac NZ Covered Bond Holdings Limited
- Westpac NZ Covered Bond Limited
- Westpac NZ Operations Limited
- Westpac NZ Securitisation Holdings Limited
- Westpac NZ Securitisation Limited
- Westpac Securitisation Management NZ Limited
- Westpac Overseas Holdings Pty Limited
- Westpac Overseas Holdings No. 2 Pty Limited
- Westpac Securities Limited
- Westpac Securities NZ Limited
- Westpac Securitisation Management Pty Limited
- Westpac Syndications Management Pty Limited
- Westpac Term PIE Fund
- Westpac USA Inc.

Level 3 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

- Asgard Capital Management Limited
- Asgard Wealth Solutions Pty Limited
- BT Funds Management (NZ) Limited
- BT Funds Management Limited
- BT Funds Management No.2 Limited
- BT Portfolio Services Limited
- GIS Private Nominees Pty Limited
- Hyde Potts Insurance Services Pte. Limited
- Magnitude Group Pty Limited
- Pendal Short Term Income Fund
- Red Bird Ventures Limited
- Reinventure Fund, I.L.P.
- Reinventure Fund II I.L.P
- Reinventure Fund III I.L.P
- Reinventure Special Purpose Investment Unit Trust
- Securitor Financial Group Pty Limited
- Sydney Capital Corporation Inc.
- Waratah Receivables Corporation Pty Limited
- Waratah Securities Australia Limited
- Westpac Financial Services Limited
- Westpac New Zealand Staff Superannuation Scheme Trustee Limited
- Westpac Nominees-NZ-Limited
- Westpac RE Limited
- Westpac Securities Administration Limited
- Westpac Superannuation Nominees-NZ-Limited

102 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

APPENDIX IV | LEVEL 3 ENTITIES' ASSETS AND LIABILITIES

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

30 Sept 2023 $m	Total Assets	Liabilities (excluding equity)
Insurance, funds management and other		
Asgard Capital Management Limited	30	7
Asgard Wealth Solutions Pty Limited	1	-
BT Funds Management (NZ) Limited	61	13
BT Funds Management Limited	225	174
BT Funds Management No.2 Limited	9	2
BT Portfolio Services Limited	105	39
GIS Private Nominees Pty Limited	11	3
Hyde Potts Insurance Services Pte. Limited	50	2
Magnitude Group Pty Limited	4	-
Pendal Short Term Income Fund	168	168
Red Bird Ventures Limited	11	-
Reinventure Fund, I.L.P.	56	7
Reinventure Fund II I.L.P	67	-
Reinventure Fund III I.L.P	88	-
Reinventure Special Purpose Investment Unit Trust	36	-
Securitor Financial Group Pty Limited	3	-
Sydney Capital Corporation Inc.	-	-
Waratah Receivables Corporation Pty Limited	-	-
Waratah Securities Australia Limited	-	-
Westpac Financial Services Limited	20	8
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	-	-
Westpac Nominees-NZ-Limited	-	-
Westpac RE Limited	9	1
Westpac Securities Administration Limited	7	-
Westpac Superannuation Nominees-NZ-Limited	-	-

103

APPENDIX V | REGULATORY EXPECTED LOSS

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

$m	30 Sept 2023	31 March 2023	30 Sept 2022
Provisions associated with eligible portfolios			
Total provisions for impairment charges	4,941	4,923	4,635
plus provisions associated with partial write-offs	292	381	377
less ineligible provisions[1]	(192)	(181)	(143)
Total eligible provisions	**5,041**	**5,123**	**4,869**
Regulatory expected downturn loss	**4,078**	**4,101**	**4,690**
Excess/(shortfall) in eligible provisions compared to regulatory expected downturn loss	**963**	**1,022**	**179**
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[2]	**-**	**(2)**	**(144)**

1. Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.
2. Regulatory expected loss is calculated for those portfolios subject to the IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures.

104 **WESTPAC GROUP** SEPTEMBER 2023 PILLAR 3 REPORT

APPENDIX VI | APS330 QUANTITATIVE REQUIREMENTS

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website[1].

In addition to this report, the regulatory disclosures section of the Westpac website contains the reporting requirements for:

- Capital instruments under Attachment B of APS330; and
- The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

APS330 reference		Westpac disclosure	Page
General requirements			
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	93
Paragraph 13		Level 3 entities' assets and liabilities	102
Paragraph 49		Leverage ratio	17
Attachment A:			
Table 1: Capital disclosure template		Capital disclosure template	96
Attachment C:			
Table 3: Capital adequacy	(a) to (e)	Capital requirements	15
	(f)	Westpac's capital adequacy ratios	14
		Capital adequacy ratios of major subsidiary banks	14
Table 4: Credit risk	(a)	Exposure at Default by major type	28
	(b)	Non-performing and past due loans by portfolio	35
	(c)	Provisions held against performing exposures	25
Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	64
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	65
		Trading book summary of on and off-balance sheet securitisation by exposure type	68
Attachment D:			
Table 6: Capital adequacy	(b) to (f)	Capital requirements	15
	(g)	Westpac's capital adequacy ratios	14
		Capital adequacy ratios of major subsidiary banks	14
	(h)	Residential Mortgage capital requirements under IRB and Standardised approaches	42
	(i)	Capital floor	99
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	28
	(c)	Exposure at Default by geography	33
	(d)	Exposure at Default by industry classification	30
	(e)	Exposure at Default by residual contractual maturity	34
	(f)	Non-performing exposures by industry classification	36
	(g)	Non-performing exposures by geography	38
	(h)	Movement in provisions for impairment charges	26
	(h)	Loan impairment provisions	24
	(i)	Exposure at Default by measurement method	29
	(j)	Provisions held against performing exposures	25
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	50
		Portfolios subject to supervisory risk weights	46

1. http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

105

APS330 reference		Westpac disclosure	Page
Table 9: Credit risk - disclosures for portfolios subject to IRB approaches	(d)	Corporate portfolio by external credit rating	39
		Business lending portfolio by external credit rating	40
		Property finance by external credit rating	41
		Residential mortgages portfolio by PD band	42
		Australian credit cards portfolio by PD band	43
		Small business portfolio by PD band	44
		Other retail portfolio by PD band	45
		Sovereign exposures by external credit rating	47
		Financial institution exposures by external credit rating	48
		Large Corporate Exposures by external credit rating	49
	(e)	Actual losses	52
	(f)	Regulatory loss estimates and actual losses	54
Table 10: Credit risk mitigation disclosures	(b) to (c)	Total exposure covered by collateral, credit derivatives and guarantees	57
Table 11: General disclosure for exposures related to counterparty credit risk	(b)	Counterparty credit risk summary	59
	(c)	Credit derivative transactions that create exposures to counterparty credit risk	59
Table 12: Securitisation exposures		**Banking Book**	
	(g) part i and (h) to (i)	Summary of assets securitised by Westpac	63
	(g) part ii	Summary of total Westpac sponsored third party assets securitised	64
	(j)	Summary of securitisation activity by asset type	64
	(k)	Summary of on and off-balance sheet securitisation by exposure type	65
	(l) part i	Securitisation exposure by risk weight band	66
	(l) part ii	Securitisation exposures deducted from capital	67
	(m)	Securitisation subject to early amortisation treatment	67
	(n) part i	Resecuritisation exposure subject to credit risk mitigation	67
	(n) part ii	Resecuritisation exposure to guarantors	67
		Trading Book	
	(o) part i and (p)	Summary of assets securitised by Westpac	67
	(o) part ii	Summary of total Westpac sponsored third party assets securitised	67
	(q)	Summary of securitisation activity by asset type	67
	(r)	Aggregate amount of exposures securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk	67
	(s)	Summary of on and off-balance sheet securitisation by exposure type	68
	(t) part i	Securitisation exposure retained or purchase subject to specific risk	68
	(t) part ii	Securitisation exposure subject to APS120 for Specific risk by risk weight band	68
	(u) part i	Capital requirements for securitisation exposure subject to internal models approach (IMA) by risk classification	69
	(u) part ii	Capital requirements for securitisation regulatory capital approaches by risk weight band	69

106 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT

APPENDIX VI | APS330 QUANTITATIVE REQUIREMENTS

APS330 reference		Westpac disclosure	Page
Table 12: Securitisation exposures		**Trading Book (continued)**	
(continued)	(u) part iii	Securitisation exposures deducted from capital	67
	(v)	Securitisation subject to early amortisation treatment	69
	(w) part i	Aggregate resecuritisation exposures retain or purchased subject to credit risk mitigation	69
	(w) part ii	Resecuritisation exposure to guarantors credit worthiness	69
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	71
Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(f)	VaR and Stressed VaR by risk type	72
Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	79
	(d) to (e)	Gains/losses	79
	(f)	Capital requirement[1]	N/A
Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	76
	(b)	Capital requirement	76
Attachment E:			
Table 18: Leverage ratio disclosure template		Leverage ratio disclosure	17
Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure		Summary comparison of accounting assets vs leverage ratio exposure measure	17
Attachment F:			
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	81
Table 21: Net Stable Funding Ratio template		Net Stable Funding Ratio disclosure	82
Attachment G[2]:			
Table 22: Remuneration disclosure requirements	(g)	Governance structure	87
	(h)	Quantitative Disclosures	90
	(i)	Deferred remuneration	90
	(j) to (k)	Total value of remuneration awards for the current financial year for senior managers and material risk takers	90

1. Equity exposures are not risk weighted at Level 2.
2. Remuneration disclosure is an annual reporting requirement under APS330.

107 APPENDIX VII | EXCHANGE RATES Exchange rates The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end. 30 Sept 31 March 30 Sept $m 2023 2023 2022 USD 0.6469 0.6711 0.6491 GBP 0.5285 0.5418 0.5841 NZD 1.0741 1.0680 1.1355 EUR 0.6110 0.6158 0.6620

108 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT GLOSSARY Term Description Actual losses Represent direct write-offs and write-offs from provisions after adjusting for recoveries. Additional Tier 1 capital Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions. Alternative Liquid Assets (ALA) Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA. Assets intended to be securitised Represents securitisation activity from the end of the reporting period to the disclosure date of this report. Australian accounting standards (AAS) A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board. Australian and New Zealand standard industrial classification (ANZSIC) A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses. Authorised deposit-taking institution (ADI) ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia. Banking book The banking book includes all securities that are not actively traded by Westpac. Collectively assessed provisions (CAPs) Collectively assessed provisions for expected credit loss under AASB 9 represent the Expected Credit Loss (ECL) which is collectively assessed in pools of similar assets with similar risk characteristics. This incorporates forward-looking information and does not require an actual loss event to have occurred for an impairment provision to be recognised. Committed Liquidity Facility (CLF) Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation. Common equity Tier 1 (CET1) capital The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings. Credit valuation adjustment (CVA) risk Refer to mark-to-market related credit risk. Default Pre – 1 January 2023: A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place: • the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and • the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings. From 1 January 2023: Refer to Non-Performing Exposures definition Defaulted not impaired Pre – 1 January 2023: Includes facilities where: • contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or • an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and • the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis. These facilities, while in default, are not treated as impaired for accounting purposes. From 1 January 2023: Equivalent to Non-Performing Exposures that have not been impaired for accounting purposes. Double default rules Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced. Exposure at default (EAD) EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default. Expected credit loss (ECL) Expected credit losses are a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions.

109 Term Description External credit assessment institution (ECAI) ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures). Extended licensed entity (ELE) An extended licensed entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity. Geography Geographic segmentation of exposures is based on the location of the office in which these items were booked. High-quality liquid assets (HQLA) Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR. Individually assessed provisions (IAPs) Provisions raised for losses on loans that are known to be impaired and are assessed on an individual basis. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and, as this discount unwinds, interest will be recognised in the income statement. Impaired exposures Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held: • facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; • non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans; • restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; • other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and • any other facilities where the full collection of interest and principal is in doubt. Industry Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down. Interest rate risk in the banking book (IRRBB) The risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates. Internal ratings-based approach (IRB & Advanced IRB) These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default. Leverage ratio The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures. Liquidity coverage ratio (LCR) An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario. Loss given default (LGD) The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure. Maturity The maturity date used is drawn from the contractual maturity date of the customer loans. Mark-to-market related credit risk The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk. Net cash outflows Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard. Net interest income at risk (NaR) BRiskC approved limit expressed as a defined basis point shock in interest rates over a one year risk horizon. Net Stable Funding Ratio (NSFR) The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100%.

110 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT GLOSSARY Term Description Non-Performing exposures Credit default exposures, the initial recognition of which under APS220 occurs where either one, or both, of the following has happened: • Westpac considers that the borrower is unlikely to pay its credit obligations to Westpac in full, and without recourse to actions such as realising available security; • the borrower is 90 days or more past-due on a credit obligation to Westpac. Non-Performing Exposures – Impaired Exposures that meet the characteristics of Non-Performing exposures and Impaired exposures (see separate definitions) Off-balance sheet exposure Credit exposures arising from facilities that are not recorded on Westpac's balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac's derivative products are included in off-balance sheet exposure. On balance sheet exposure Credit exposures arising from facilities that are recorded on Westpac's balance sheet (under accounting methodology). Potential future credit exposure (PFCE) The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112. Probability of default (PD) Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year. Resecuritisation A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure. Risks-not-in-VaR (RNIV) The RNIV framework is a component of APRA’s APS 116 internal model approach for market risk regulatory capital. Risk weighted assets (RWA) Assets (both on and off-balance sheet) are risk weighted according to each asset's inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5. Securitisation purchased The purchase of third party securitisation exposure, for example residential mortgage backed securities. Securitisation retained Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity. Securities financing transactions (SFT) APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.” Sponsor An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements. Standard model The standard model for Market risk applies supervisory risk weights to trading positions. Stressed VaR (SVaR) Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR. Substitution approach Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD. Supervisory Formula Approach (SFA) The SFA applicable to unrated securitisation exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. Synthetic securitisation A securitisation whereby the credit risk, or part of the credit risk, of a pool is transferred to a third party which need not be an SPV. The transfer of credit risk can be undertaken through the use of funded (e.g. credit linked notes) or unfunded (e.g. credit default swaps) credit derivatives or guarantees. Tier 2 capital Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital. Trading book Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity. Value at risk (VaR) VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

111 Other Term Description AIRB Advanced Internal Rating Based Approach ALCO Asset & Liability Committee APRA Australian Prudential Regulatory Authority BAC Board Audit Committee BRemC Board Remuneration Committee BRiskC Board Risk Committee CCB Capital Conservation Buffer CCFs Credit conversion factors CCP Central counterparty CREDCO Westoac Group Credit Risk Committee CRG Customer Risk Grade CRM Credit risk mitigation CRO Chief Risk Officer DRE Derivative Risk Equivalent DRP Dividend reinvestment plan D-SIBs Domestic Systemically Important Banks EGL Embedded Gains or Losses ERBA External Rating Based Approach ESG Environmental, Social and Governance FIRB Foundation Interest-Ratings Based Approach FVOCI Fair value through other comprehensive income FX Foreign Exchange GMRA Global Master Repurchase Agreement G-SIB Global Systemically Important Banks IAA Internal Assessment Approach ICAAP Internal Capital Adequacy Assessment Process IPRE Income-Producing Real Estate ISDA International Swaps and Derivatives Association ITOC Investment Term of Capital LTVR Long Term Variable Reward MARCO Westpac Group Market Risk Committee NII Net Interest Income ORCR Westpac Group Operational Risk, Compliance and Resilience Committee RBA Reserve Bank of Australia RBNZ Reserve Bank of New Zealand RC Revaluation Committee RISKCO Westpac Group Executive Risk Committee ROC Westpac Group Remuneration Oversight Committee ROE Return on average ordinary equity S&P Standard & Poor’s SMA Standardised Measurement Approach STVR Short Term Variable Reward TSR Total Shareholder Return WNZL Westpac New Zealand Limited

112 WESTPAC GROUP SEPTEMBER 2023 PILLAR 3 REPORT DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS The information contained in this report contains statements that constitute “forward-looking statements” within the meaning of section 21E of the U.S. Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate- and other sustainability- related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘f’cast’, ‘f’, ‘assumption’, ‘projection’, ‘target,’ goal’, ‘guidance’, ‘ambition’ or other similar words are used to identify forward-looking statements, or otherwise identify forward-looking statements. These forward-looking statements reflect Westpac’s current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond Westpac’s control (and the control of Westpac’s officers, employees, agents and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this report. There can be no assurance that future developments or performance will align with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to, those described in the section titled ‘Risk factors’ under the section ‘Performance Review’ in Westpac’s 2023 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider such factors and other uncertainties and events. Except as required by law, Westpac assumes no obligation to revise or update any forward-looking statements in this report, whether from new information, future events, conditions or otherwise, after the date of this report.

WESTPAC GROUP Registered office Level 18, 275 Kent Street, Sydney NSW 2000 Australia Tel: +61 2 9155 7713 International payments Tel: +61 2 9155 7700 Website: westpac.com.au/westpacgroup Westpac Telephone – Consumer 132 032 Telephone – Business 132 142 From outside Australia: +61 2 9155 7700 Website: westpac.com.au St.George Bank St.George House 4-16 Montgomery Street Kogarah NSW 2217 Australia Mail: Locked Bag 1 Kogarah NSW 1485 Australia Tel: 13 33 30 website: stgeorge.com.au Bank of Melbourne 150 Collins Street Melbourne VIC 3000 Australia Tel: 13 22 66 From outside Australia: +61 3 8536 7870 Website: bankofmelbourne.com.au BankSA Level 8, 97 King William Street, Adelaide SA 5000 Australia Mail: GPO Box 399, Adelaide SA 5001 Australia Tel: 13 13 76 From outside Australia: +61 2 9155 7850 Website: banksa.com.au RAMS RAMS Financial Group Pty Ltd International Towers Tower 2, Level 19, 200 Barangaroo Avenue Barangaroo NSW 2000 Australia Mail: GPO Box 4008, Sydney NSW 2001 Australia Tel: +61 2 8218 7000 Email: communications@rams.com.au Website: rams.com.au BT Level 9, Tower Two, International Towers 200 Barangaroo Avenue Barangaroo NSW 2000 Mail: GPO Box 2861 Adelaide SA 5001 Phone Number: 1300 881 716 From outside Australia: +61 2 9155 4029 Email: support@panorama.com.au Website: bt.com.au Westpac Institutional Bank Tel: 132 032 Website: westpac.com.au Institutional Bank Locations People’s Republic of China – Beijing – Shanghai Republic of Singapore – Singapore United States of America – New York United Kingdom – London Westpac PNG Level 5, Harbourside West Building Stanley Esplanade PO Box 706, Port Moresby, NCD, Papua New Guinea Tel: +675 322 0511 Email: westpacpngcommunication@westpac.com.au Website: westpac.com.pg Westpac Fiji Level 1, Westpac House 1 Thomson Street Suva, Fiji Tel: +67 9 132 032 From overseas: (679) 321 7800 Email: westpacfiji@westpac.com.au Westpac NZ Limited Westpac On Takutai Square 16 Takutai Square Auckland 1010, New Zealand Tel: +64 9 912 8000 Email: customer_support@westpac.co.nz Website: westpac.co.nz Global locations See our website at westpac.com.au for the contact details of our global locations. Share Registrar Link Market Services Limited 680 George Street Sydney NSW 2000 Australia Mail: Locked Bag A6015, Sydney South NSW 1235 Tel: 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au Website: linkmarketservices.com.au Westpac Group sustainability Email: sustainability@westpac.com.au For further information on Westpac Group’s sustainability approach, policies and performance please visit westpac.com.au/sustainability If you have feedback or a complaint related to sustainability, please visit westpac.com.au/contact-us/feedback-complaints/ CONTACT US

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